UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

POLYCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

May 26, 2011

To Polycom Stockholders:

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) of Polycom, Inc., a Delaware corporation, will be held on Thursday, May 26, 2011, at 10:00 a.m., Pacific time, at Polycom’s principal executive offices located at 4750 Willow Road, Pleasanton, California 94588, for the following purposes:

1.	To elect the seven directors listed in the accompanying proxy statement to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To approve an amendment to Polycom’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 175,000,000 to 350,000,000.

3.	To approve Polycom’s 2011 Equity Incentive Plan.

4.	To approve an amendment to Polycom’s 2005 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 3,500,000.

5.	To conduct a non-binding advisory vote on executive compensation.

6.	To conduct a non-binding advisory vote on the frequency of holding future advisory votes on executive compensation.

7.	To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

8.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The preceding items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at the 2011 Annual Meeting at the time and on the date specified above or at any time and date to which the 2011 Annual Meeting may be properly adjourned or postponed.

This year we are again taking advantage of a U.S. Securities and Exchange Commission rule that allows us to furnish our proxy materials over the Internet to all of our stockholders rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 1, 2011, will receive a Notice of Internet Availability of Proxy Materials and may vote at the 2011 Annual Meeting (the “Notice of Internet Availability”) and any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 13, 2011.

Your vote is very important. Whether or not you plan to attend the 2011 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2011 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2011 Annual Meeting in person. Any stockholder attending the 2011 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2011 Annual Meeting.

Thank you for your ongoing support of Polycom.

By Order of the Board of Directors of Polycom, Inc.

Andrew M. Miller
Chief Executive Officer, President and Director

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Page
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2011	1

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these proxy materials?	1

Where is the 2011 Annual Meeting?	1

Can I attend the 2011 Annual Meeting?	2

Who is entitled to vote at the 2011 Annual Meeting?	2

What is the difference between holding shares as a stockholder of record or as a beneficial owner?	2

How can I vote my shares in person at the 2011 Annual Meeting?	2

How can I vote my shares without attending the 2011 Annual Meeting?	2

How many shares must be present or represented to conduct business at the 2011 Annual Meeting?	3

What proposals will be voted on at the 2011 Annual Meeting?	3

What is the voting requirement to approve each of the proposals?	4

How are votes counted?	4

What is the effect of not casting a vote at the 2011 Annual Meeting?	5

How does the Board of Directors recommend that I vote?	5

What happens if additional matters are presented at the 2011 Annual Meeting?	5

Can I change my vote?	5

What happens if I decide to attend the 2011 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?	6

What should I do if I receive more than one set of voting materials?	6

Is my vote confidential?	6

Who will serve as inspector of election?	6

Where can I find the voting results of the 2011 Annual Meeting?	6

Who will bear the cost of soliciting votes for the 2011 Annual Meeting?	7

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	7

How may I obtain a separate copy of the Notice of Internet Availability or the 2010 Annual Report?	8

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POLYCOM, INC.

4750 Willow Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2011

The proxy statement and annual report to stockholders are available at www.edocumentview.com/plcm.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders on or about April 13, 2011. Stockholders will have the ability to access the proxy materials on a website at www.edocumentview.com/plcm or request a printed set of the proxy materials be sent to them, by following the instructions in the Notice of Internet Availability. By furnishing a notice and providing access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by email, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2011 ANNUAL MEETING

AND PROCEDURAL MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Polycom, Inc. is providing these proxy materials to you in connection with the solicitation of proxies for use at Polycom’s 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) to be held Thursday, May 26, 2011, at 10:00 a.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed to you on or about April 13, 2011. As a stockholder, you are invited to attend the 2011 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2011 Annual Meeting?

A:	The 2011 Annual Meeting will be held at Polycom’s principal executive offices, located at 4750 Willow Road, Pleasanton, California 94588. Stockholders may request directions to our principal executive offices in order to attend the 2011 Annual Meeting by calling (925) 924-5907.

Q:	Can I attend the 2011 Annual Meeting?

A:	You are invited to attend the 2011 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 1, 2011 (the “Record Date”). You should bring photo identification for entrance to the 2011 Annual Meeting. The meeting will begin promptly at 10:00 a.m., Pacific time and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2011 Annual Meeting?

A:	You may vote your shares of Polycom common stock if our records show that you owned your shares of common stock at the close of business on the Record Date. At the close of business on the Record Date, there were 88,216,555 shares of Polycom common stock outstanding and entitled to vote at the 2011 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Polycom’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Polycom. As the stockholder of record, you have the right to grant your voting proxy directly to Polycom or to a third party, or to vote in person at the 2011 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee as to how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2011 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2011 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2011 Annual Meeting.

Q:	How can I vote my shares in person at the 2011 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2011 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2011 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2011 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2011 Annual Meeting.

Q:	How can I vote my shares without attending the 2011 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2011 Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet—Stockholders of record of Polycom common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on May 25, 2011. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone—Stockholders of record of Polycom common stock who live in the United States or Canada may submit proxies by following the “Vote by Telephone” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern time, on May 25, 2011. If you are a beneficial owner of Polycom common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail—Stockholders of record of Polycom common stock may request a paper proxy card from Polycom by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Polycom stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented to conduct business at the 2011 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2011 Annual Meeting is necessary to constitute a quorum at the 2011 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2011 Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2011 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2011 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2011 Annual Meeting are:

•	The election of seven directors to serve for the ensuing year and until their successors are duly elected and qualified;

•	The approval of Polycom’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized;

•	The approval of Polycom’s 2011 Equity Incentive Plan;

•	The approval of an amendment to Polycom’s 2005 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder;

•	The non-binding advisory vote on executive compensation;

•	The non-binding advisory vote on the frequency of holding future advisory votes on executive compensation; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

Q:	What is the voting requirement to approve each of the proposals?

A:	The voting requirements to approve each of the proposals is as follows:

•

A plurality of the votes cast is required for the election of directors (Proposal One) and to approve the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal Six).

•	The affirmative vote of a majority of the shares entitled to vote at the 2011 Annual Meeting is required to approve Polycom’s Amended and Restated Certificate of Incorporation (Proposal Two).

•

The affirmative vote of a majority of votes cast is required to approve Polycom’s 2011 Equity Incentive Plan (Proposal Three), the amendment to Polycom’s 2005 Employee Stock Purchase Plan (Proposal Four) and the advisory vote on Polycom’s executive compensation (Proposal Five) and to ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Seven).

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal One). The seven nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions or broker non-votes will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the Amended and Restated Certificate of Incorporation (Proposal Two). Abstentions and broker non-votes have the same effect as a vote against this proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to approve the 2011 Equity Incentive Plan (Proposal Three); the amendment to the 2005 Employee Stock Purchase Plan (Proposal Four); the advisory vote on Polycom’s executive compensation (Proposal Five); and the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm (Proposal Seven). Abstentions are deemed to be votes cast and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on these proposals.

You may vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN” with respect to the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal Six). If you abstain from voting on Proposal Six, the abstention will not have an effect on the outcome of the vote. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

All shares entitled to vote and represented by properly executed proxies received prior to the 2011 Annual Meeting (and not revoked) will be voted at the 2011 Annual Meeting in accordance with the instructions indicated. If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Q:	What is the effect of not casting a vote at the 2011 Annual Meeting?

A:	If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the 2011 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal One); the approval of the Amended and Restated Certificate of Incorporation (Proposal Two); the approval of the 2011 Equity Incentive Plan (Proposal Three); the approval of the amendment to the 2005 Employee Stock Purchase Plan (Proposal Four); the advisory vote on executive compensation (Proposal Five); and the advisory vote on the frequency of holding future advisory votes on executive compensation (Proposal Six). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Polycom’s independent registered public accounting firm (Proposal Seven).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the seven nominees for election as directors (Proposal One);

•	“FOR” the approval of Polycom’s Amended and Restated Certificate of Incorporation (Proposal Two);

•	“FOR” the approval of Polycom’s 2011 Equity Incentive Plan (Proposal Three);

•	“FOR” the approval of the amendment to Polycom’s 2005 Employee Stock Purchase Plan (Proposal Four);

•	“FOR” the approval of the compensation for Polycom’s named executive officers (Proposal Five);

•	For “3 YEARS” as the frequency for holding future advisory votes on the compensation of Polycom’s named executive officers (Proposal Six); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal Seven).

Q:	What happens if additional matters are presented at the 2011 Annual Meeting?

A:	If any other matters are properly presented for consideration at the 2011 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2011 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Andrew M. Miller and Sayed M. Darwish, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Polycom does not currently anticipate that any other matters will be raised at the 2011 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2011 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to Polycom’s Corporate Secretary at Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588 prior to your shares being voted, or (3) by attending the 2011 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2011 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2011 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2011 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2011 Annual Meeting. Please be aware that attendance at the 2011 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2011 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Polycom or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Polycom management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2011 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2011 Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2011 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2011 Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained The Proxy Advisory Group LLC to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an estimated fee of $10,000 plus reasonable out-of-pocket expenses.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Polycom’s proxy materials—Stockholders may present proper proposals for inclusion in Polycom’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Polycom’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2012 annual meeting of stockholders, stockholder proposals must be received by Polycom’s Corporate Secretary no later than December 14, 2011, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting—In addition, Polycom’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by a stockholder who has delivered written notice to Polycom’s Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Polycom’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to Polycom’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Polycom mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2012 annual meeting of stockholders will start on January 29, 2012 and end on February 28, 2012.

If a stockholder who has notified Polycom of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Polycom need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Polycom’s Corporate Secretary at our principal executive offices or by accessing Polycom’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Polycom’s proxy materials, should be sent to Polycom’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2010 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2010 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2010 Annual Report by calling (925) 924-5907 or by writing to Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2010 Annual Report can also request to receive a single copy by following the instructions above.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Polycom’s bylaws currently set the number of members of Polycom’s Board of Directors at eight. Because Michael R. Kourey is not standing for re-election, seven directors are to be elected to Polycom’s Board of Directors at the 2011 Annual Meeting, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors, and all of whom are currently serving as directors of Polycom. All nominees, except for Andrew M. Miller, were elected by the stockholders at last year’s annual meeting. In June 2010, the Board of Directors appointed Mr. Miller to the Board of Directors in connection with his appointment as President and Chief Executive Officer of Polycom. Polycom’s bylaws have been amended, effective immediately prior to the 2011 Annual Meeting, to reduce the size of the Board of Directors to seven.

Each director holds office until the next annual meeting of stockholders or until that director’s successor is duly elected and qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the 2011 Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Corporate Governance and Nominating Committee and designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees for director, their ages, their positions with Polycom and other biographical information as of March 31, 2011, are set forth below. There are no family relationships among any of Polycom’s directors or executive officers. Beneath the biographical details of each nominee or director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each nominee or director that led the Board of Directors to conclude that each nominee or director should serve on the Board of Directors.

Name	Age	Position
Andrew M. Miller	51	Chief Executive Officer, President and Director
Betsy S. Atkins (2)(3)	55	Director
David G. DeWalt (2)	46	Chairman of the Board of Directors
John A. Kelley, Jr. (1)(3)	61	Director
D. Scott Mercer (1)(3)	60	Director
William A. Owens (2)	70	Director
Kevin T. Parker (1)	51	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Director Qualifications and Diversity

We have adopted a policy for evaluating director candidates, which is described in more detail in the “Corporate Governance” section, under the heading “Process for Recommending Candidates for Election to the Board of Directors,” on page 37 below. Under this policy, the Corporate Governance and Nominating Committee considers issues such as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like in evaluating Board candidates and members of the Board of

Directors. Polycom does not maintain a diversity policy with respect to its Board of Directors. As noted above, however, Polycom does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates, and views diversity broadly to consider those attributes that it believes will constitute the Board of Directors best able to guide the Company and its strategic direction through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes. Polycom believes each of its current directors has broad experience at the policy-making level in business and in the technology industry and brings a strong set of relevant skills to the Board of Directors, giving the Board of Directors as a whole competence and experience in a wide variety of areas, including technology industry expertise, operations, corporate governance and compliance, board service, executive management, finance, customer segments, mergers and acquisitions, and international business. As the biographical information of our directors illustrates, all of our directors satisfy our criteria for Board of Directors membership. When identifying director candidates, we take into account the present and future needs of the Board of Directors and the expertise and experience required for committees of the Board of Directors. For instance, depending on the composition of the Board of Directors at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology experience, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of good character, sound judgment and high integrity. Our principal goal with respect to director qualifications is to seat directors who are best able to effectively carry out their oversight duties, increase the overall effectiveness of the Board of Directors and ensure that the best interests of stockholders are being served. Beneath the biographical details of each nominee or director listed below is a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Board of Directors to conclude that each nominee should continue to serve on the Board of Directors.

Information Regarding the Nominees

Andrew M. Miller has been a director of Polycom since June 2010. Mr. Miller has served as Polycom’s President and Chief Executive Officer since May 2010. He also served as Polycom’s Executive Vice President of Global Field Operations from July 2009 to May 2010. Prior to joining Polycom, Mr. Miller served as global president of IPC Information Systems, LLC, a trading technology and network connectivity provider, from December 2007 to June 2009. Prior to his position with IPC, Mr. Miller joined Monster Worldwide Inc., a provider of global online employment solutions, as Senior Vice President, Monster North America, from June 2006 to August 2007. Mr. Miller served as Chief Executive Officer of Tandberg asa, a video solutions provider, from January 2002 to June 2006. Mr. Miller also held a number of roles at Cisco Systems, Inc. from 1990 to 2001, including Vice President, US Area Sales (West) and Vice President, Marketing (Customer Advocacy). Mr. Miller served on the board of directors of BroadSoft, Inc. from June 2006 to October 2010. Mr. Miller holds a B.S. in Business Administration from the University of South Carolina.

Qualifications to serve as director:    Mr. Miller is uniquely qualified to contribute to Polycom’s future delivery on its strategic initiatives through his experience as a 29-year technology industry and sales veteran with deep knowledge of strategic and operational issues within the technology industry and a breadth of direct, industry-specific experience as the former chief executive officer of Tandberg and having served in other notable technology leadership roles, including at Cisco Systems and IPC Information Systems. During his career, Mr. Miller has developed a strong track record for driving growth at companies such as Cisco Systems and Tandberg, building customer relationships and leading world-class organizations. In addition, Mr. Miller has a comprehensive understanding of Polycom’s business, operations, competition and financial position.

Betsy S. Atkins has been a director of Polycom since April 1999. Ms. Atkins has served as the Chief Executive Officer of Baja LLC, an independent venture capital firm focused on technology, renewable energy and life sciences industries, since 1994. Ms. Atkins served as Chief Executive Officer and Chairman of the board of directors of Clear Standards, Inc., a provider of enterprise carbon management and sustainability solutions, from February 2009 until August 2009 when Clear Standards was acquired by SAP AG, a business software company. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its board of directors, and served as its EVP of sales, marketing, professional services and international operations prior to its acquisition by Lucent Technologies. Ms. Atkins served on the boards of directors of Towers Watson & Co. from January 2010 to November 2010, Reynolds American Inc. from July 2004 to June 2010 and has served on the boards of directors of SunPower Corporation since October 2005 and Chico’s FAS, Inc. since January 2004, as well as the boards of a number of private companies. Ms. Atkins is also an advisor to British Telecom and SAP and was a presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee. Ms. Atkins holds a B.A. from the University of Massachusetts.

Qualifications to serve as director:    Ms. Atkins is independent and has deep expertise in many areas, including senior management and operational experience in the telecommunications industry. As a co-founder and Executive Vice President of Ascend Communications and as an advisor to British Telecom, Ms. Atkins has a strong skill set in sales, marketing and international operations in the telecommunications industry and extensive knowledge of its principal customer segments. In addition, Ms. Atkins has significant public board experience, including large, multi-national enterprises, as well as service as a director of The NASDAQ Stock Market LLC and as a former appointee to the Pension Benefit Guaranty corporation advisory committee, which gives her broad experience and thought leadership in corporate governance matters generally, including executive compensation, and evolving best practices in corporate governance. Ms. Atkins currently chairs Polycom’s compensation committee and previously served as Lead Independent Director from May 2003 to February 2006.

David G. DeWalt has been a director of Polycom since November 2005. In May 2010, Mr. DeWalt was named Chairman of the Board of Directors. Mr. DeWalt served as President, Chief Executive Officer and director of McAfee, Inc., a provider of antivirus software and intrusion prevention solutions, from April 2007 until February 2011 when McAfee was acquired by Intel Corporation, a maker of semiconductor chips. Mr. DeWalt now serves as President of McAfee, a wholly-owned subsidiary of Intel, effective February 2011. From December 2003 to March 2007, Mr. DeWalt held various positions at EMC Corporation, a developer and provider of information infrastructure technology and solutions, including as Executive Vice President, EMC Software Group, and the President of EMC’s Documentum and Legato Software divisions. Prior to joining EMC, Mr. DeWalt served as President and Chief Executive Officer of Documentum, Inc. from July 2001 to December 2003, Executive Vice President and Chief Operating Officer of Documentum from October 2000 to July 2001, and Executive Vice President and General Manager, eBusiness Unit, of Documentum from August 1999 to October 2000. Prior to joining Documentum in 1999, Mr. DeWalt was the founding principal and Vice President of Eventus Software from August 1997 to December 1998. Following the 1998 acquisition of Eventus by Segue, Inc. Software, Mr. DeWalt served as Segue’s Vice President, North American sales. Mr. DeWalt holds a B.S. in Computer Science and Electrical Engineering from The University of Delaware.

Qualifications to serve as director:    Mr. DeWalt is independent and has extensive senior management expertise in the technology industry, including previously as chief executive officer of McAfee, Inc. and as Executive Vice President, EMC Software Group, of EMC Corporation and now in his current role as President of McAfee, a wholly-owned subsidiary of Intel Corporation. Mr. DeWalt’s strategic and operational experience as a senior executive officer of a Fortune 500 company and recently as CEO of McAfee is directly relevant to strategic and operational issues faced by Polycom, including strategic positioning, go-to-market initiatives, international operations, strategic partnerships and mergers and acquisitions. In addition, Mr. DeWalt has a comprehensive understanding of the technology industry generally and of the prevailing industry trends, including industry consolidation. Mr. DeWalt is a member of Polycom’s compensation committee (and served as Chair from February 2006 to May 2008) and previously served as Lead Independent Director from May 2008 to May 2010. Mr. DeWalt currently serves as Polycom’s Chairman of the Board.

John A. Kelley, Jr. has been a director of Polycom since March 2000. Mr. Kelley has served as the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009 and as Chairman of the board of directors of CereScan since February 2009. Previously, Mr. Kelley served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of Networks at Qwest Communications International, Inc. from August 2000 to December 2000. He served as President of Wholesale Markets for U.S. West, Inc. from May 1998 to July 2000. From 1995 to April 1998, Mr. Kelley served as Vice President and General Manager of Large Business and Government Accounts and President of Federal Services for U.S. West. Prior to joining U.S. West, Mr. Kelley was the Area President for Mead Corporation’s Zellerbach Southwest Business Unit from 1991 to 1995, and held senior positions at Xerox Corporation and NBI, Inc. Mr. Kelley served on the board of directors of McData Corporation from August 2001 until McDATA was acquired in January 2007. Mr. Kelley is also a director of several private company and not-for-profit boards. Mr. Kelley holds a B.S. in business management from the University of Missouri, St. Louis.

Qualifications to serve as director:    Mr. Kelley is independent and has broad experience, knowledge and expertise in the communications industry, including as chief executive officer of McDATA and in senior management positions at large telecommunications companies. Mr. Kelley’s strategic and operational experience as a senior executive officer and as chief executive officer in the telecommunications and networking industries is directly relevant to many of the strategic and operational issues faced by Polycom, including strategic planning, operations, finance, governance and industry consolidation. Mr. Kelley currently chairs Polycom’s corporate governance and nominating committee and is a member of the audit committee.

D. Scott Mercer has been a director of Polycom since November 2007. Since April 2008, Mr. Mercer has served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer was appointed to the board of directors of Conexant in May 2003 and was named Chairman of the board of directors of Conexant in August 2008. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005. Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. In addition to Conexant, Mr. Mercer served on the boards of directors of Net Ratings, Inc. from January 2001 to June 2007, Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company, and he has served as a director of QLogic Corp. since September 2010. He holds a B.S. in Accounting from California Polytechnic University.

Qualifications to serve as director:    Mr. Mercer is independent and an audit committee financial expert, with significant senior management and operational experience over the last 28 years in a number of technology companies. Mr. Mercer’s experience as a senior executive officer, including as both chief executive officer and chief financial officer, of high growth technology companies gives him a strong skill set in planning, operations, compliance and finance matters. Further, Mr. Mercer has significant public board experience which adds to his relevant knowledge and experience. Mr. Mercer serves on Polycom’s audit committee and corporate governance and nominating committee.

William A. Owens has been a director of Polycom since December 2005 and was previously a director of Polycom from August 1999 to May 2004. Mr. Owens presently serves as the Chairman of AEA Investors (Asia) since April 2006 and has served as Managing Director, Chairman and Chief Executive Officer of AEA Holdings Asia, a New York private equity company at various times during that period. Mr. Owens previously served as Vice Chairman, Chief Executive Officer and President of Nortel Networks Corporation, a global supplier of communications equipment, from May 2004 to November 2005. Prior to that, Mr. Owens served as Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from February 1999 to May 2004. During that same period, Mr. Owens also served as Chairman and Chief Executive Officer of Teledesic’s affiliated company, Teledesic Holdings Ltd. From 1996 to 1998, Mr. Owens was President, Chief Operating Officer and Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens was a career officer in the U.S. Navy where he served as commander of the U.S. Sixth Fleet in 1990 and 1991, and as senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney. Mr. Owens’ military career culminated in his position as vice chairman of the Joint Chiefs of Staff where he had responsibility for the reorganization and restructuring of the armed forces in the post-Cold War era. Mr. Owens is widely recognized for bringing commercial high technology into the U.S. Department of Defense for military applications and as the architect of the Revolution in Military Affairs (RMA), an advanced systems technology approach to military operations. Mr. Owens is also a member of the board of directors of CenturyTel, Inc., Wipro Limited and several philanthropic and private company boards. Mr. Owens was a member of the board of directors of Daimler Chrysler AG from November 2003 until April 2009, of Embarq Corporation from May 2006 to July 2009 and of Nortel Networks Corporation from February 2002 to November 2005. Mr. Owens holds a B.A. in mathematics from the U.S. Naval Academy, Bachelor’s and Master’s degrees in politics, philosophy, and economics from Oxford University, and a Master’s degree in Management from George Washington University.

Qualifications to serve as director:    Mr. Owens is independent and has extensive experience in the telecommunications industry following a distinguished military career, including as Vice Chairman of the Joint Chiefs of Staff. Mr. Owens has broad senior management and operational experience in the technology industry and at the highest levels in the military and government, where his responsibilities encompassed the reorganization and restructuring of the nation’s military. Mr. Owens brings a level of insight and experience to Polycom’s business and international operations that is unique. In addition, his past and current experience on the board of directors of very large international companies based in Europe and Asia, as well as his current position with AEA Holdings Asia where he devotes extensive time to business in Asia, provides directly relevant knowledge and insight to Polycom’s international operations and global strategies, particularly in the Asia-Pacific region. Mr. Owens serves on Polycom’s compensation committee, and served as Lead Independent Director from February 2006 to May 2008.

Kevin T. Parker has been a director of Polycom since January 2005. Mr. Parker has served as President and Chief Executive Officer of Deltek, Inc., a provider of enterprise software applications, since June 2005 and as Chairman of the board of directors of Deltek since April 2006. Prior to joining Deltek, Mr. Parker served as Co-President of PeopleSoft, Inc., an enterprise application software company, from October 2004 to December 2004, as Executive Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft from January 2002 to October 2004, and as Senior Vice President and Chief Financial Officer of PeopleSoft from October 2000 to December 2001. Prior to joining PeopleSoft, Mr. Parker served as Senior Vice President and Chief Financial Officer from 1999 to 2000 at Aspect Communications Corporation, a customer relationship management software company. From 1996 to 1999, Mr. Parker was Senior Vice President of Finance and Administration at Fujitsu Computer Products of America. Mr. Parker also serves on a private company board. Mr. Parker holds a B.S. in Accounting from Clarkson University and sits on its board of trustees.

Qualifications to serve as director:    Mr. Parker is independent, an audit committee financial expert, and a recognized technology industry leader with significant senior management and operational experience. Mr. Parker’s service as both a president and chief executive officer, as a chief financial officer and in other significant senior finance roles gives him a valuable perspective into the operations and management of a company. From such roles, Mr. Parker has crucial insight into the technology industry, technology trends, and industry consolidation. In addition to his business and financial acumen, Mr. Parker brings operational experience to the Company from his oversight of administrative, human resources, legal, facilities and IT functions. Mr. Parker serves as the chairman of Polycom’s audit committee.

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General

The Board of Directors has adopted, subject to stockholder approval, the Amended and Restated Certificate of Incorporation attached as Appendix A to this proxy statement, which increases the number of authorized shares of common stock, $0.0005 par value per share, from 175,000,000 shares to 350,000,000 shares (the “Amended Certificate”). Our current Restated Certificate of Incorporation also authorizes 5,000,000 shares of preferred stock, $0.001 par value per share, and the Amended Certificate does not change the number of authorized shares of preferred stock. If the stockholders approve the Amended Certificate, the Board of Directors intends to file the Amended Certificate with the Secretary of State of the State of Delaware.

As of March 15, 2011, 88,166,140 shares of common stock were issued and outstanding, 1,159,717 shares of common stock were reserved for issuance upon exercise of outstanding options, 3,093,508 shares of common stock were reserved for future issuance subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture, and no shares of preferred stock were issued and outstanding.

The Board of Directors believes that it is prudent to increase the authorized number of shares of common stock in order to maintain a reserve of shares available for immediate issuance to meet business needs promptly as they arise. In addition, the increase in the number of authorized shares of common stock will allow us to continue providing equity incentives to our employees, officers and directors. All authorized but unissued shares of common stock will be available for issuance from time to time for any proper purpose approved by the Board of Directors (including issuances in connection with stock-based employee benefit plans, future stock splits by means of a dividend and issuances to raise capital or effect acquisitions). The Board of Directors believes that maintaining a reserve of common stock will save time and money in responding to future events requiring the issuance of additional shares of common stock, such as a stock split, raising capital, expanding our business or product lines through the acquisition of other businesses or products, or establishing strategic relationships with other companies. There are currently no arrangements, agreements or understandings for the issuance of the additional shares of authorized common stock except for issuances in the ordinary course of business. The Board of Directors does not presently intend to seek further stockholder approval of any particular issuance of shares unless such approval is required by applicable law or the rules of The Nasdaq Stock Market.

The additional shares of common stock to be authorized by the Amended Certificate would have rights identical to the currently outstanding common stock of the Company. Our stockholders do not currently have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of existing stockholders.

If the Amended Certificate is not approved by the stockholders, our Restated Certificate of Incorporation will continue as currently in effect, which could limit our ability to pursue potential future transactions involving our common stock, such as stock splits and acquisitions.

If the Amended Certificate is approved by stockholders, the increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized but unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions, which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. However, the Amended Certificate is not in response to any effort of which we are aware to accumulate our common stock or obtain control of us.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the 2011 Annual Meeting is required to approve the Amended Certificate. Abstentions and broker non-votes will have the same effect as a vote against the approval of the Amended Certificate. If the Amended Certificate is not approved by the stockholders, our Restated Certificate of Incorporation will continue as currently in effect.

PROPOSAL THREE

APPROVAL OF THE 2011 EQUITY INCENTIVE PLAN

Reason for the Amendment

We are asking stockholders to approve the 2011 Equity Incentive Plan (the “2011 Plan”) so that we may continue to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards as well as receive a federal income tax deduction for certain compensation that constitutes “performance-based compensation” within the meaning of Section 162(m) of the Code. The Board of Directors approved the 2011 Plan and terminated our 2004 Equity Incentive Plan (the “2004 Plan”), subject to stockholder approval of the 2011 Plan. If the stockholders do not approve the 2011 Plan, the 2004 Plan will continue under its current terms until it expires or is terminated in accordance with the terms of the 2004 Plan. The 2004 Plan, however, will continue to govern awards previously granted under it. The Board of Directors has determined that it is in the best interests of the Company and its stockholders to adopt a new equity incentive plan and is asking the Company’s stockholders to approve the 2011 Plan.

The 2011 Plan’s share reserve which the stockholders will be asked to approve is 9,900,000 shares, plus any shares (not to exceed 6,818,274) that otherwise would have been returned to the 2004 Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under the Company’s 1996 Stock Incentive Plan (the “1996 Plan”) or the 2004 Plan.

We strongly believe that the approval of the 2011 Plan is essential to our continued success. The Board of Directors and management believe that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing employee contributions to the success of the Company. The Board of Directors and management believe that equity awards are a competitive necessity in our high-technology industry, and are essential to recruiting and retaining the highly qualified technical and other key personnel who help the Company meet its goals, as well as rewarding and encouraging current employees. The Board of Directors and management believe that the continued ability to grant equity awards will be important to the future success of the Company.

The 2011 Plan is also designed to allow the Company to take a full federal income tax deduction for the compensation paid to its executive officers in connection with certain awards granted under the 2011 Plan.

Changes Made in the 2011 Plan from the 2004 Plan

The following is a summary of the material differences between the 2011 Plan and the 2004 Plan. This comparative summary is qualified in its entirety by reference to the 2011 Plan itself set forth in Appendix B.

•

Stockholders are being asked to authorize for issuance under the 2011 Plan a number of shares equal to 9,900,000 shares of the Company’s common stock, plus any Shares (not to exceed 6,818,274) that otherwise would have been returned to the 2004 Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under the 1996 Plan or the 2004 Plan; and

•

The 2011 Plan requires that any shares subject to a restricted stock unit, restricted stock, performance share or performance unit award will be counted against the share reserve limits of the 2011 Plan as one and 83/100 (1.83) shares for every one (1) share subject to such award; and if shares acquired pursuant to any restricted stock unit, restricted stock, performance share or performance unit award are forfeited to the Company and would otherwise return to the 2011 Plan, one and 83/100 (1.83) times the number of shares so forfeited or repurchased will return to the 2011 Plan and will again become available for issuance.

The Compensation Committee and Board of Directors have approved the 2011 Plan, subject to the approval of our stockholders at the 2011 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE 2011 EQUITY INCENTIVE PLAN.

Required Vote

Approval of the 2011 Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders do not approve the 2011 Plan, the 2004 Plan will continue under its current terms until it expires or is terminated in accordance with the terms of the 2004 Plan, and the Company will continue to grant future equity awards from the 2004 Plan.

Description of the 2011 Equity Incentive Plan

The following is a summary of the principal features of the 2011 Plan, as approved by the Board of Directors on March 25, 2011, subject to stockholder approval. However, this summary is not a complete description of all of the provisions of the 2011 Plan, and is qualified in its entirety by the specific language of the 2011 Plan. A copy of the 2011 Plan is provided as Appendix B to this proxy statement.

Background and Purpose of the 2011 Plan

The 2011 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares and (6) restricted stock units (individually, an “Award”). The 2011 Plan is intended to attract, motivate, and retain (1) employees of Polycom and its subsidiaries, (2) consultants who provide significant services to Polycom and its subsidiaries, and (3) directors of Polycom who are employees of neither Polycom nor any subsidiary. The 2011 Plan also is designed to encourage stock ownership by employees, directors, and consultants, thereby aligning their interests with those of Polycom’s stockholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m). As defined in the 2011 Plan and used in the description below, “Shares” refers to shares of Polycom’s common stock.

Administration of the 2011 Plan

The 2011 Plan is administered by a committee (the “Committee”) appointed by the Board of Directors. The Compensation Committee of the Board of Directors administers the 2011 Plan and currently is expected to do so throughout the life of the 2011 Plan. The 2011 Plan requires that the Committee consist of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) (so that Polycom is entitled to a federal tax deduction for certain compensation paid under the 2011 Plan).

Subject to the terms of the 2011 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and interpret the provisions of the 2011 Plan and outstanding Awards. The Committee may delegate any part of its authority and powers under the 2011 Plan to one or more directors and/or officers of Polycom; provided, however, the Committee may not delegate its authority and powers with respect to Awards intended to qualify as performance-based compensation under Section 162(m) if the delegation would cause the Awards to fail to so qualify and all discretionary awards to non-employee directors must be administered solely by an independent committee of the Board.

Number of Shares of Common Stock Available Under the 2011 Plan

The total number of Shares available for issuance under the 2011 Plan is equal to the sum of (a) 9,900,000 and (b) and any Shares (not to exceed 6,818,274) that otherwise would have been returned to the 2004 Plan or the 1996 Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under such plans. No Awards have been granted under the 2011 Plan. Shares granted under the 2011 Plan may be either authorized but unissued Shares or treasury Shares. As of March 15, 2011, there were 1,159,717 shares subject to issuance upon exercise of outstanding options under all of the Company’s equity compensation plans, at a weighted average exercise price of $22.88, and with a weighted average remaining life of 2.42 years. In addition, as of March 15, 2011, there were a total of 3,093,508 shares subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture. As of such date, 5,467,275 shares remained available for future issuance under those plans. If the stockholders approve of the 2011 Plan, none of the remaining shares available for issuance under the 2004 Plan will be granted after May 26, 2011. As of March 15, 2011, the closing price of our common stock on NASDAQ was $48.79 per share.

The maximum number of Shares reserved for issuance under the 2011 Plan will be reduced by 1.83 Shares for every one (1) restricted stock unit, restricted stock, performance share or performance unit (referred to as a “full value award”) granted. If an Award is settled in cash, is cancelled, terminates, expires, or lapses for any reason without having been fully exercised or vested, the unvested or cancelled Shares generally will be returned to the available pool of Shares reserved for issuance under the 2011 Plan in the same proportion; for example, for every full value award share that is cancelled, terminated, expired or lapsed, 1.83 Shares will return to the available pool, and for every stock option that is cancelled, terminated, expired or lapsed, one (1) Share will return to the available pool.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is forfeited to or repurchased by the Company, the unpurchased (or forfeited or repurchased, as applicable) Shares that were subject to the Award will become available for future grant or sale under the 2011 Plan. Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the Award that is exercised will cease to be available under the 2011 Plan. Shares that have been issued under the 2011 Plan under any Award will not be returned to or become available for future distribution under the 2011 Plan; provided, however, that if unvested Shares of any full value awards are repurchased by the Company or are forfeited to the Company, those Shares will become available for future grant under the 2011 Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the 2011 Plan. To the extent an Award is paid out in cash rather than Shares, such cash payments will not reduce the number of Shares available for issuance under the 2011 Plan. Shares issued pursuant to Awards transferred under any stockholder approved exchange program to reprice options or stock appreciation rights will not become available for grant under the 2011 Plan.

If Polycom experiences a stock dividend, reorganization, or other change in capital structure, the Committee will, in such manner as it determines is equitable, adjust the number and class of Shares available for issuance under the 2011 Plan, the outstanding Awards, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

No Repricing

No exchange programs to reprice options or stock appreciation rights are permitted under the 2011 Plan without the approval of our stockholders.

Eligibility to Receive Awards

The Committee selects the employees, consultants, and directors who will be granted Awards under the 2011 Plan. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of March 15, 2011, approximately 3,300 of our employees, directors and consultants would be eligible to participate in the 2011 Plan.

Stock Options

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2011 Plan, the Committee may grant nonqualified stock options and/or incentive stock options (which entitle employees, but not Polycom, to more favorable tax treatment). The Committee will determine the number of Shares covered by each option, but during any fiscal year of Polycom, no participant may be granted options (and/or stock appreciation rights) covering more than 750,000 Shares. Notwithstanding the foregoing, during the fiscal year in which the participant first becomes an employee, he or she may be granted options (and/or stock appreciation rights) covering up to an additional 750,000 Shares.

The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the Shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Polycom acquires (in which case the exercise price preserves the economic value of the employee’s cancelled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Polycom or any of its subsidiaries. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2011 Plan.

Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than 10 years after the grant date (except upon the death of a participant, the Committee may in its discretion provide that such participant’s unexpired options may remain exercisable for 3 years after the date of death). In addition, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Polycom or any of its subsidiaries may not be granted an option that is exercisable after five years from the option’s grant date. Dividend equivalent rights are not permitted on options.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) equal to (1) the number of shares exercised, times (2) the amount by which Polycom’s stock price exceeds the exercise price. The exercise price is set by the Committee but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A SAR may be exercised only if it becomes vested based on the vesting schedule established by the Committee. SARs expire under the same rules that apply to options, meaning that the expiration may not be later than 10 years after the grant date (except upon the death of a participant, the Committee may in its discretion provide that such participant’s SARs may remain exercisable for 3 years after the date of death). SARs also are subject to the same per-person limits (750,000 covered Shares for SARs and/or options in any fiscal year plus an additional 750,000 Shares for SARs and/or options in the fiscal year in which the participant first becomes an employee). Dividend equivalent rights are not permitted on SARs.

Restricted Stock

Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Polycom, no participant may be granted more than 375,000 Shares of restricted stock (and/or performance shares and/or restricted stock units) plus an additional 375,000 Shares of restricted stock (and/or performance shares and/or restricted stock units) in the fiscal year in which a participant first becomes an employee.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Notwithstanding the foregoing, if the Committee desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally will be entitled to receive all dividends and other distributions paid with respect to Shares; provided, however, that dividends and distributions generally will be subject to the same vesting criteria and transferability restrictions as the Shares upon which the dividend or distribution was paid.

Performance Units and Performance Shares

Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) only if performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals (which may be solely continued employment) will be determined by the Committee, and may be applied based on company-wide, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. However, if the Committee desires that the Award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

During any fiscal year of Polycom, no participant may receive performance units having an initial value greater than $3,000,000. The Committee establishes the initial value of each performance unit on the date of grant. Additionally, grants of performance shares are subject to the same per-person limits as restricted stock and restricted stock units (375,000 Shares in any fiscal year plus an additional 375,000 Shares in the fiscal year in which the participant first becomes an employee).

Restricted Stock Units

Restricted stock units represent a right to receive Shares at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the Shares issued in settlement of the Award, the consideration for which is furnished in the form of the participant’s service to Polycom. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Polycom may pay the appreciation in cash, in Shares or in a combination of both.

The initial value of each restricted stock unit on the date of grant will be equal to the fair market value of a Share on such date. Grants of restricted stock units are subject to the same per-person limits as restricted stock and performance shares (375,000 Shares in any fiscal year plus an additional 375,000 Shares in the fiscal year in which the participant first becomes an employee).

Non-Employee Director Awards

Each non-employee director receives automatic, non-discretionary Awards under the 2011 Plan. On the date of each annual meeting of stockholders, each individual who is re-elected to serve as a non-employee director of Polycom automatically is granted an Award of 10,000 restricted stock units. Each non-employee director of Polycom who is first appointed or elected to the Board of Directors on or after the 2011 Annual Meeting automatically receives, as of the date of such appointment or election, a restricted stock unit grant covering a number of Shares equal to the product of (A) 10,000 and (B) the percentage determined by dividing (i) the number of calendar months remaining in the one-year period starting with the date of the last annual meeting of stockholders immediately before the date the individual is first appointed or elected as a non-employee director of Polycom, including the month in which he or she was appointed or elected, by (ii) 12, rounded down to the nearest whole Share (such grant is referred to herein as an “Initial RSU Grant”). These ongoing grants of restricted stock units vest at such times and are subject to restrictions and conditions that the Committee determines. Restricted stock units awarded on the date of an Annual Meeting of Stockholders vest in four equal quarterly installments over one year following grant, subject to continued service by the non-employee director through each relevant date. An Initial RSU Grant made to a non-employee director who joins the Board after an annual meeting of stockholders vests on the same remaining schedule as the grants to those elected at the most recent annual meeting of stockholders.

Once an individual ceases to be a director of Polycom, any Shares subject to restricted stock units that have not vested will revert to Polycom. The current form of restricted stock unit agreement for grants to non-employee directors, however, contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board of Directors not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. The Committee may adopt procedures to permit non-employee directors to elect to forego receipt of all or a portion of their annual retainer, committee fees and meeting fees in exchange for Awards. The number of Shares subject to such Awards will equal the amount of foregone compensation divided by the fair market value of a Share on the date the compensation otherwise would have been paid to the individual, rounded up to the nearest whole number of Shares. The Committee may grant non-employee directors Awards under the 2011 Plan outside of the automatic, non-discretionary Award program.

Performance Goals

The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Committee desires that an Award qualify as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the performance goals may apply. The 2011 Plan provides for the following performance goals:

•	Cash flow,

•	Customer satisfaction,

•	Earnings per share,

•	Margin,

•	Product quality,

•	Product unit sales,

•	Profit,

•	Return on equity,

•	Revenue, and/or

•	Total shareholder return.

Each of these goals is defined in the 2011 Plan. Any performance criteria used under the 2011 Plan may be measured, as applicable (1) in absolute terms, (2) in combination with more than one performance goal, (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company or companies), (4) on a per-share or per-capita basis, (5) against the performance of Polycom as a whole or a business unit or units of Polycom, and/or (6) on a pre-tax or after-tax basis. Further, any performance goals may be used to measure the performance of Polycom as a whole or of a business unit or other segment of Polycom, or of one or more product lines or specific markets, and may be measured relative to a peer group or index. Pursuant to the terms of the 2011 Plan, the Committee may determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any participants. The Committee may choose a performance period that is not less than a fiscal quarter but not longer than a period of three fiscal years.

By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve Polycom’s deduction for certain compensation in excess of $1,000,000. Section 162(m) limits Polycom’s ability to deduct annual compensation paid to Polycom’s Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1,000,000 per individual. However, Polycom can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on Shares covered by Awards, permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Polycom to receive a federal income tax deduction in connection with such Awards.

Limited Transferability of Awards

Awards granted under the 2011 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit an individual to transfer an Award to an individual or entity. Any transfer will be made without consideration and in accordance with procedures established by the Committee.

Amendment and Termination of the 2011 Plan

The Board of Directors generally may amend or terminate the 2011 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Polycom of equity awards granted under the 2011 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options.    No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Polycom is subject to tax withholding by Polycom. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.    A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for Polycom.    Polycom generally will be entitled to a tax deduction in connection with an Award under the 2011 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2011 Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2011 Plan has been designed to permit the Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.    Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2011 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Participation in the Plans

The grant of Awards (if any) that an employee or consultant may receive under the 2011 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive discretionary Awards under the 2011 Plan. Our non-employee directors also receive automatic Awards under the 2011 Plan. The following table sets forth information with respect to the grant of options and other awards under the 2004 Plan to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during Polycom’s last fiscal year:

Name of Individual or Identity of Group and Position	Securities Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Full Value Awards (#)	Weighted Average Dollar Value of Full Value Awards ($)
Andrew M. Miller President and Chief Executive Officer	0	—	102,000	3,347,486

Michael R. Kourey Executive Vice President, Finance and Administration and Chief Financial Officer	0	—	73,000	2,028,920

Sayed M. Darwish Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	0	—	38,000	933,141

Sudhakar Ramakrishna Executive Vice President and General Manager, Unified Communications Solutions and Chief Development Officer	0	—	48,000	1,902,000

Laura J. Durr Vice President, Worldwide Controller and Principal Accounting Officer	0	—	7,500	189,038

All current executive officers as a group	0	—	268,500	8,400,585
All non-employee directors as a group	0	—	60,000	1,859,400
All other employees (including all current officers who are not executive officers) as a group	0	—	2,255,494	62,684,605

Summary

We believe strongly that the approval of the 2011 Plan is essential to our continued success. Awards such as those provided under the 2011 Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The 2011 Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for the Company and serve on our Board of Directors.

PROPOSAL FOUR

APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

Reason for the Amendment

We are asking stockholders to approve an amendment to the Employee Stock Purchase Plan (the “ESPP”) so that we may continue to use the ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for stockholders. Our ESPP is intended to offer a significant incentive by allowing employees to purchase our common stock. Employees are allowed to purchase our common stock under the ESPP at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective offering period.

Currently, a maximum of 5,000,000 Shares may be issued under the ESPP. As of March 15, 2011, 3,251,049 Shares had been issued and 1,748,951 Shares remained available for issuance. The amendment to the ESPP would increase the number of Shares issuable under the ESPP by 3,500,000 Shares, bringing the total that may be granted under the ESPP to 5,248,951 Shares. Without stockholder approval of this amendment, we believe our ability to attract and retain the individuals necessary to increase long-term stockholder value will be limited. We believe that the approval of the amendment to the ESPP is important to our continued success. If stockholders do not approve an increase in the number of Shares reserved for issuance under the ESPP, the ESPP’s goals of recruiting, retaining and motivating talented employees will be more difficult to meet.

The Compensation Committee and Board of Directors have approved the amendment to the ESPP, subject to the approval of our stockholders at the 2011 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

Required Vote

Approval of the ESPP requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders do not approve the ESPP, the ESPP will continue under its current terms until it is terminated in accordance with the terms of the ESPP.

Description of the ESPP

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provision of the ESPP, and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP is provided as Appendix C to this proxy statement.

Purpose

The purpose of the ESPP is to provide eligible employees of the Company and its participating affiliates with the opportunity to purchase Shares through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Compensation Committee of the Company’s Board of Directors. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”). In addition, the ESPP authorizes the grant of options that do not qualify under Section 423 pursuant to rules, procedures or sub-plans adopted by the Company’s Board of Directors that are designed to achieve desired tax or other objectives.

Eligibility to Participate

Most employees of the Company and its participating affiliates are eligible to participate in the ESPP. However, an employee is not eligible if he or she has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company. Also, the Compensation Committee has discretion to exclude employees who normally are scheduled to work less than or equal to twenty hours per week or five months per calendar year, have worked for the Company for less than two years, or are officers or other highly compensated employees, provided that the exclusion of employees in such categories is not prohibited under applicable local law. As of March 15, 2011, approximately 3,000 employees are expected to be eligible to participate in the ESPP.

Administration, Amendment and Termination

The Compensation Committee administers the ESPP. The members of the Compensation Committee serve at the pleasure of the Board. Subject to the terms of the ESPP, the Compensation Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the ESPP. The Compensation Committee also may establish a waiting period (not to exceed two years) before new employees may become eligible for the ESPP. The Compensation Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the ESPP that it considers appropriate to promote the Company’s best interests, and to ensure that the ESPP remains qualified under Section 423 of the Internal Revenue Code. The Compensation Committee may delegate one or more of the ministerial duties in the administration of the ESPP. All decisions of the Compensation Committee are conclusive and binding on all persons and will be given the maximum deference permitted by law.

The Compensation Committee or the Board of Directors may amend or terminate the ESPP at any time and for any reason. However, as required by Section 423 of the Internal Revenue Code, certain material amendments must be approved by the Company’s stockholders.

Number of Shares of Common Stock Available under the ESPP

Currently, a maximum of 5,000,000 Shares had been approved for issuance pursuant to the ESPP. If stockholders approve the amendment to the ESPP, the number of Shares issuable under the ESPP would be increased by 3,500,000 Shares, bringing the total that may be granted under the ESPP to 5,248,951 Shares. Shares sold under the ESPP may be newly issued shares or treasury shares. In the event of any stock split, stock dividend or other change in the capital structure of the Company, appropriate adjustments will be made in the number, kind and purchase price of the Shares available for purchase under the ESPP. As of March 15, 2011, the closing price of our common stock on NASDAQ was $48.79 per share.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the ESPP. Initially, employees joined the ESPP automatically for an offering period of six months. Employees who have joined the ESPP automatically are re-enrolled for additional rolling six month offering periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to ESPP rules).

Employees contribute to the ESPP through payroll deductions or, if payroll withholding is not permitted under local laws, through such other means as specified by the Compensation Committee. Participating employees generally may contribute up to 20% of their eligible compensation through after-tax payroll deductions. From time to time, the Compensation Committee may establish a different maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the offering and purchase periods (but in no event may such periods exceed 24 months). After an offering period has begun, an employee may increase or decrease his or her contribution percentage (subject to ESPP rules).

Purchase of Shares

On the last business day of each six month offering period (or purchase period, as applicable), the Company uses each participating employee’s payroll deductions or contribution to purchase Shares for the employee. The price of the Shares purchased will be determined under a formula established in advance by the Compensation Committee. However, in no event may the purchase price be less than 85% of the lower of (1) the stock’s market value on the first day of the offering period, or (2) the stock market’s value on the purchase date. Market value under the ESPP means the closing price of our common stock on NASDAQ for the day in question. In any single year, no employee may purchase more than $25,000 of common stock (based on market value on the applicable enrollment date(s)). The Compensation Committee also has discretion to set a limit on the number of Shares that may be purchased on any purchase date (which is established at 5,000 Shares unless otherwise determined by the Compensation Committee), to set a lower (but not higher) limit on the dollar value of Shares that may be purchased, and to change the dates on which Shares are purchased.

Termination of Participation

Participation in the ESPP generally terminates when a participating employee’s employment with the Company or an affiliate ceases for any reason, the employee withdraws from the ESPP, or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate.

Number of Shares Purchased by Certain Individuals and Groups

Given that the number of Shares that may be purchased under the ESPP is determined, in part, by the stock’s market value on the first and last day of the offering period (or last day of the purchase period, as applicable) and given that participation in the ESPP is voluntary on the part of employees, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes, the following table sets forth (a) the number of Shares that were purchased during 2010 under the ESPP, and (b) the average per share purchase price paid for such Shares.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Andrew M. Miller President and Chief Executive Officer	0	0.0
Michael R. Kourey Executive Vice President, Finance and Administration and Chief Financial Officer	444	19.31
Sayed M. Darwish Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	1,058	19.07
Sudhakar Ramakrishna Executive Vice President and General Manager, Unified Communications Solutions and Chief Development Officer	0	0.0
Laura J. Durr Vice President, Worldwide Controller and Principal Accounting Officer	1,071	19.30
All current executive officers as a group	2,573	19.20
All non-employee directors as a group	0	0.0
All other employees (including all current officers who are not executive officers) as a group	653,572	19.31

Tax Aspects

Based on management’s understanding of current federal income tax laws, the tax consequences of the purchase of Shares under the ESPP are as follows.

An employee will not have taxable income when the shares of our common stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the ESPP.

For shares that the employee does not dispose of until more than 24 months after the applicable enrollment date and more than 12 months after the purchase date (the “holding period”), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date) is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the holding period are taxed at ordinary income rates on the amount of discount received from the stock’s market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the period for determining whether the gain (or loss) is short-term or long-term.

The Company may deduct for federal income tax purposes an amount equal to the ordinary income an employee must recognize when he or she disposes of stock purchased under the ESPP within the holding period. The Company may not deduct any amount for shares disposed of after the holding period.

PROPOSAL FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Polycom stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” Polycom has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding the compensation of our named executive officers. This compensation philosophy is designed to align the interests of our named executive officers with the interests of our stockholders and is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. This approach, which has been used consistently over the years, has resulted in Polycom’s ability to attract and retain the executive talent necessary to guide Polycom during a period of tremendous growth and transformation.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

This vote is advisory and therefore not binding on our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and Compensation Committee value the opinions of Polycom stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE APPROVAL OF THE COMPENSATION OF

POLYCOM’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Required Vote

The affirmative vote of the holders of a majority of votes cast on this proposal is required for advisory approval of this proposal.

PROPOSAL SIX

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

Pursuant to Section 951 of The Dodd-Frank Act, we are asking Polycom stockholders to cast an advisory vote on how frequently future advisory votes on the compensation of Polycom’s named executive officers should be held. By voting on this proposal, stockholders may indicate whether they would prefer that the Company hold an advisory vote on executive compensation once every year, every two years, or every three years or, if they prefer, they may abstain from casting a vote.

After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation every three years is appropriate for Polycom and its stockholders at this time based on a number of considerations, including the following:

•

Consistent with the long-term performance incentives in our executive compensation program.    Polycom’s executive compensation program, as described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” emphasizes long-term performance and the creation of long-term, sustainable stockholder value by our named executive officers by granting them equity awards with multi-year service and performance periods. The Company typically grants executive officers a combination of restricted stock units that vest over three years and performance shares that vest based upon achievement of targets in total shareholder return (“TSR”) over a three-year period. The Board of Directors believes a vote every three years would be more consistent with our emphasis on long-term performance as an important component of our executive compensation program.

•

Allows meaningful input to our stockholders, while avoiding over-emphasis on short term variations.    We believe an advisory vote on executive compensation every three years will allow stockholders to make a more meaningful assessment of Polycom’s executive compensation program and to provide better input, while avoiding over-emphasis on short term variations in our compensation and business results and cyclical fluctuations in the market in which we compete. We feel that an annual advisory vote could lead to a short-term perspective that would bear inappropriately on our executive compensation program and its design, as well as to the long-term value creation objectives of the Company and its stockholders. A three-year vote cycle should allow our stockholders the appropriate opportunity to evaluate the effectiveness of our short- and long-term executive compensation strategies and our Company’s performance over that same period.

•

Provides sufficient opportunity for our Board to appropriately respond.    We believe an advisory vote every three years would give the Board of Directors sufficient time to consider the results of the vote and to implement any necessary changes to our executive compensation philosophy, policies and practices. Further, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation program for the current year, and because the different elements of compensation as described in our “Compensation Discussion and Analysis” are designed to operate together as part of a total compensation program, we believe it may not be feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the next year’s annual meeting of stockholders. In addition, we continually evaluate and make changes to our executive compensation program as we believe they are warranted to better align with stockholder interests, such as the recent change we made to measure the Company’s TSR performance for our performance shares against the Nasdaq Composite Index for performance periods commencing in 2011, and we will continue to do so in years in which no stockholder advisory vote is on the ballot.

•

Provides an additional, but not exclusive, means of communicating with us.    We believe our stockholders always have an opportunity to voice their opinions regarding any topic, including our pay practices, directly to us, and we value the input that holds us accountable and that we receive regularly from our stockholders through numerous channels. We can assure you that we consider this advisory vote as an additional, but not exclusive, means of communicating with us regarding our executive compensation practices.

•

Allows us to re-evaluate the frequency of our say-on-pay vote as circumstances change.    Although we believe that a triennial frequency vote is most appropriate for our stockholders at this time given the current design of our compensation programs, we will periodically assess that view to ensure that it continues to be appropriate due to future changes in our compensation programs, future changes in our business and industry, discussions with our stockholders and other factors.

We recognize that our stockholders may have different views as to the best approach for Polycom; therefore, we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE OPTION OF HOLDING AN ADVISORY VOTE ONCE EVERY THREE YEARS ON THE COMPENSATION OF POLYCOM’S NAMED EXECUTIVE OFFICERS.

Required Vote

A plurality of the votes cast on this proposal is required for advisory approval of this proposal, which means that the choice of frequency that receives the highest votes will be considered the advisory vote of the Company’s stockholders. The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of Polycom and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

PROPOSAL SEVEN

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm to audit the financial statements of Polycom for the fiscal year ending December 31, 2011, which will include an audit of the effectiveness of Polycom’s internal control over financial reporting. PricewaterhouseCoopers LLP and its predecessor entities have audited Polycom’s financial statements since fiscal 1991. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to Polycom’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Polycom and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS POLYCOM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Polycom by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and December 31, 2010 (in thousands).

	2009	2010
Audit Fees (1)	$2,175	$1,958
Audit-Related Fees (2)	—	1
Tax Fees (3)	23	22
All Other Fees	—	—

Total	$2,198	$1,981

(1)	Audit Fees consists of fees billed for professional services rendered for the audit of Polycom’s consolidated financial statements included in Polycom’s Annual Reports on Form 10-K and for the review of the financial statements included in Polycom’s Quarterly Reports on Form 10-Q, as well as services that generally only Polycom’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. Audit Fees also includes the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees for fiscal 2010 consists of fees billed for assurance and related services that are traditionally performed by Polycom’s independent registered public accounting firm.
(3)	Tax Fees consists of fees billed for support services related to tax audits by regulatory agencies and financial statement tax compliance work performed outside of the United States.

Pre-Approval of Audit and Non-Audit Services

Polycom’s Audit Committee has adopted a policy for pre-approving the services and associated fees of Polycom’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Polycom by its independent registered public accounting firm, with certain exceptions described in the policy. The Policy for Preapproving Services and Fees of the Company’s Independent Auditor is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

All PricewaterhouseCoopers LLP services and fees in fiscal 2009 and fiscal 2010 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Business Ethics and Conduct

Polycom believes that strong corporate governance practices are the foundation of a successful, well-run company. Polycom is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout Polycom and managing its affairs consistent with high principles of business ethics. The Board of Directors has adopted Corporate Governance Principles that set forth our principal corporate governance policies, including the oversight role of the Board of Directors. The Board of Directors first adopted these Corporate Governance Principles in 2003 and has refined them from time to time. The Corporate Governance Principles are available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

In addition, Polycom has adopted a Code of Business Ethics and Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Ethics and Conduct is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance. Polycom will disclose on its website any amendment to the Code of Business Ethics and Conduct, as well as any waivers of the Code of Business Ethics and Conduct that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board of Directors has determined that, with the exception of Andrew M. Miller and Michael R. Kourey, who are employees, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board of Directors considered the annual amount of Polycom’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board of Directors determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Polycom’s or the applicable company’s consolidated gross revenues for the applicable year.

Board Leadership Structure

In May 2010, Polycom separated the positions of Chairman of the Board of Directors and Chief Executive Officer. The Board of Directors believes that its current leadership structure is appropriate at this time and provides the most effective leadership for Polycom in a highly competitive and rapidly changing technology industry. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors believes that an important component of our current leadership structure is having an independent director serve as the Chairman of the Board who has the broad authority to set Board agendas, direct the actions of the independent directors, conduct executive sessions comprised only of the independent directors and communicate regularly with the Chief Executive Officer. In making this decision regarding the optimum leadership structure for Polycom at this time, the Board of Directors considered a number of factors, including the fact that David G. DeWalt, an experienced technology executive, had served as Polycom’s Lead Independent Director in the past and would be able to seamlessly transition into the role of Chairman of the Board of Directors without impact on the organization.

Polycom also has a mechanism for shareholders to communicate directly with non-management directors through the Chairman of the Board of Directors (see “Contacting the Board of Directors” below for more information).

In addition, the Board of Directors has three standing committees—Audit, Compensation and Corporate Governance and Nominating, each of which are further described below. During fiscal 2010, the Board of

Directors also had a Strategic Matters Committee, as further described below, but the committee was eliminated in November 2010. Each of the standing board committees is comprised solely of independent directors and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board of Directors (led by the Corporate Governance and Nominating Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Polycom.

Board Role in Risk Oversight

The Board of Directors has risk oversight responsibility for the Company. In its oversight role, the Board of Directors assesses the Company’s strategy and concurs with management on the risk inherent in that strategy, understands the critical risks facing the Company, ensures that management has implemented an appropriate system to manage risks (so that it can effectively identify, assess, mitigate, monitor and communicate about such risks) and provides effective risk oversight through the Board of Directors’ committee structure and oversight processes. As a technology company, we believe innovation and technological advancement will always require a certain amount of measured risk taking in pursuit of enhancing stockholder value; however, the Board of Directors recognizes that it is incumbent upon the Company and its management to do so in a way that is responsible and consistent with the Company’s overall strategy and to have effective systems in place that identify and mitigate those risks that could cause significant damage to the Company’s reputation, business model or stockholder value. Along such lines, it is management’s responsibility to manage risk and to bring material risks to the Company to the Board of Directors’ attention. Polycom’s management established an enterprise risk management (“ERM”) program in 2007, which ERM program is administered by management with oversight by the Audit Committee. The ERM program covers the strategic, operational, compliance and reporting risks that management believes are the most notable risks at the Company. As set forth in its charter, the Audit Committee reviews at least annually the Company’s processes to manage and monitor business and financial risk through its ERM process. In addition to Polycom’s ERM process, various committees are also tasked with specific risk oversight functions pursuant to the terms of the committee charters. In addition to its oversight of the ERM program, the Audit Committee also oversees the risks relevant to its areas of responsibility as designated under its charter, such as financial and accounting risks, treasury and investment risks, and information technology security risks. Similarly, the Compensation Committee oversees the risks related to its charter responsibilities, such as risks relating to the Company’s compensation policies and design of compensation programs and arrangements, and to the attraction and retention of key talent. Further, the Corporate Governance and Nominating Committee considers the risks relating to Chief Executive Officer and executive succession planning. Each of these Committees, in performing their respective risk oversight functions, has access to Company management and external advisors, as necessary, and reports their findings to the full Board of Directors. In addition, at each of its meetings and in particular at its annual strategic planning session at which the Board of Directors considers the Company’s strategic direction, our Board of Directors discusses the key strategic risks that the Company is currently facing. We believe that our directors provide effective oversight of Polycom’s risk management function.

Employee Compensation Risks

Per the discussions above, Company management and the Compensation Committee have assessed the risks associated with Polycom’s compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, Polycom does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Polycom.

Board Meetings and Committees

During fiscal 2010, the Board of Directors held eleven (11) meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served during the past fiscal year. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Strategic Matters Committee was a standing committee during the last fiscal year, but was eliminated in November 2010.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of John A. Kelley, Jr., D. Scott Mercer and Kevin T. Parker, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Parker is the chairman of the Audit Committee. The Board of Directors has determined that each of Mr. Mercer and Mr. Parker is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for overseeing Polycom’s accounting and financial reporting processes and the audit of Polycom’s financial statements. The Audit Committee also assists the Board of Directors with the oversight of (1) the integrity of Polycom’s financial statements, (2) Polycom’s internal accounting and financial controls, (3) Polycom’s compliance with legal and regulatory requirements, (4) the organization and performance of Polycom’s internal audit function, and (5) the independent registered public accounting firm’s qualifications, independence and performance.

The Audit Committee held nine (9) meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

The Audit Committee Report is included in this proxy statement on page 88.

Compensation Committee

The Compensation Committee currently consists of Betsy S. Atkins, David G. DeWalt and William A. Owens, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Atkins is the chairman of the Compensation Committee.

The Compensation Committee provides oversight of Polycom’s compensation policies, plans and benefit programs. The Compensation Committee also assists the Board of Directors in reviewing and making recommendations to the independent members of the Board of Directors with respect to the compensation of Polycom’s Chief Executive Officer and reviewing and approving the compensation of Polycom’s other executive officers; approving and evaluating Polycom’s executive officer compensation plans, policies and programs; overseeing the design of and administering Polycom’s equity compensation plans and overseeing the design of Polycom’s primary incentive plans and administering such plans with respect to executive officers. See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Compensation of Directors” below for a description of Polycom’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee held nine (9) meetings during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

The Compensation Committee Report is included in this proxy statement on page 69.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Ms. Atkins, Mr. Kelley and Mr. Mercer, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Kelley is the chairman of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board of Directors on matters concerning corporate governance, board composition, board evaluations and nominations, board committee structure and composition, conflicts of interest and stockholder proposals. The Corporate Governance and Nominating Committee also periodically reviews the succession planning for the Chief Executive Officer and other executive officers of Polycom and is responsible for evaluating and making recommendations to the Board of Directors regarding director compensation. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of Polycom (see “Process for Recommending Candidates for Election to the Board of Directors” below for more information).

The Corporate Governance and Nominating Committee held two (2) meetings during the last fiscal year. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance.

Strategic Matters Committee

The Strategic Matters Committee met during fiscal 2010, but was eliminated in November 2010. Prior to being eliminated, the committee consisted of Ms. Atkins, and Messrs. DeWalt, Kelley and Parker, each of whom qualified as an independent director under the listing standards of NASDAQ. The Strategic Matters Committee did not have a chairman.

The Strategic Matters Committee was authorized to review, evaluate and provide input to management, and to make recommendations to the Board of Directors regarding Polycom’s strategic direction and potential strategic partnerships and transactions such as acquisitions, strategic investments, joint ventures and other strategic investments. The Strategic Matters Committee was also able to authorize and approve strategic investments of up to $10 million, as long as specified criteria were met, as well as the issuance of non-binding proposals to potential acquisition targets in amounts of up to $300 million.

The Strategic Matters Committee held three (3) meetings during the last fiscal year. The Strategic Matters Committee had adopted a written charter which was approved by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

Ms. Atkins, Mr. DeWalt and Mr. Owens served as members of the Compensation Committee during fiscal 2010. No interlocking relationships exist between any member of Polycom’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Polycom or its subsidiaries.

Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be received by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination, must be directed in writing to Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Polycom within the last three years and evidence of the nominating person’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors.

•

The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•

While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the telecommunications industry and Polycom’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The Corporate Governance and Nominating Committee will apply these same principles when evaluating candidates who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee recommends to the full Board of Directors for selection the director nominees.

Director Resignation

Pursuant to Polycom’s Corporate Governance Principles, a director whose primary employment status changes materially from the most recent annual meeting of stockholders when such director was elected is expected to offer to resign from the Board of Directors. The Board of Directors does not believe that a director in this circumstance should necessarily leave the Board of Directors, but that the director’s continued service should be re-evaluated under the established Board membership criteria. Accordingly, the Corporate Governance and Nominating Committee will review and recommend to the Board of Directors whether the director’s continued service is appropriate, and the Board of Directors will then determine whether to accept such resignation. In addition, a director who reaches the age of 72 will notify the Board and offer to submit a letter of resignation to the Board of Directors, to be effective at the next meeting of stockholders held for the election of directors. Such letter of resignation will be accepted by the Board of Directors unless the Corporate Governance and Nominating Committee determines, after weighing the benefits of such director’s continued contributions against the benefits of fresh viewpoints and experience, to nominate the director for another term.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Polycom does not have a formal policy regarding attendance by members of the Board of Directors at Polycom’s annual meeting of stockholders, Polycom encourages, but does not require, directors to attend. Messrs. Kelley, Kourey, Mercer, Miller and Parker attended Polycom’s 2010 annual meeting of stockholders.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically by sending an e-mail to the following address: directorcom@polycom.com. Our Chairman of the Board of Directors receives these communications unfiltered by Polycom, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to investor@polycom.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Polycom has designed its executive compensation program and philosophy to attract, motivate and retain talented executives responsible for the success of Polycom, which operates in an extremely competitive and rapidly changing high technology industry. The highlights of our compensation program include:

•

Pay for Performance.    We pay for performance through short-term cash incentives that require achievement of Polycom’s key financial goals and long-term equity incentives (described in the next bullet point below). In the second half of 2010, short-term cash incentives were contingent on Polycom’s achievement of revenue and non-GAAP operating income goals.

(1)	Performance-based bonuses for 2010 generally reflect amounts paid to NEOs for bonus programs in effect for the second half of 2010 only (as described in further detail below.)

A large portion of our current named executive officers’ compensation, including that of our Chief Executive Officer, consists of performance-based incentives, which were primarily in the form of long-term equity awards in 2010. (Throughout this Compensation Discussion and Analysis, the individuals included in the “Summary Compensation Table” on page 70, are referred to as our “named executive officers” or “NEOs.”)

(1)	The executive compensation mix excludes compensation with respect to Mr. Miller and the NEOs who terminated employment with us in 2010.
(2)	The CEO compensation mix shows compensation for Mr. Miller.

•

Alignment with Stockholder Interests.    Our equity-based compensation encourages alignment of our executives’ interest with that of our stockholders. 54% of the equity awards granted to our NEOs in 2010 were tied to the performance of Polycom’s total shareholder return as measured against the Russell 2000 Index in three consecutive annual performance periods.

•

Competitive Compensation.    In order to attract and retain the best talent in the labor market, we provide base salary, short-term cash incentives, long-term equity-based incentives, post-termination benefits and certain other benefits to our NEOs. We target the median level of the market for base salary and long-term equity incentives and the 75th percentile for total cash compensation (in 2010) and short-term cash incentive compensation (in 2011), although from time to time we may set compensation salaries and equity awards at above median levels to attract critical executive talent. To maintain competitive compensation practices, we also provide severance benefits at levels that are in line with our peers.

2010 was a significant and high performing year for Polycom, in which we continued to grow our business and execute on our strategy effectively:

•	Revenues for 2010 were $1.2 billion, an increase of $251.5 million, or 26%, over 2009, allowing us to exit the year at an annual run rate of $1.4 billion;

•	Polycom achieved market share gains of approximately 2 points in video endpoints and 1 point in network infrastructure from 2009 to 2010;

•	Gross margins increased by 200 basis points and operating margins increased by 20 basis points (both on a GAAP basis) in 2010 over 2009;

•	Polycom generated approximately $143.4 million in cash flow from operating activities in 2010; and

•

Gains in the per share price of Polycom’s common stock in 2010, which increased by $13.40, or 52%, from January 2010 through the end of December 2010, provided above market returns to our stockholders.

For purposes of illustration only, the following chart demonstrates our stock price performance over a five-year period as compared to the Nasdaq Composite Index and the Russell 2000 Index.

(1)	The foregoing graph assumes that $100 was invested on December 31, 2005, in Polycom’s common stock or in each of the other indices (against which Polycom’s total shareholder return-based performance share grants measure Polycom’s relative performance, as described in greater detail herein) and that all dividends were reinvested. No cash dividends have been declared in Polycom common stock.
(2)	The stock price performance shown on the graph is not indicative of future price performance. Information used in the graph was obtained from a third party investment firm, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

To achieve these successes in 2010 and to enable our continued long-term growth, we made strategic changes to our executive team during the year:

•	New CEO. In the first half of 2010, we promoted Andrew Miller to President and Chief Executive Officer (“CEO”) – a proven leader in the technology industry.

•

Newly Hired Executive and Non-Executive Officers.    We also strengthened our management team by hiring best-in-class, experienced talent to take Polycom to the next level, including hiring Sudhakar Ramakrishna in 2010 as Senior Vice President, General Manager of Unified Communications Products, and Chief Development Officer (who is an NEO for 2010) and other non-executive officers. Mr. Ramakrishna was promoted to Executive Vice President, General Manager of Unified Communications Solutions, and Chief Development Officer in February 2011.

Overview of Compensation Program and Philosophy

Polycom’s executive compensation program and philosophy are designed to attract, motivate and retain talented executives responsible for the success of Polycom. Our executive compensation program emphasizes “pay for performance” that requires achievement of financial and strategic objectives as well as individual contributions. Our program’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of a specifically identified peer group of companies, so as to recruit and retain top executive talent;

•

Motivate executive officers to achieve quantitative financial and qualitative non-financial goals by creating a direct, meaningful link between achievement of these goals and individual executive compensation;

•	Provide short-term cash incentive awards that take into account Polycom’s overall financial performance relative to corporate objectives and individual contributions by executives; and

•

Align the financial interests of executive officers with those of Polycom’s stockholders by providing significant equity-based, long-term incentives generally in the form of performance shares, restricted stock units, and/or stock options, while carefully considering both stockholder dilution and compensation expense.

The Compensation Committee of the Board of Directors uses these objectives as a guide in setting compensation for our executive officers and in assessing the appropriate balance between different elements of compensation. Rather than using pre-established policies or formulas for the allocation between the various compensation elements, we consider target ranges for base salary, total cash compensation (or target short-term cash incentive compensation) and long-term equity-based incentive awards relative to certain Peer Companies, as described in more detail on page 45.

Role and Authority of Our Compensation Committee

The Compensation Committee currently consists of directors Betsy S. Atkins (Chair), David G. DeWalt, and William A. Owens, each of whom served on the Compensation Committee for all of 2010 and qualifies as (i) an “independent director” under the requirements of The NASDAQ Stock Market LLC, (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board of Directors. The charter is available on Polycom’s website at www.polycom.com/company/investor_relations/corporate_governance. The overall purposes of the Compensation Committee are to: (i) oversee Polycom’s compensation policies, plans and benefits programs; (ii) evaluate and recommend to the independent members of the Board of Directors the compensation of the CEO; (iii) evaluate and approve the compensation of Polycom’s other executive officers (including officers reporting under Section 16 of the Securities Exchange Act of 1934); (iv) evaluate and approve the executive officer compensation plans, policies and programs of Polycom; (v) oversee the design of and administer Polycom’s equity compensation plans; and (vi) oversee the design of Polycom’s primary incentive (bonus) plans and administer such bonus plans for executive officers (subject to the authority of the independent members of the Board of Directors with respect to the compensation of our CEO). The Board of Directors most recently reviewed the Compensation Committee charter in February 2011, at which time it approved certain non-material clarifying changes to the charter.

In reviewing and establishing (or reviewing and recommending in the case of the CEO) the executive compensation packages offered to our CEO and other executive officers and key employees, the Compensation Committee seeks to make the packages consistent with our compensation program and philosophy. The Compensation Committee has the final decision-making authority with respect to the compensation of our NEOs, other than for the CEO, whose compensation is determined by the independent members of the full Board of Directors. In carrying out its responsibilities, the Compensation Committee may engage outside consultants and/or consult with Polycom’s Human Resources department. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee. The Compensation Committee may delegate certain responsibilities to one or more of its members or Polycom’s directors or to management. For example, the Compensation Committee has authorized management to create country-specific rules to enable administration of equity awards in compliance with the laws of the jurisdictions in which such awards may be granted.

Role of Executive Officers in Compensation Decisions

The Compensation Committee regularly meets with our CEO to obtain recommendations regarding the compensation of the other NEOs and employees. Typically, our CEO annually reviews the performance of

Polycom’s executive officers. To assist our CEO in his review, our Chief Financial Officer (“CFO”) provides a performance assessment of the Worldwide Controller and Principal Accounting Officer, who reports directly to our CFO, and makes a recommendation with respect to her compensation. Our CEO shares his performance assessment of each executive officer with the Compensation Committee. Our CEO’s performance assessment of each executive officer generally addresses financial and non-financial objectives and the executive officer’s performance over a given year. In establishing an executive officer’s actual compensation, the Compensation Committee may take into account the CEO’s performance assessment of the executive officer. However, the Compensation Committee is not bound by and does not always accept those recommendations. Our CEO also provides a self-evaluation to the full Board of Directors on an annual basis. The Compensation Committee considers the self-evaluation and the factors described above, as well as Polycom’s performance as a whole and competitive market data when reviewing and making recommendations to the independent members of the full Board of Directors with respect to the CEO’s compensation. However, once the targeted amounts for him are set by the independent members of the Board of Directors, the CEO’s cash incentive compensation and long-term equity-based compensation awards (i.e., performance shares) are determined solely on the achievement of corporate performance and do not include any personal objectives.

Our CEO and other executives or employees from time to time attend Compensation Committee meetings, but they leave the meetings when certain matters of executive compensation are discussed, as appropriate. The Compensation Committee and independent members of the full Board of Directors make decisions with respect to the CEO’s compensation package without him present.

Role of Compensation Consultant

For 2010 and 2011, the Compensation Committee continued to directly engage Radford, a business unit of Aon Corporation and a compensation consulting firm. Radford serves at the discretion of the Compensation Committee. For 2010, and again for 2011, Radford was engaged to provide the following services:

•	Review our executive compensation philosophy;

•	Update the peer group of companies used in analyzing Polycom’s executive compensation program for the year;

•	Update the long-term incentive and retention analysis components of Polycom’s executive compensation review;

•

On an annual basis, review and assist with recommendations regarding the current executive compensation levels relative to the market and Polycom’s performance, including with respect to the retention and promotion of executive officers;

•

On an annual basis, assist the Compensation Committee in updating guidelines for stock awards for both executives and employees as a whole, including making recommendations with respect to the design of the performance criteria for performance shares;

•	Support Polycom’s preparation of documents to be filed with the Securities and Exchange Commission, such as its proxy statement and annual report, with respect to compensation matters;

•	Keep the Compensation Committee posted on developments on executive compensation over the course of the year;

•	Attend meetings of the Compensation Committee as requested; and

•	Provide such other assistance as deemed necessary by the Compensation Committee.

Radford also was specifically retained in 2010 to consult on total direct compensation decisions for new hires by providing competitive market data and reviewing offer packages with the Compensation Committee, as well as to assist in the process of transitioning our former CEO into a consulting role.

Peer Companies

The Compensation Committee compares our executive officers’ compensation with those of a peer group of companies. The companies are chosen based on their respective businesses, revenues, market capitalization and number of employees. The peer group also includes companies with whom Polycom competes in attracting executive talent. For 2010, the Compensation Committee approved the following peer companies (the “Peer Companies”):

2010 Peer Companies

• 3Com Corporation	• Citrix Systems, Inc.	• Palm, Inc.

• Activision, Inc.	• Intuit, Inc.	• Plantronics, Inc.

• Autodesk, Inc.	• JDS Uniphase Corporation	• Sybase, Inc.

• Avid Technology, Inc.	• Juniper Networks, Inc.	• Synopsys, Inc.

• BMC Software, Inc.	• McAfee, Inc.	• Trimble Navigation Limited

• Brocade Communications Systems, Inc.	• Novell, Inc.	• VeriSign, Inc.

• Cadence Design Systems, Inc.	• Nuance Communications, Inc.

In reviewing the companies that would comprise the Peer Companies for 2010, the Compensation Committee engaged Radford’s assistance. Radford compiled data on the compensation practices of the Peer Companies generally through publicly available information. Radford also used data from the Radford Executive High Technology Survey, covering high technology companies with revenues between $1 billion and $3 billion. This survey contains numerous participating companies. Survey data is used to supplement the specific Peer Companies for two purposes. First, Polycom recruits from, and loses employees to, a broader group of companies than the Peer Companies. The survey data provides a broader understanding of the compensation levels being paid across a larger group of similarly-sized technology companies. Second, the survey data validates the data drawn from the smaller group of Peer Companies, helping avoid “outlier” companies unduly influencing the recommendations to the Compensation Committee. The Compensation Committee did not look at companies within the survey group individually, but instead combined this information with the compensation information of our Peer Companies to arrive at a final market data point for comparative purposes. For purposes of Radford’s analysis, the peer group and the survey data were blended to reflect the overall market.

Prior to 2010, Radford assisted the Compensation Committee in reviewing 2010 executive compensation by using this data to compare, against the Compensation Committee’s stated compensation philosophy (described in more detail below), the base salary, short-term cash compensation, target total cash compensation (i.e., base salary plus target short-term cash compensation), long-term equity compensation and target total direct compensation (i.e., target total cash compensation plus long-term equity compensation values) for our CEO and other executive officers to those of officers at the Peer Companies (described below) with comparable positions. Taking into consideration that at the time Polycom continued to be smaller than the median company, on the basis of revenue, within the Peer Companies, Radford concluded that the compensation levels of our CEO and other executive officers were generally aligned with or slightly below Polycom’s targeted market percentile for 2010. Radford recommended considering merit adjustments in base salary based on individual performance and market competitiveness during the next regularly scheduled performance review cycle and no changes to the structure of bonuses in light of continuing market uncertainty that persisted through the beginning of 2010.

In determining the Peer Companies for 2011, the Compensation Committee analyzed peer group data in a similar manner as for 2010 and concluded that Polycom had grown solidly into its peer group as its revenues were at approximately the 33rd percentile of the Peer Companies. As a result, the Compensation Committee made no changes for 2011 in the group of Peer Companies used for conducting compensation analyses, other than the exclusion of Palm, Inc. due to its acquisition in 2010. In February 2011, Radford assisted the

Compensation Committee and the independent directors in reviewing 2011 compensation for the CEO in the same manner as described above for 2010 compensation and as described further herein.

Components of Compensation

The principal components of Polycom’s executive officer compensation include:

•	Base salary;

•	Short-term cash incentive awards (which we commonly refer to as bonuses);

•	Long-term equity-based incentive awards;

•	Termination and change of control arrangements;

•	Retirement benefits provided under a 401(k) plan; and

•	Executive perquisites and generally available benefit programs.

We selected these components because we believe each is necessary to help us attract and retain the executive talent on which Polycom’s success depends. These components also allow us to reward performance throughout the year and to provide incentives that balance appropriately the executive’s focus between Polycom’s short-term and long-term strategic goals. The Compensation Committee believes that this set of components is effective and will continue to be effective in achieving the objectives of our compensation program and philosophy.

The Compensation Committee reviews the entire executive compensation program at least annually. The Compensation Committee is aided in this review by Radford. However, the Compensation Committee may review one or more components at any time as considered necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance.

In 2010 and 2011, the Compensation Committee continued to review compensation tally sheets that show the total compensation package for each executive officer in the prior year. The tally sheets include information on base salary, short-term cash incentive awards, and long-term equity-based incentive awards, as well as an executive officer’s employee benefits and perquisites and estimates of severance or other benefits payable in the event of certain terminations of employment. The tally sheets provided minimum, target and maximum amounts for 2010 (and target and maximum amounts in 2011) with respect to short-term cash incentive awards, performance-based equity awards and any other applicable benefits. The purpose of the tally sheets is to provide the Compensation Committee with a comprehensive snapshot of each executive officer’s compensation based on the prior year’s compensation decisions to allow the Compensation Committee to make more informed compensation decisions for the current year.

Target Compensation

Relative to our peer companies, these are the elements of compensation we reviewed for 2010 and 2011:

•	Base salary;

•	Total cash compensation (base salary plus short-term cash incentive awards) (for 2010);

•	Target short-term cash incentive awards (for 2011); and

•	Long-term equity-based incentive awards.

In 2010, at the recommendation of the Company and with support from Radford, the Compensation Committee shifted its review from total cash compensation at the 75th percentile to target short-term cash incentive compensation at the 75th percentile. The Compensation Committee considered the complexity involved in reviewing and setting target bonuses based on targeting total cash compensation at the 75th percentile while base salary is targeted at a different percentile. Accordingly, the Compensation Committee believed that a better result would be achieved by separately setting each element of compensation (i.e., setting short-term cash incentive awards separately from base salary) to a stated market position relative to the Peer Companies.

In general, compensation is targeted to be within a competitive range around the following percentiles as compared to the Peer Companies:

Elements of Compensation	2010 Target	2010 Target Range	2011 Target	2011 Target Range

Base salary	50th percentile	+/- 10% of target percentile	50th percentile	+/- 10% of target percentile

Total cash compensation (for 2010)	75th percentile with greater than 75th percentile for above plan performance	+/- 15% of target percentile	—	—

Target short-term cash incentive awards (for 2011)	—	—	75th percentile with greater than 75th percentile for above plan performance	+/- 15% of target percentile

Long-term equity-based incentive awards	50th percentile	+/- 30% of the target percentile	50th percentile	+/- 30% of the target percentile

Since we target executive compensation within the competitive ranges shown above, references to targeted percentiles in this Compensation Discussion and Analysis actually are discussions of these targeted competitive ranges. In setting the compensation for a particular NEO, the Compensation Committee considers both individual and corporate factors, as well as market data with respect to similarly situated individuals at the applicable peer companies, in order to determine the appropriate level of compensation for each NEO. Consequently, if there are differences in the amount or type of compensation paid among the NEOs, including the CEO, the differences are primarily due to a similar disparity among positions within the applicable peer companies generally, as well as other factors such as an NEO’s tenure, new hire incentives, experience, skills, knowledge, responsibilities and performance. These and other subjective factors may influence the Compensation Committee’s decision regarding the compensation level and package that is appropriate for a particular NEO. However, the weight given to these factors by the Compensation Committee cannot be quantified and is not determined under a formula. Further, the actual performance of the Company as compared to the applicable performance goals with respect to performance-based compensation may result in a compensation level and package above or below the target. For example, performance goals that are stretch goals and are especially challenging to achieve may result in below-target compensation.

Non-GAAP Measures

Polycom uses GAAP revenue and non-GAAP measures of operating results, which are adjusted to exclude certain costs, expenses, gains and losses that management believes appropriate to enhance an overall understanding of Polycom’s past financial performance as well as Polycom’s future potential. Non-GAAP results are an indication of Polycom’s performance before gains, losses or other charges that are considered by management to be outside of Polycom’s core results and are excluded by management for purposes of internal budgets and making operating decisions. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for the planning and forecasting of future periods. As a result, the Compensation Committee also utilizes these non-GAAP measures as a means of measuring and rewarding executive performance, as appropriate. In 2010, non-GAAP exclusions from operating income included stock-based compensation expense, effect of stock-based compensation expense on warranty rates, amortization of purchased intangibles, restructuring costs, litigation reserves and payments, and legal and other costs associated with our CEO transition in May 2010.

Base Salary

Polycom provides base salary to its NEOs and other employees to compensate them for services rendered on a day-to-day basis. The Compensation Committee typically reviews NEOs’ salaries in the second quarter of the year in conjunction with performance evaluations. Increases generally are awarded within the context of our overall annual merit increase budget before considering more specific individual and market competitive factors. The Compensation Committee does not apply specific formulas to determine increases.

In the first half of 2010, the Compensation Committee reviewed the base salaries of all NEOs (other than Mr. Ramakrishna, who joined Polycom in late 2010). The Compensation Committee reviewed executive compensation data provided by Radford assessing Polycom’s current executive base salary levels against market levels for similarly situated individuals at the Peer Companies. The Compensation Committee reviewed this data in light of Polycom’s compensation philosophy of establishing competitive salaries targeted to be within a competitive range around the market 50th percentile of the Peer Companies. Pursuant to this data, Radford concluded that the majority of the NEOs’ base salaries were generally in line with Polycom’s target market position. At the time that Radford initially prepared the analysis for our NEO’s base salaries, Mr. Miller was serving in his previous role as Executive Vice President, Global Field Operations. When Mr. Miller was promoted to President and CEO in May 2010, the compensation consultant presented the Compensation Committee with Radford data for the CEO position, which the Compensation Committee used to give Mr. Miller a promotional increase; however, in making the decision regarding additional compensation in connection with Mr. Miller’s promotion, the Radford data was only used as a data point given the timing of the promotion and the compensation already awarded to Mr. Miller in 2010. Further, Mr. Miller was not given an additional salary increase during the regular NEO salary review cycle for 2010. Additionally, Mr. Ramakrishna’s base salary for 2010 was determined in connection with his hire in October 2010. Messrs. Miller and Ramakrishna’s compensation packages based on their promotion and hire, respectively, are discussed further in detail below under the section titled “Other Changes to and Determinations of Compensation” on page 64.

With respect to the other NEOs, after considering Radford’s analysis, the relevant market data, and each executive’s performance, the Compensation Committee approved merit increases (which, in the case of Mr. Darwish, also included an adjustment to market in connection with his role and responsibilities), resulting in a base salary increase for most of the direct reports to the CEO, including the NEOs other than our CEO. The base salary increases for the NEOs, other than our CEO, generally ranged from 3.1% to 11.7%.

As demonstrated in the following table, other than with respect to Messrs. Miller and Kourey, each NEO’s respective 2010 base salaries after the increases took effect on July 1, 2010, were within the 2010 target range, based on the 50th percentile:

Named Executive Officer	July 2010 Base Salary Level ($)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Andrew M. Miller (1)	600,000	696,364	842,600	Below
Michael R. Kourey	448,000	370,182	447,920	Above
Sayed M. Darwish	390,000	364,182	440,660	Within
Sudhakar Ramakrishna (2)	—	—	—	—
Laura J. Durr	257,000	214,182	259,160	Within
Robert C. Hagerty (3)	—	—	—	—
Geno J. Alissi	341,700	284,091	343,750	Within
Joseph A. Sigrist	380,000	326,727	395,340	Within

(1)	Mr. Miller’s base salary was set in connection with his promotion to President and CEO, which became effective in May 2010.
(2)	Mr. Ramakrishna joined Polycom in October 2010 and as a result, the base salary determinations that occurred in the first half of the year did not apply to him.
(3)	Mr. Hagerty terminated employment with Polycom prior to these salary determinations, and as a result, these salary changes did not apply to him. Mr. Hagerty’s salary during of the period in 2010 that he was with Polycom remained unchanged from the 2009 level (at $650,000).

The variance from the targeted market position with respect to Mr. Kourey’s base salary was not considered to be significant and is attributable to a combination of his tenure and performance. With respect to Mr. Miller’s compensation, the Compensation Committee increased his base salary upon his promotion to CEO, upon advice from Radford, below the targeted market position, with the expectation that it would consider his compensation again based on his performance through 2010 to guide its determinations in the future. Accordingly, in early 2011, the Compensation Committee reviewed Mr. Miller’s compensation and considered his strong performance in 2010 as President and CEO of Polycom, Polycom’s strong financial and operating performance in 2010 and market analysis confirming that Mr. Miller’s base salary fell well below the 50th percentile range of the Peer Companies. Following this review, and in line with Polycom’s pay-for-performance philosophy, the Compensation Committee recommended, and the independent directors approved, an increase in Mr. Miller’s annual base salary to $750,000, effective February 2011, which brought his base salary level to within the 50th percentile range, as follows:

Named Executive Officer	February 2011 Base Salary Level ($)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Andrew M. Miller	750,000	717,091	867,680	Within

Total Cash Compensation for 2010

At the time during the first half of 2010 that the Compensation Committee (and the independent members of the Board of Directors, in the case of the CEO) reviewed the 2010 total cash compensation for our executive officers, including our NEOs, the total cash compensation targeted to be paid to each of the NEOs, other than with respect to Messrs. Miller, Darwish, Hagerty, and Sigrist, was within the 2010 target range, based on the 75th percentile, as set forth in the table below.

Named Executive Officer	February 2010 Base Salary ($)	Target 2010 Short-Term Cash Incentive Award ($)	Target 2010 Total Cash Compensation ($)	Low End of 75th Percentile Range ($)	High End of 75th Percentile Range ($)	Position in 75th Percentile Range
Andrew M. Miller (1)	400,000	320,000	720,000	722,174	955,075	Below
Michael R. Kourey	427,400	341,920	769,320	736,609	974,165	Within
Sayed M. Darwish	349,000	209,400	558,400	584,522	773,030	Below
Sudhakar Ramakrishna (2)	—	—	—	—	—	—
Laura J. Durr	245,630	122,815	368,445	315,565	417,335	Within
Robert C. Hagerty	650,000	780,000	1,430,000	1,701,826	2,250,665	Below
Geno J. Alissi	341,700	239,190	580,890	556,870	736,460	Within
Joseph A. Sigrist	368,500	257,950	626,450	680,957	900,565	Below

(1)	At the time that the Compensation Committee reviewed total cash compensation, Mr. Miller’s compensation was based on his previous role as Executive Vice President, Global Field Operations.
(2)	Mr. Ramakrishna joined Polycom in October 2010 and as a result, the base salary determinations that occurred in the first half of the year did not apply to him.

When the Compensation Committee reviewed total cash compensation for 2010, uncertainty still persisted with respect to the market and economic conditions. Given this environment, the Compensation Committee’s determination not to re-establish a formal bonus plan for the first half of 2010 (as described below), and the fact that the Company was still below the median size of the Peer Companies in terms of revenues, the Compensation Committee was comfortable with certain total cash compensation amounts for Messrs. Miller, Darwish, Hagerty and Sigrist falling below the stated market position.

Target Short-Term Cash Incentive Awards for 2011

For 2011, the Compensation Committee reviewed the target short-term cash incentive awards for the NEOs and with the exception of Messrs. Miller and Darwish, the NEOs’ target short-term cash incentive awards were within the stated market position as compared to the Peer Companies.

Named Executive Officer	Target Short-Term Incentive (%)	Low End of 75th Percentile Range (%)	High End of 75th Percentile Range (%)	Position in 75th Percentile Range
Andrew M. Miller	100	122	161	Below
Michael R. Kourey	80	78	104	Within
Sayed M. Darwish	60	65	86	Below
Sudhakar Ramakrishna	75	65	86	Within
Laura J. Durr	50	43	58	Within

As a result of this review, Mr. Darwish’s target short-term cash incentive award was increased to 75% effective January 1, 2011, bringing him to within the targeted 75th percentile range.

Following its review of Mr. Miller’s compensation in February 2011, as discussed previously, the Compensation Committee recommended, and the independent directors approved, leaving Mr. Miller’s target short-term cash incentive award percentage at 100% of base salary, which is below the targeted 75th percentile range for target short-term cash incentive award compensation.

Short-term Cash Incentive Awards

To focus each executive officer on the importance of achieving Polycom’s goals, typically a substantial portion of the officer’s potential annual compensation is set in the form of short-term cash incentive compensation that is tied to achievement of those goals. Accordingly, Polycom maintains two bonus programs under which executive officers are eligible to receive bonuses: the Performance Bonus Plan and the Management Bonus Plan.

Performance Bonus Plan.    The Company’s Performance Bonus Plan is intended to focus Polycom’s senior management on meeting and exceeding Polycom’s operating plan and maximizing Polycom’s delivery of rewards to its stockholders and employees. The Performance Bonus Plan is intended to permit the payment of bonus awards that qualify as performance-based compensation under Section 162(m) of the Code. Under the Performance Bonus Plan, bonuses are paid only if the performance goals set by the Compensation Committee at the beginning of the applicable performance period are achieved. In setting the performance goals, the Compensation Committee assesses the anticipated difficulty and relative importance to the success of Polycom of achieving the performance goals. Accordingly, the actual awards (if any) payable for any given year will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Performance Bonus Plan based on actual performance versus the specified goals.

Second Half 2010 Performance Bonus Plan.    For 2010, the Compensation Committee approved a bonus model with one six-month performance period, beginning on July 1, 2010. The Compensation Committee had determined not to re-establish formal bonus plans for the Company’s executive officers for the first half of 2010. The deteriorated conditions of the macroeconomic environment in 2009 had resulted in continued uncertainty and unpredictability in the market and economy through the beginning of 2010. However, as a result of the anticipated improvement in the economy for the second half of 2010 and its expected positive impact on the Company’s business and financial performance, the Compensation Committee approved a bonus model based on a performance period for NEOs for the remaining six months of the year.

The extent to which awards became payable at the end of the performance period depended upon actual performance as compared to the targets set forth in Polycom’s operating plan for the performance period and performance goals. The plan provided for a quarterly progress payment equal to 50% of the bonus earned up to the 100% achievement level for the third quarter 2010 results. For retention purposes, no payments would be made for overachievement (i.e., above target performance) until the year-end payment was calculated, subject to the employee remaining employed through the payment date.

For 2010 bonuses, the Compensation Committee determined that there would be two, equally weighted performance goals based entirely on Company-wide performance that applied to all NEOs, aligning the entire executive team upon execution against the same corporate goals. This alignment, which was supported by Radford, was considered appropriate in order to motivate and incentivize the executives to work as team to achieve success for Polycom through the end of 2010, particularly in light of our CEO transition earlier in the year. These performance goals consisted of achievement of Polycom’s revenue and non-GAAP operating income, and were measured against the corresponding target amounts in Polycom’s 2010 operating plan for the second half of 2010. These comparisons yielded an achievement percentage for each of the applicable performance goals, which were then further compared in a pre-determined matrix that yielded a percentage to be applied to each NEO’s target bonus amount.

The actual award (if any) payable for the second half of 2010 depended on the extent that actual performance met, exceeded or fell short of the pre-approved performance goals. For the second half of 2010, due to the fact that the Company set challenging goals under its operating plan and continued to make investments in the business to further the Company’s strategic initiatives, Polycom achieved the Company-wide revenue objective at 101% of target and the Company-wide non-GAAP operating income percent objective at 100% of target. The following table describes actual awards paid to our NEOs participating under the Performance Bonus Plan for 2010 based on the achievement of the performance goals:

Named Executive Officer	Second Half 2010 Eligible Earned Base Salary ($)	Target Second Half 2010 Award as Percentage of Base Salary (%)(1)	Target Second Half 2010 Potential Award Range as Percentage of Target(2) (%)	Actual Second Half 2010 Award ($)	Actual Second Half 2010 Award as Percentage of Second Half Earned Base Salary (%)(3)	Actual Second Half 2010 Award as Percentage of Target Award (%)
Andrew M. Miller	300,000	100	0 to 250	303,000	101	101
Michael R. Kourey	224,000	80	0 to 250	180,992	81	101
Sayed M. Darwish	195,000	60	0 to 250	118,170	61	101
Robert C. Hagerty (4)	—	—	—	—	—	—
Geno J. Alissi (5)	—	70	—	—	—	—
Joseph A. Sigrist (5)	—	70	—	—	—	—

(1)	The Performance Bonus Plan for 2010 was in effect only for the second half of the year. Accordingly, the target 2010 award as a percentage of base salary was applied to the base salaries earned by NEOs only during the second half of 2010. The base salary levels for the second half of 2010, on an annualized basis, are set forth in the table further above under the section titled “Base Salary.”
(2)	No bonus was payable if a minimum of 80% achievement of each applicable performance goal was not met.
(3)	2010 Base Salary is as set forth in the Summary Compensation Table on page 70.
(4)	Mr. Hagerty terminated employment during the first half of 2010, and as a result, he was not eligible to participate in any bonus plan.
(5)	Messrs. Alissi and Sigrist terminated employment in August and September 2010, respectively, and as a result, they were not eligible to receive a bonus under the Performance Bonus Plan.

Management Bonus Plan.    Polycom also maintains the Management Bonus Plan, which is an incentive bonus program for directors, vice presidents and above, and selected managers who are not participants in the Performance Bonus Plan. The Management Bonus Plan is designed to provide incentives to, and reward the efforts of, senior employees in maximizing the short- and long-term financial performance of the business; however, awards under the Management Bonus Plan are not intended to qualify as performance-based compensation under Section 162(m) of the Code. In accordance with the terms of the Management Bonus Plan, the Compensation Committee may exercise its discretion from time to time to increase or decrease bonuses payable thereunder.

2010 Management Bonus Plan.    For 2010, two of our NEOs, Mr. Ramakrishna and Ms. Durr, participated in the Management Bonus Plan which, similar to the Performance Bonus Plan, had only one six-month performance period that applied to the second half of 2010. The corporate performance goals under the Management Bonus Plan were the same as those under the Performance Bonus Plan and, accordingly, Polycom’s performance resulted in a payout under the Management Bonus Plan of 101% (which is described in more detail above with respect to the Performance Bonus Plan). The Management Bonus Plan also provides for positive or negative adjustment to a participant’s payout based upon their individual performance. Upon the recommendation of Mr. Kourey, for 2010, the Compensation Committee approved a multiplier of 109% to the bonus amount payable to Ms. Durr, in recognition of her strong performance and leadership through the second half of 2010. The following table describes actual awards paid to our NEOs that participated under the Management Bonus Plan for 2010 based on the achievement of the performance goals:

Named Executive Officer	Second Half 2010 Eligible Earned Base Salary ($)	Target Second Half 2010 Award as Percentage of Base Salary (%)(1)	Target Second Half 2010 Potential Award Range as Percentage of Target (2) (%)	Actual Second Half 2010 Award ($)	Actual Second Half 2010 Award as Percentage of Second Half Earned Base Salary (%)(3)	Actual Second 2010 Award as Percentage of Target Award (%)
Sudhakar Ramakrishna (4)	90,909	75	0 to 250	68,864	76	101
Laura J. Durr	128,500	50	0 to 250	70,733	55	110

(1)	The Management Bonus Plan for 2010 was in effect only for the second half of the year. Accordingly, the target 2010 award as a percentage of base salary was applied to the base salaries earned by NEOs only during the second half of 2010. The base salary levels for the second half of 2010, on an annualized basis, is set forth in the table further above under the section titled “Base Salary.”
(2)	No bonus was payable if a minimum of 80% achievement of each applicable performance goal was not met.
(3)	2010 Base Salary is as set forth in the Summary Compensation Table on page 70.
(4)	Mr. Ramakrishna joined Polycom in October 2010. As a result, his target award was determined at the time of his hire and his participation in the Management Bonus Plan was prorated based on his start date.

Difficulty in Achieving Performance Targets under the Performance Bonus Plan and Management Bonus Plan for 2010.    Achievement of the performance goals under the Performance Bonus Plan and Management Bonus Plan is measured against targets set forth in Polycom’s operating plan, which is developed by management and approved by the Board of Directors after significant review and discussion. The operating plan is designed to encourage the growth and development of Polycom and therefore is intentionally challenging and expected to be achieved by management and Polycom as a whole only with significant effort and skill. As the performance goals and target levels set by the Compensation Committee are based on Polycom’s operating plan, the difficulty in achieving the performance goals at the target levels reflects the inherent difficulty in achieving the goals and objectives set forth in the operating plan. Further, as discussed above, bonuses for 2010 would be payable at target levels only upon substantial overachievement of the performance goals in Polycom’s operating plan.

At the time the performance goals and target levels were set for the executive officers, the Compensation Committee believed that the target levels would be difficult to achieve and that maximum payouts were unlikely to be achieved. In addition, in 2010, the Compensation Committee recognized that the Company was making significant investments in the business in support of the Company’s strategic initiatives and in furtherance of the Company’s long-term performance objectives, which would further limit the executive officers’ ability to achieve at above target performance levels against Polycom’s short-term operating plan, which specifically contemplated these investments. Achievement of a maximum payout would require substantial efforts by the executive officer and very high levels of company performance that historically have not been attained. The following table sets forth prior year payouts of cash incentive compensation received by Polycom’s named executive officers (at such time) as a percentage of their target bonus amount based upon actual earnings:

Fiscal Year	Range of Cash Incentive Payouts
2007	74% to 101%
2008	25% to 80%(1)
2009	0% to 12.2%(2)
2010 (Second Half)	101% to 110%(3)

(1)	Includes discretionary bonus payments made to named executive officers.
(2)	Excludes Mr. Miller’s guaranteed bonus under the Management Bonus Plan.
(3)	Reflects Second Half 2010 bonus payout for the six month performance period from July 1, 2010 to December 31, 2010.

2010 Discretionary Bonuses.    During 2010, the CFO recommended, and the Compensation Committee approved, discretionary bonuses for Ms. Durr for the first half of the year based on her strong performance and project work. Her bonuses were as follows:

First Quarter 2010 ($)	Second Quarter 2010 ($)
14,937	18,000

2010 New Hire Bonus.    In connection with his hire in October 2010, Mr. Ramakrishna became entitled to receive a signing and retention bonus in the amount of $80,000, payable in 2011 in four equal installments on a quarterly basis, subject to his continued employment with us through each such date. His new hire compensation package is discussed further below.

2011 Short-Term Cash Incentive Awards

For 2011, the Compensation Committee approved two six-month performance periods beginning on January 1, 2011, and July 1, 2011, under both the Performance Bonus Plan and Management Bonus Plan. There are two, equally weighted performance goals for NEOs under both plans. These consist of Polycom’s revenue and non-GAAP operating income as set forth in Polycom’s 2011 annual operating plan, and as adjusted for the second half of 2011. The Compensation Committee chose these performance goals, which are the same goals that applied to 2010 bonuses in order to motivate and align the NEOs to work toward these common objectives as a team to achieve Polycom’s success in 2011. The extent of achievement of these performance goals will determine the payout based on a pre-determined matrix of Polycom’s revenue and non-GAAP operating income that yields a specific percentage to be applied to each NEO’s target bonus amount. In addition, the Management Bonus Plan provides for positive or negative adjustment based upon an individual participant’s performance.

Each NEO’s target bonus amount will be allocated equally among the two performance periods. The named executive officers’ 2011 target bonus percentages and potential award ranges under the applicable bonus plan are:

Named Executive Officer (1)	Bonus Plan	Target 2011 Award as Percentage of Base Salary (%)	Potential Award Range as Percentage of Target (%)
Andrew M. Miller	Performance Bonus Plan	100	0 to 250
Michael R. Kourey	Performance Bonus Plan	80	0 to 250
Sayed M. Darwish	Performance Bonus Plan	75	0 to 250
Sudhakar Ramakrishna	Performance Bonus Plan	75	0 to 250
Laura J. Durr	Management Bonus Plan	50	0 to 250

(1)	Messrs. Hagerty, Alissi and Sigrist terminated employment during 2010 and as a result, are not eligible to participate in the Performance Bonus Plan for 2011.

Difficulty in Achieving Performance Targets under the Performance Bonus Plan and Management Bonus Plan for 2011.    We expect that, similar to the 2010 bonuses, achievement of the performance goals under the Performance Bonus Plan and Management Bonus Plan will be challenging, as these goals are determined under Polycom’s 2011 annual operating plan. Each annual operating plan is intentionally designed to set aggressive goals for management for the year, as was the case for the 2010 annual operating plan and which is described in more detail above. We expect that management will need to perform at high levels and expend significant effort and skill to achieve target level performance in 2011 under the bonus plans.

Long-Term, Equity-Based Incentive Awards

The goal of Polycom’s long-term equity-based incentive program is to better align the interests of executive officers with Polycom’s stockholders. The Compensation Committee determines the size of long-term, equity-based incentives based on each executive’s position within Polycom and seeks to set a level that will create a meaningful opportunity for stock ownership. In addition, the Compensation Committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, the number and value of unvested equity awards already held by each individual and comparable awards made to individuals in similar positions with the Peer Companies.

In reviewing and analyzing the awards made to similarly situated executives at the Peer Companies, the Compensation Committee, with the assistance of its compensation consultant, compared:

•	The number of option equivalents subject to awards granted to an individual in a given role or position (or for 2011, annual long-term incentive values of awards to such individuals);

•

The value of the grant using a Black-Scholes valuation for options and the grant date value for full value equity awards for each role or position as compared to the value of the grants at the peer companies for each role or position, using a value that is consistent with FASB ASC Topic 718 (“ASC 718”);

•

The number of shares granted as a percent of Polycom’s total shares outstanding for each role or position compared to the number of shares granted as a percent of the Peer Companies’ total common shares outstanding for each role or position; and

•	The individual’s vested and unvested equity positions.

Equity Award Practices

Equity-based awards are granted to our employees, including executive officers, under Polycom’s 2004 Equity Incentive Plan. All equity awards are approved by the Compensation Committee on the grant date, and all option grants have a per share exercise price equal to the fair market value of Polycom’s common stock on the grant date. The Compensation Committee has not delegated authority to grant stock options and other equity awards under Polycom’s 2004 Equity Incentive Plan; therefore, the authority to grant equity awards currently resides solely with the Compensation Committee.

At the 2011 Annual Meeting, stockholders are being asked to approve a new 2011 Equity Incentive Plan (the “2011 Plan”) so that we may continue to be able to attract, motivate and retain our employees through grants of equity awards, as well as receive a federal income tax deduction for certain awards intended to constitute “performance-based compensation” under Section 162(m) of the Code. Polycom’s current 2004 Equity Incentive Plan (the “2004 Plan”) is being terminated in connection with the adoption of the 2011 Plan, but equity awards granted under the 2004 Plan will continue to be governed by the 2004 Plan.

The Compensation Committee historically has not had, and does not intend to establish, any program, plan or practice of timing the grant of equity awards to its executive officers in coordination with the release of material non-public information that is likely to result in either an increase or decrease in the price of Polycom common stock. In addition, to the extent Polycom’s stock price immediately increases following the grant of equity awards, recipients will not realize the full value of such increase given that full value equity awards typically vest over a two- or three- year period (with the use of one-year awards as deemed appropriate in certain instances), and options typically vest over a four-year period.

Stock Awards

For 2010 and 2011, the Compensation Committee has continued the practice of granting a combination of performance shares and time-based restricted stock units to director-level employees and above. The Compensation Committee has continued this practice after consulting with Radford and considering a number of factors, including the retentive value of outstanding long-term, equity-based incentive awards held by Polycom employees (including the NEOs), the importance of rewarding key employees for continued dedication and loyalty, trends regarding long-term, equity-based incentive awards, and alternative performance measures that will appropriately reflect Polycom’s long-term shareholder objectives.

2010 Equity Awards

For 2010, the Compensation Committee, with the assistance of Radford, reviewed Polycom’s long-term, equity-based incentive program including the competitive position of the outstanding equity positions held by Polycom’s NEOs. Radford concluded that a majority of the number of shares of equity held by our NEOs (other than Messrs. Miller, Darwish, Alissi and Ramakrishna who was not hired until October 2010) were vested and with the exception of Messrs. Miller, Kourey, Darwish, Durr and Ramakrishna, each executive officers’ unvested equity awards had a value of less than two times the market median annual long-term incentive awards of the Peer Companies based on the then-current 30-day trading average of Polycom’s stock, presenting a potential retention risk for Polycom. After considering Radford’s recommendations, Polycom’s retention concerns, each NEO’s competitiveness relative to the market, individual performance for 2009 and expected future contribution, the Compensation Committee (and the independent members of the Board of Directors, in the case of Mr. Hagerty who was our then-CEO) approved the following equity grants to the NEOs:

Named Executive Officer	2010 Restricted Stock Units (#)	Target 2010 Performance Shares (Total Shareholder Return) (#)	Target 2010 Performance Shares (Gross Margin Dollars) (#)	Target 2010 Restricted Stock Units and Performance Share Values ($) (1)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range
Andrew M. Miller	17,500	17,500	2,000	841,380	673,154	1,137,630	Within
Michael R. Kourey	17,500	17,500	13,000	1,091,520	541,769	869,960	Above
Sayed M. Darwish	14,000	14,000	10,000	864,120	470,462	795,080	Above
Sudhakar Ramakrishna (2)	—	—	—	—	—	—	—
Laura J. Durr	3,750	3,750	—	170,550	107,615	181,870	Within
Robert C. Hagerty	45,000	45,000	20,000	2,501,400	2,641,000	4,463,290	Below
Geno J. Alissi	14,000	14,000	11,000	886,860	427,769	722,930	Above
Joseph A. Sigrist	17,500	17,500	12,000	1,068,780	535,000	904,150	Above

(1)	On February 4, 2010, the effective date of the NEOs’ performance shares and restricted stock unit grants, the fair market value (or closing trading price) of Polycom’s common stock on NASDAQ was $22.74, which was used to calculate the value of the NEOs’ awards.
(2)	Mr. Ramakrishna joined Polycom in October 2010 and therefore did not receive equity awards in February 2010.

The restricted stock units vest annually on the award’s grant date in equal installments over three years, subject to continued employment through such vesting date. The performance shares indicated as “Total Shareholder Return” in the table above vest based upon achievement of targets in total shareholder return (“TSR”) during three successive, one-year performance periods beginning on January 1, 2010, and continuing through 2012, subject to continued employment through each vesting date. The target number of performance shares was allocated equally among the three performance periods and the number of performance shares that could vest ranged from 0% to 200% of the target number of performance shares allocated to each performance period. If the performance criteria are not met in a particular period, the portion of performance shares allocated to such period will be permanently forfeited.

For 2010, our TSR for each performance period was measured against the Russell 2000 Index. The Compensation Committee determined that the Russell 2000 Index was an appropriate index to use given that this index included similarly-sized companies, including at the time the Company and other companies comparable to the Company in terms of market capitalization, and is well-represented by technology companies. The award level, award criteria, and target number of performance shares that will vest based on achievement of the TSR objective are as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest

Minimum Award	TSR equals the 25th percentile of the Russell 2000 Index (1)	Fifty percent (50%) of the target number of performance shares

Target Award	TSR equals the 50th percentile of the Russell 2000 Index (2)	One hundred percent (100%) of the target number of performance shares

Maximum Award	TSR equals or exceeds the top percentile of the Russell 2000 Index	Two hundred percent (200%) of the target number of performance shares

(1)

If TSR is below the 25th percentile of the Russell 2000 Index, no vesting would occur for that performance period. For each additional percentile above the 25th percentile up to the 50th percentile, an additional two percent of the target number of performance shares becomes vested until reaching the 50th percentile.

(2)

If TSR is above the 50th percentile of the Russell 2000 Index, an additional two percent of the target number of performance shares becomes vested for each additional percentile until reaching the top percentile.

Further, due to retention concerns and other factors described above, the Compensation Committee approved additional performance shares for certain of Polycom’s executive officers, including Messrs. Miller, Kourey, Darwish, Hagerty, Alissi, and Sigrist, indicated as “Gross Margin Dollars” in the table above. These additional performance shares, which the Compensation Committee believed achieved its objectives of retaining these key executives while also designed to pay out only upon the achievement of strategically important financial measures, resulted in Messrs. Kourey, Darwish, Alissi and Sigrist receiving grants above the targeted percentile range. The equity awards to Mr. Hagerty were below the market range. However, the Compensation Committee determined that the equity awards granted to Mr. Hagerty were appropriate after taking into consideration Polycom’s relative size in terms of revenues as compared to the Peer Companies.

These awards were subject to vest upon achievement of the gross margin dollars target over a one-year performance period during 2010, subject to continued employment through such vesting date. The number of performance shares in which the recipient ultimately would be entitled to vest ranged from 0% to 200% of the target number of performance shares. The achievement of gross margin dollars would be compared to the gross margin dollars target in Polycom’s annual operating plan for 2010. The Compensation Committee believed that this measure was appropriate because achieving our gross margin dollars targets represented an important strategic focus for the Company and its stockholders as it was critical to increasing the Company’s future profitability and funding the Company’s core strategic initiatives. The award level, award criteria and target number of shares that would vest based on achievement of the gross margin dollars objective were as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest

Minimum Award	Gross margin dollars is achieved at 50% of target under the operating plan (1)	Fifty percent (50%) of the target number of performance shares

Target Award	Gross margin dollars is achieved at 100% of target under the operating plan (2)	One hundred percent (100%) of the target number of performance shares

Maximum Award	Gross margin dollars is achieved at 125% or greater of target under the operating plan	Two hundred percent (200%) of the target number of performance shares

(1)	If gross margin dollars was below 50% of the target under the operating plan, no vesting of the performance shares would occur. For each additional percentage of gross margin dollars achieved against the operating plan above fifty percent (50%), an additional one percent (1%) of the target number of performance shares becomes vested until gross margin dollars reached 100% of target under the operating plan.
(2)	If gross margin dollars was above 100% of target under the operating plan, an additional four percent (4%) of the target number of performance shares became vested for each additional percentile until reaching 125% of the target under the operating plan.

The achievement level of these gross margin dollar awards is described in further detail under “Performance Share Results for 2010” below.

Modification of Performance Goals in Connection with Promotion.    In June 2010, we modified Mr. Miller’s performance goals for certain grants to better reflect his new role as President and CEO of Polycom. The changes were to Mr. Miller’s performance shares in the target amounts of 50,000 and 75,000 shares that were granted in 2009, in connection with his hire. Mr. Miller originally joined Polycom in the role of EVP, Global Field Operations and accordingly, the vesting of these performance shares was contingent upon achievement of targets relating to his responsibilities in that role (including the achievement of targets in market share of Polycom’s video and network solutions business, with respect to the 50,000 share grant, and the achievement of targets in market share and revenue for certain products, with respect to the 75,000 share grant).

However, in May 2010, when Mr. Miller’s role changed to that of President and CEO of Polycom, and with support from Radford, we revised the applicable performance vesting criteria for future performance periods under such awards commencing July 1, 2010, so that the performance criteria for the remaining target performance shares (100,000 shares) instead would be based on achievement of targets for Total Shareholder Return. We believe that the amendment better aligns the performance goals under these awards with Mr. Miller’s enhanced, Company-wide responsibilities as our President and CEO. Other terms of these awards remained unchanged.

For the first six-month performance periods ending June 30, 2010 that remained subject to the original terms under these two awards, of the 12,500 target performance shares related to the attainment of targets for market share, no shares were awarded to Mr. Miller as this performance measure was not satisfied, and of the 12,500 target performance shares related to the achievement of both market share and revenue targets, 12,500 shares were awarded to Mr. Miller as these performance goals were met. Polycom’s TSR result for the second six-month performance period ending December 31, 2010 was at approximately the 69th percentile ranking as compared to the Russell 2000 Index, resulting in the vesting of 138% of the target 25,000 shares awarded to Mr. Miller for such performance period, or 34,500 shares in the aggregate. The performance share results for other awards to Mr. Miller in 2010 are described below.

Supplemental Performance Shares.    In May 2010, in connection with Mr. Miller’s promotion to the President and CEO position, we granted equity awards to Mr. Miller in a combination of 50% performance shares and 50% time-based restricted stock units. In addition, for retention purposes and to ensure a successful transition following Mr. Miller’s promotion, we granted equity awards to Mr. Kourey (our CFO) in a combination of 50% time-based restricted stock units and 50% performance shares. Additionally, in November 2010, the Compensation Committee further reviewed Mr. Miller’s total direct compensation with Radford, which reported that Mr. Miller’s current compensation levels fell below the competitive range for each pay element (i.e. base salary, short-term incentive and long-term incentive). In recognition of his increased role as CEO and his strong performance to date in such role, as well as the fact that his current equity compensation was significantly below market, the Compensation Committee approved a supplemental grant to Mr. Miller in a combination of 50% time-based restricted stock units and 50% performance shares. We believe that these award grants are appropriate as they are consistent with our long-term strategic goals and that the combination of time-based and performance-based awards is appropriate to accomplish our objectives of providing incentive and retention value to the NEOs. The awards granted are as follows:

Named Executive Officer	Restricted Stock Units (#) (1)	Target Performance Shares (TSR) (#)
Andrew M. Miller	15,000	15,000	(2)
	17,500	17,500	(3)
Michael R. Kourey	12,500	12,500	(2)

(1)	The restricted stock units are scheduled to vest annually in equal installments over a period of three years on the anniversary of the award’s grant date, subject to continued employment through each vesting date.
(2)	These performance shares are subject to achievement of the same levels of TSR and terms and conditions as described above with respect to the annual awards, except that the performance periods are based on three, twelve-month periods with the first performance period commencing May 1, 2010 and the second and third performance periods comprising the 2011 and 2012 calendar years, respectively.
(3)	These performance shares are subject to achievement of the same levels of TSR and terms and conditions as described above with respect to the annual awards.

New Hire Awards.    In connection with Mr. Ramakrishna’s hire in October 2010, the Compensation Committee approved a combination of time-based restricted stock units and performance shares. The awards granted are as follows:

Restricted Stock Units (#)	Target Performance Shares (TSR) (#)
25,500 (1)	22,500 (2)

(1)	The restricted stock units are scheduled to vest annually in equal installments over a period of three years on the anniversary of the award’s grant date, subject to continued employment through each vesting date. 3,000 of these restricted stock units were awarded as a sign-on award with retention value.
(2)	The performance shares are subject to achievement of the same levels of TSR and terms and conditions as described above with respect to the annual awards.

Mr. Ramakrishna’s new hire compensation package is described further below.

Performance Share Results for 2010.    Following the end of the 2010 performance period, the Compensation Committee determined that Polycom’s TSR for 2010 was at approximately the 84th percentile ranking as compared to the Russell 2000 Index. This very strong ranking resulted in the vesting of 168% of the target number of the first one-third of the performance shares that were granted in 2010 measuring TSR performance against the Russell 2000 Index. It also approved the vesting of 108% of the target number of performance shares granted in 2010 measuring gross margin dollar performance, based on the level of Polycom’s achievement of gross margin dollars. The number of shares that vested as a result of these achievements is as follows:

Named Executive Officer	Performance Shares (TSR) (#)(1)	Performance Shares (Gross Margin Dollars) (#)(1)
Andrew M. Miller	76,499	2,160
Michael R. Kourey	22,401	14,040
Sayed M. Darwish	19,038	10,800
Sudhakar Ramakrishna (2)	—	—
Laura J. Durr (3)	4,200	—
Robert C. Hagerty (4)	—	—
Geno J. Alissi (4)	—	—
Joseph A. Sigrist (4)	—	—

(1)	These performance share results were certified in February 2011, and the shares vest on various dates in 2011 on the applicable one-year anniversary of the grant date.
(2)	Mr. Ramakrishna was hired in October 2010, and as a result, he did not receive performance shares based on gross margin dollars.
(3)	Ms. Durr did not receive performance shares based on gross margin dollars.
(4)	Messrs. Hagerty, Alissi and Sigrist terminated employment prior to the end of the 2010 performance period, and as a result, forfeited their performance shares upon such termination.

Difficulty in Achieving Target Gross Margin Dollars Performance

With respect to performance shares measuring achievement of gross margin dollars, the Compensation Committee set performance goals and target levels based on the goals and objectives set forth in Polycom’s annual operating plan. The annual operating plan is designed to encourage the growth and development of Polycom and is therefore intentionally challenging and expected to be achieved only with significant effort and skill. At the time the 2010 performance goals and target levels were set for the gross margin dollars performance shares granted to the NEOs, the Compensation Committee believed that the target levels would be difficult to achieve and were unlikely to be achieved at the maximum level. Achievement of a maximum payout would require substantial efforts by the executive officer and very high levels of company performance that historically have not been attained. For example, in each of 2007, 2008 and 2009 (in which years the Compensation Committee also awarded performance shares measuring performance (albeit in 2007 and 2008, revenue and income performance) against the operating plan), the Compensation Committee set similarly challenging goals that would be difficult to achieve, with the maximum number of performance shares to be potentially earned upon achievement of performance goals set at 250% (or 200% for 2009) of the target number of performance shares awarded to the NEO. However, the actual performance shares earned upon achievement of the performance goals for 2007, 2008 and 2009 for our then-CEO, CFO and other NEOs are reflected in the following table:

Fiscal Year	Participants	Actual Achievement as Percentage of Target Number of Shares (%)
2007	CEO and CFO	98
	Other Named Executive Officers	94

2008	CEO and CFO	0
	Other Named Executive Officers	0

2009	CEO and CFO	122
	Other Named Executive Officers	122

2011 Equity Awards

For 2011 grants, the Compensation Committee considered Mr. Miller’s recommendations (other than with respect to awards to be granted to himself) and approved the awards, based on its review of Radford market data for the Peer Companies, executive tally sheets, target total direct compensation as well as the NEOs’ then-current equity award holdings.

Named Executive Officer	2011 Restricted Stock Units (#)	Target 2011 Performance Shares (TSR) (#)	Target 2011 Restricted Stock Units and Performance Share Values ($) (1)(2)	Low End of 50th Percentile Range ($)	High End of 50th Percentile Range ($)	Position in 50th Percentile Range (3)
Andrew M. Miller	29,000	29,000	2,639,000	2,272,923	3,841,240	Within
Michael R. Kourey	7,500	7,500	688,950	667,923	1,128,790	Within
Sayed M. Darwish	7,250	7,250	665,985	391,923	662,350	Above
Sudhakar Ramakrishna	9,250	9,250	849,705	502,385	849,030	Above
Laura J. Durr	4,000	4,000	367,440	171,077	289,120	Above
Robert C. Hagerty (4)	—	—	—	—	—	—
Geno J. Alissi (4)	—	—	—	—	—	—
Joseph A. Sigrist (4)	—	—	—	—	—	—

(1)	On February 23, 2011, the effective date of the CEOs’ performance shares and restricted stock unit grants, the fair market value (or closing trading price) of Polycom’s common stock on NASDAQ was $45.50, which was used to calculate the value of the CEO’s awards.

(2)	On February 22, 2011, the effective date of the NEOs’ (other than Mr. Miller’s) performance shares and restricted stock unit grants, the fair market value (or closing trading price) of Polycom’s common stock on NASDAQ was $45.93, which was used to calculate the value of such NEOs’ awards.
(3)	Certain grants fall slightly above the targeted market range due to the fact that Polycom’s stock price increased between the date that competitive data was prepared for the Compensation Committee and the grant date of the awards.
(4)	Messrs. Hagerty, Alissi and Sigrist terminated employment during 2010, and as a result, were not eligible to receive awards for 2011.

As indicated in the table above, we granted a combination of performance shares and time-based restricted stock units to our NEOs, as we did in 2010 and as described above. Restricted stock units are scheduled to vest in three equal, annual installments on the anniversary of the award’s grant date, subject to continued employment with Polycom through each vesting date. The performance shares indicated as “TSR” in the table above vest based upon achievement of targets in TSR during three successive, one-year performance periods beginning on January 1, 2011, and continuing through 2013, subject to continued employment through each vesting date. The target number of performance shares is allocated equally among the three performance periods and the number of performance shares that are eligible to vest ranges from 0% to 150% of the target number of performance shares allocated to each performance period. The Compensation Committee reduced the performance share cap, or maximum payout amount, to 150% from 200% in prior years as a means of continuing to recognize and reward the recipients for performance above the target level, while effectively managing the Company’s burn rate. If the performance criteria are not met in a particular period, the portion of performance shares allocated to such period will be permanently forfeited.

For awards granted in 2011, the TSR will be measured against the NASDAQ Composite Index (the “NASDAQ Index”). For awards granted in previous years, such awards will continue to be measured on the Russell 2000 Index, which reflects the performance criteria against which they were granted. The Compensation Committee believed that the NASDAQ Index would be appropriate because Polycom is a NASDAQ-listed company, the NASDAQ Index is inclusive of a large number of high technology companies, historical data showed a high correlation coefficient between Polycom and the NASDAQ Index and ten-year backtesting data and Radford further supported the selection of the NASDAQ Index. The award level, award criteria, and target number of performance shares that may vest based on achievement of the TSR objective are as follows:

Award Level	Award Criteria	Target Number of Performance Shares That Will Vest
Minimum Award	TSR equals the 25th percentile of the NASDAQ Composite Index (1)	Fifty percent (50%) of the target number of performance shares
Target Award	TSR equals the 50th percentile of the NASDAQ Composite Index (2)	One hundred percent (100%) of the target number of performance shares
Maximum Award	TSR equals or exceeds the top percentile of the NASDAQ Composite Index	One hundred fifty percent (150%) of the target number of performance shares

(1)

If TSR is below the 25th percentile of the NASDAQ Composite Index, no vesting will occur for that performance period. For each additional percentile above the 25th percentile up to the 50th percentile, an additional two percent of the target number of performance shares becomes vested until reaching the 50th percentile.

(2)

If TSR is above the 50th percentile of the NASDAQ Composite Index, an additional one percent of the target number of performance shares becomes vested for each additional percentile until reaching the top percentile.

For these 2011 annual awards, the Compensation Committee retains discretion to reduce the number of shares that otherwise would vest as a result of achievement of the performance goals. Under these awards, the Compensation Committee in its discretion may reduce the number of shares (including to zero) in the event of Polycom’s negative material restatement of financials, certain acts by the award holder involving fraud, or material violations of laws or regulations or material breaches of fiduciary duties owed to Polycom that have a significant negative effect on the Company’s reputation or business. The Compensation Committee in its discretion also may reduce the number of shares to the target level if our stock price at the end of the relevant performance period results in the measurement of TSR that is inconsistently substantially higher than the performance of our stock shortly preceding the last 30 days of such performance period (i.e., a change in the stock price of more than 40% in the last 30 days of the performance period as compared to the preceding 90-day period).

Other Changes to and Determinations of Compensation

Promotion to President and CEO

In May 2010, we promoted Mr. Miller, who had held the position of Executive Vice President, Global Field Operations, to President and CEO. In connection with the promotion, we revised Mr. Miller’s compensation as appropriate for his new role. In determining Mr. Miller’s new compensation package, we engaged Radford to provide analysis and recommendations with respect to the CEO position. Additionally, based on Mr. Miller’s relatively recent hire in 2009, in August 2010, we reviewed his relocation benefits that were initially negotiated with Mr. Miller at the time that he joined Polycom. The Compensation Committee recommended and the Board of Directors approved a seven-month extension of Company-paid, temporary living accommodations that were originally provided to Mr. Miller in recruiting him to join Polycom in the second half of 2009. In February 2011, we again reviewed Mr. Miller’s relocation arrangements and extended this benefit for an additional four months. These extensions will provide Mr. Miller with this benefit through August 2011 on a grossed up basis, subject to repayment of one-half of the total benefit in the event of his voluntary termination prior to July 1, 2011. The Compensation Committee believed the extensions were appropriate after considering Mr. Miller’s performance, other elements of his compensation and our retention goals following his promotion to President and CEO in 2010.

New Hire Compensation

In October 2010, we hired Mr. Ramakrishna to be Senior Vice President, General Manager of Unified Communications Products, and Chief Development Officer. In determining Mr. Ramakrishna’s compensation, the Compensation Committee considered the appropriate compensation package that would be required to recruit him to Polycom, his expected contributions, and internal equity. The Compensation Committee also consulted Radford regarding the levels of compensation appropriate for the position. However, we did not request a comprehensive analysis for the position at the time of his hire (which instead is conducted typically on an annual basis for our executives). In February 2011, Mr. Ramakrishna was promoted to Executive Vice President, General Manager of Unified Communications Solutions, and Chief Development Officer.

Hagerty Consulting Agreement

In May 2010, in order to ensure a smooth transition of the CEO position from Mr. Hagerty to Mr. Miller particularly in light of Mr. Hagerty’s nearly twelve-year tenure at Polycom as its CEO and his depth and breadth of knowledge of Polycom’s business, we entered into a consulting agreement with Mr. Hagerty. Under the agreement, Mr. Hagerty agreed to provide advisory services, as requested, to Polycom’s Board of Directors and Mr. Miller, for a period of at least one year (unless earlier terminated in accordance with the terms of the agreement). In exchange for such services, Mr. Hagerty would receive an aggregate amount of $500,000 payable over the term of the agreement. During the term of the agreement, Mr. Hagerty is subject to non-competition obligations with respect to certain identified companies. Upon mutual written agreement, the parties may elect to renew the agreement for an additional one-year term.

Executive Stock Ownership Guidelines

Periodically, the Compensation Committee reviews the compensation practices of Polycom’s peer companies including executive stock ownership policies. In 2009, the Compensation Committee engaged Radford to report on the executive stock ownership practices of Polycom’s peer companies. Based on the report, the Compensation Committee considered the peer companies’ practices, including that in 2009, a majority of Polycom’s peer companies had in place executive stock ownership guidelines. After reviewing Radford’s recommendations and taking into consideration corporate governance factors, the Compensation Committee made a recommendation, and the full Board of Directors approved formal stock ownership guidelines for Polycom’s executive officers in early 2010. Pursuant to the guidelines, executive officers should have a minimum equity interest in the amount of 5,000 shares of Polycom’s stock, other than Polycom’s CEO who should have a minimum equity interest in the amount of 10,000 shares of Polycom’s stock. These minimums should be met by the later to occur of the fifth anniversary of the executive’s commencement of employment with the Company or February 4, 2015.

Termination and Change of Control Arrangements

One of the objectives of our compensation philosophy is to offer a total compensation program that takes into consideration the other compensation practices of our peer companies, including termination and change of control arrangements. Polycom has entered into change of control severance agreements with certain of Polycom’s senior executive officers, including Messrs. Miller, Kourey, Darwish, Ramakrishna, Hagerty, Alissi and Sigrist. The change of control severance agreements generally provide for the payment of compensation to Messrs. Miller, Kourey, Darwish and Ramakrishna (and which would have been provided to Messrs. Hagerty, Alissi and Sigrist) upon termination of employment under certain conditions in the event of a change of control, including a termination without cause or for good reason following a change of control of Polycom. Additionally, the Compensation Committee approved an Executive Severance Plan in February 2010, under which Messrs. Miller, Kourey, Darwish and Ramakrishna (following his hire date) and Ms. Durr are, and Messrs. Sigrist and Alissi had been (prior to their departures), eligible to participate. The Executive Severance Plan generally provides for the payment of compensation for the participating NEOs in the event of involuntary termination of employment other than for cause, death or disability, or voluntary termination for good reason in the amount of two times’ base and target bonus amount for Mr. Miller and one times’ base and target bonus amount for the other NEOs. Finally, Polycom had entered into a severance agreement with Mr. Hagerty which generally had provided for payment of compensation in the event of involuntary termination of employment other than for cause, death or disability, or his voluntary termination for good reason.

The various termination and change of control arrangements between Polycom and our executive officers are designed to meet the following objectives:

Arrangement	Objectives
Executive Severance Plan	The purpose of the Executive Severance Plan is to provide assurances of specified severance benefits to eligible employees of Polycom whose employment is subject to being involuntarily terminated other than for death, disability, or cause or voluntary termination for good reason. Polycom believes that it is imperative to provide such individuals with severance benefits upon certain terminations of employment, which Polycom recognizes can be triggered at any time, to (i) secure their continued dedication to their work, notwithstanding the possibility of a termination by Polycom, and (ii) provide such individuals with an incentive to continue employment with Polycom. We believe that the benefits under the Executive Severance Plan are competitive relative to the

Arrangement	Objectives
severance protection provided to similarly situated individuals at the Peer Companies and appropriate given that the benefits are subject to the executive officer’s entry into a release of claims in favor of Polycom and non-solicitation and nondisparagement obligations, and in certain cases where enforceable non-competition obligations, for one year following termination of employment.

Change of Control Severance Agreements	It is expected that Polycom from time to time will consider the possibility of an acquisition by another company or other change of control. Polycom recognizes that such consideration can be a distraction to executive officers and can cause executive officers to consider alternative employment opportunities. Polycom believes that it is imperative to provide such individuals with severance benefits upon their termination of employment following a change of control to (i) secure their continued dedication and objectivity, notwithstanding the possibility, threat or occurrence of a change of control, (ii) provide such individuals with an incentive to continue employment and motivate them to maximize the value of Polycom upon a change of control for the benefit of its stockholders, and (iii) provide such individuals with enhanced financial security.

Severance Agreement with Former CEO	The purpose of the severance agreement with Mr. Hagerty, Polycom’s former CEO, was to encourage him to remain with Polycom and to provide him with enhanced financial security in recognition of his past and future service with Polycom. We believed that providing such benefits was competitive relative to the severance protection provided to similarly situated individuals at the Peer Companies and appropriate given that the benefits were subject to Mr. Hagerty’s entry into a release of claims in favor of Polycom and a non-solicitation provision for one year following termination of employment.

Other Arrangements	Certain executive officers reporting under Section 16 of the Exchange Act, including the NEOs, are entitled to a twelve-month post-termination exercise period with respect to certain stock options in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement. The Compensation Committee believes that these arrangements are appropriate to help retain and motivate the executives and consistent with prevailing market practice. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for more detail on these arrangements.

We believe the terms and payout levels of our termination and change of control arrangements are consistent with current market practices and competitively necessary to attract and retain qualified executives. To ensure that the severance and change of control agreements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee periodically reviews the severance agreement and change of control severance agreements. However, these termination and change of control arrangements do not affect our decisions regarding other elements of compensation.

In late 2009, the Compensation Committee engaged Radford to conduct a review of arrangements entered into by the Peer Companies with respect to severance benefits provided in the event of certain termination of an executive’s employment that occurs not in connection with a change of control. In its review, Radford focused on the prevalence of companies that provide protection for its executives upon an involuntary termination or resignation for good reason and the level of severance benefits provided upon such termination. Radford concluded that 70% of companies provide severance benefits upon an involuntary termination or resignation for good reason and that typically, the benefits that executives would receive included 12 months of base salary and bonus, continued benefits coverage for the same period and accelerated vesting of equity awards. After considering the results of Radford’s review and the retention and motivational considerations with respect to its senior executives, the Compensation Committee determined that it was in Polycom’s and its stockholders’ best interests to implement arrangements for Polycom’s executives that would provide severance benefits upon such termination of employment. Accordingly, in February 2010, the Compensation Committee approved the Executive Severance Plan and determined the eligible participants under the plan, which include Messrs. Miller, Kourey, Darwish and Ms. Durr, and had included Messrs. Alissi and Sigrist.

As described in further detail in the section entitled “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements,” the Executive Severance Plan provides for certain payments based on the participant’s base salary as then in effect plus target bonus in effect in the last year that ended prior to the termination date, continued health benefits and outplacement assistance. The Executive Severance Plan does not provide for vesting acceleration of equity awards. In connection with Mr. Miller’s promotion to President and CEO, his benefits under the Executive Severance Plan and change of control severance agreements were increased to the levels as described in further detail below, after considering, and in line with, the market data Radford had provided with respect to the CEO position. Additionally, the Compensation Committee approved Mr. Ramakrishna’s participation in the Executive Severance Plan as well as change of control severance agreement in connection with his hire in 2010.

During 2010, the Compensation Committee reviewed Mr. Hagerty’s severance agreement with respect to the non-competition obligation to which Mr. Hagerty would be subject if he became eligible to receive severance benefits under the agreement. Due to concerns regarding the enforceability of such obligation under applicable law, the Compensation Committee determined that it was in the best interests of Polycom and its stockholders to remove the provision from Mr. Hagerty’s severance agreement. The changes to Mr. Hagerty’s severance agreement also subsequently were approved by the independent members of the full Board of Directors and the amendment became effective in February 2010.

Upon termination of employment with Polycom, Mr. Hagerty received the benefits set forth in his severance agreement upon entering into a release of claims and subject to his compliance with a non-solicitation covenant, as described further below, and Mr. Alissi received benefits in accordance with the Executive Severance Plan upon entering into a release of claims with Polycom, as described further below. Mr. Sigrist did not receive benefits under the Executive Severance Plan upon his termination of employment with us. The various arrangements discussed above are described in more detail in “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” on page 76.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In 2010, NEOs were eligible to participate in Polycom’s employee stock purchase plan and the health and welfare programs that are generally available to other Company employees, including medical, dental, vision, life, short-term and long-term disability, employee assistance, flexible spending, and accidental death & dismemberment. In addition, Polycom reimbursed executive officers for the cost of tax preparation and advisory services, subject to a maximum of $10,000 for our CEO and CFO and $5,000 for all other executive officers.

Polycom also maintains a tax-qualified Polycom, Inc. 401(k) Plan (the “401(k) Plan”), which is broadly available to Polycom’s general employee population. Under the 401(k) Plan, all Company employees are eligible to receive matching contributions from Polycom. The matching contribution for the 2010 401(k) Plan year was 50% of the first 6% of compensation contributed by employees to the 401(k) Plan, up to a maximum per participating employee of $2,000. Polycom does not provide defined benefit pension plans or defined contribution retirement plans to its executive officers or other employees other than: (i) the 401(k) Plan or (ii) as required in certain countries other than the United States for legal or competitive reasons.

The 401(k) Plan and other generally available benefit programs allow Polycom to remain competitive, and Polycom believes that the availability of such benefit programs enhances employee loyalty and productivity. The benefit programs are primarily intended to provide all eligible employees with competitive and quality healthcare, financial protection for retirement and enhanced health and productivity. These benefit programs typically do not factor into decisions regarding executive compensation packages.

Accounting and Tax Considerations

Polycom generally takes into consideration the accounting and tax effect of each component of compensation when establishing the compensation programs, practices and packages offered to Polycom’s executive officers and aims to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m), Polycom generally receives a federal income tax deduction for compensation paid to our CEO and our three other most highly compensated NEOs (other than our CEO and CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Polycom generally structures a significant portion of the non-salary compensation paid to Polycom’s CEO and the three other most highly compensated NEOs (other than our CEO and CFO) as performance-based compensation. For example, cash compensation paid under the Performance Bonus Plan and performance shares granted under the 2004 Equity Incentive Plan to these individuals are intended to qualify as “performance-based” compensation under Section 162(m). We may from time to time pay compensation or grant equity awards to our executive officers, however, that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance. Time-based restricted stock units, for instance, are not qualified under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although Polycom does not maintain a traditional nonqualified deferred compensation plan, Section 409A does apply to certain severance arrangements and equity awards. Consequently, to assist in avoiding additional tax under Section 409A, Polycom has amended the severance arrangements described above and structured its equity awards in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Polycom accounts for stock-based awards in accordance with the requirements of ASC 718.

Compensation Committee Report

The Compensation Committee oversees Polycom’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Betsy S. Atkins (Chair)

David G. DeWalt

William A. Owens

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2010, and (iv) former executive officers for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact that the individuals were not serving as executive officers at the end of our fiscal year ended December 31, 2010 (our “named executive officers”). No disclosure is provided for 2008 or 2009 for those persons who were not named executive officers in 2008 and 2009.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($) (6)	Total ($)
Andrew M. Miller	2010	529,167	—	3,347,486	—	303,000	162,215	4,341,868
Chief Executive Officer and President	2009	200,000	370,000	5,325,715	829,574	—	26,480	6,751,769

Michael R. Kourey	2010	437,700	—	2,028,920	—	180,992	12,000	2,659,612
Executive Vice President, Finance and Administration and Chief Financial Officer	2009 2008	427,400 420,733	— 97,722	662,700 471,800	— —	— 84,035	12,000 12,000	1,102,100 1,086,290

Sayed M. Darwish	2010	369,500	—	933,141	—	118,170	2,000	1,422,811
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2009	349,000	—	606,512	—	—	2,000	957,512

Sudhakar Ramakrishna (7)	2010	90,909	—	1,902,000	—	68,864	750	2,062,523
Executive Vice President and General Manager, Unified Communications Solutions and Chief Development Officer

Laura J. Durr	2010	251,315	32,937	189,038	—	70,733	2,000	546,023
Vice President, Worldwide Controller and Principal Accounting Officer

Robert C. Hagerty (8)	2010	295,414	—	2,723,250	—	—	3,207,809	6,226,473
Former Chairman of the Board, Chief Executive Officer and President	2009 2008	650,000 643,750	— —	2,282,633 1,164,000	— —	— 193,354	12,000 12,037	2,944,633 2,013,141

Geno J. Alissi (9)	2010	214,587	—	955,881	—	—	600,980	1,771,448
Former Senior Vice President and General Manager, Global Services	2009 2008	341,700 336,700	— 38,014	441,800 353,850	— —	29,300 150,892	2,000 2,000	814,800 881,456

Joseph A. Sigrist (10)	2010	304,011	—	1,155,054	—	—	2,000	1,461,065
Former Senior Vice President and General Manager, Video Solutions Group	2009 2008	— 361,167	— 56,788	— 471,800	— —	— 67,345	— 2,000	— 959,100

(1)	For 2010, includes accrued vacation payouts of (i) $62,497 to Mr. Hagerty, (ii) $15,263 to Mr. Alissi and (iii) $36,276 to Mr. Sigrist in connection with their terminations of employment from Polycom.

(2)	For 2010, reflects discretionary awards outside of the Management Bonus Plan of (i) $14,937 in the form of a STAR Award to Ms. Durr for first quarter of 2010 performance and (ii) $18,000 to Ms. Durr for second quarter of 2010 performance. For 2009, reflects a $250,000 sign-on bonus and a guaranteed bonus of $120,000 for Mr. Miller, in accordance with Mr. Miller’s offer of employment. For 2008, reflects discretionary bonuses awarded outside of the Performance Bonus Plan for fiscal 2008 performance, although such amounts were paid in fiscal 2009.
(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 18, 2011.
(4)	Includes both restricted stock units and performance shares. Amounts shown in the table reflect the target award level for performance shares, which we believe to be the probable outcome of a performance shares at the time the award is granted. If the outcomes for performance shares were achieved at the maximum award levels, the following values for stock awards would apply:

	2010		2009		2008
	Target (100%)	Maximum (200%)	Target (100%)	Maximum (200%)	Target (100%)	Maximum (250%)
Andrew M. Miller	3,347,486	5,232,397	5,325,715	6,523,179	—	—
Michael R. Kourey	2,028,920	3,278,015	662,700	1,023,900	471,800	1,179,500
Sayed M. Darwish	933,141	1,547,922	606,512	927,578	—	—
Sudhakar Ramakrishna	1,902,000	2,920,425	—	—	—	—
Laura J. Durr	189,038	292,800	—	—	—	—
Robert C. Hagerty	2,723,250	4,423,200	2,282,633	3,526,766	1,164,000	2,910,000
Geno J. Alissi	955,881	1,593,402	441,800	682,600	353,850	884,625
Joseph A. Sigrist	1,155,054	1,912,159	—	—	471,800	1,179,500

These amounts do not necessarily correspond to the actual value that was or may be recognized by the named executive officers.

(5)	For 2010, reflects awards for the six-month performance period beginning July 1, 2010 under the Performance Bonus Plan (except for Mr. Ramakrishna and Ms. Durr whose awards were for the six-month period beginning July 1, 2010 under the Management Bonus Plan). For 2009, reflects awards for two six-month performance periods under the Performance Bonus Plan. For 2008, reflects awards for one twelve-month performance period under the Performance Bonus Plan.
(6)	For 2010, reflects (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer except Mr. Ramakrishna who joined Polycom in October 2010 and received a matching contribution of $750, (ii) reimbursement by Polycom of tax preparation services of $3,450 for Mr. Miller, $10,000 for Mr. Kourey and $9,269 for Mr. Hagerty, (iii) relocation expenses in the amount of $107,918 ($156,572 on a grossed up tax basis) for Mr. Miller in accordance with Mr. Miller’s offer letter and (iv) a token gift at a Polycom event of $125 ($193 on a grossed up tax basis) for Mr. Miller. In connection with Mr. Hagerty’s termination of employment, Mr. Hagerty’s compensation for 2010 reflects (i) severance payment of $2,860,000, (ii) one year of COBRA payment valued at $14,057, (iii) Polycom issued computer and PDA valued at $1,054 and (iv) $321,429 pursuant to a Consulting Agreement dated as of May 10, 2010. In connection with Mr. Alissi’s termination of employment, Mr. Alissi’s compensation for 2010 reflects (i) severance payment of $580,890 and (ii) one year of COBRA payment valued at $18,090. For 2009, reflects (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer except Mr. Miller and (ii) reimbursement by Polycom of tax preparation services of $10,000 each for Mr. Hagerty and Mr. Kourey and (iii) reimbursement of $18,250 ($26,480 on a grossed up tax basis) in legal fees in accordance with Mr. Miller’s offer letter. For 2008, reflects (i) 401(k) matching contributions by Polycom of $2,000 for each named executive officer, (ii) reimbursement by Polycom of tax preparation services of $10,000 each for Mr. Hagerty and Mr. Kourey and (iii) a token gift at a Polycom event of $25 ($37 on a grossed up tax basis) for Mr. Hagerty.
(7)	Mr. Ramakrishna joined Polycom in October 2010.
(8)	Mr. Hagerty terminated employment with Polycom in May 2010.

(9)	Mr. Alissi terminated employment with Polycom in August 2010.
(10)	Mr. Sigrist was not a named executive officer in 2009. Mr. Sigrist terminated employment with Polycom in September 2010.

Grants of Plan-Based Awards in 2010

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2010 under any plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
A. Miller	7/1/2010		300,000	750,000	—	—	—	—	—	—
	2/4/2010	(2)	—	—	17,500	35,000	—	—	—	484,224
	2/4/2010	(3)	—	—	2,000	4,000	—	—	—	45,480
	2/4/2010		—	—	—	—	17,500	—	—	397,950
	5/6/2010	(4)	—	—	15,000	30,000	—	—	—	563,100
	5/6/2010		—	—	—	—	15,000	—	—	458,250
	11/4/2010	(2)	—	—	17,500	35,000	—	—	—	792,107
	11/4/2010		—	—	—	—	17,500	—	—	606,375

M. Kourey	7/1/2010		179,200	448,000	—	—	—	—	—	—
	2/4/2010	(2)	—	—	17,500	35,000	—	—	—	484,224
	2/4/2010	(3)	—	—	13,000	26,000	—	—	—	295,620
	2/4/2010		—	—	—	—	17,500	—	—	397,950
	5/6/2010	(4)	—	—	12,500	25,000	—	—	—	469,251
	5/6/2010		—	—	—	—	12,500		—	381,875

S. Darwish	7/1/2010		117,000	292,500	—	—	—	—	—	—
	2/4/2010	(2)	—	—	14,000	28,000	—	—	—	387,381
	2/4/2010	(3)	—	—	10,000	20,000	—	—	—	227,400
	2/4/2010		—	—	—	—	14,000	—	—	318,360

S. Ramakrishna	10/11/2010		68,182	170,454	—	—	—	—	—	—
	11/4/2010	(2)	—	—	22,500	45,000	—	—	—	1,018,425
	11/4/2010		—	—	—	—	22,500	—	—	779,625
	11/4/2010		—	—	—	—	3,000	—	—	103,950

L. Durr	7/1/2010		64,250	160,625	—	—	—	—	—	—
	2/4/2010	(2)	—	—	3,750	7,500	—	—	—	103,763
	2/4/2010		—	—	—	—	3,750	—	—	85,275

R. Hagerty	2/4/2010	(2)	—	—	45,000	90,000	—	—	—	1,245,150
	2/4/2010	(3)	—	—	20,000	40,000	—	—	—	454,800
	2/4/2010		—	—	—	—	45,000	—	—	1,023,300

G. Alissi	7/1/2010		119,595	298,988	—	—	—	—	—	—
	2/4/2010	(2)	—	—	14,000	28,000	—	—	—	387,381
	2/4/2010	(3)	—	—	11,000	22,000	—	—	—	250,140
	2/4/2010		—	—	—	—	14,000	—	—	318,360

J. Sigrist	7/1/2010		128,975	322,438	—	—	—	—	—	—
	2/4/2010	(2)	—	—	17,500	35,000	—	—	—	484,224
	2/4/2010	(3)	—	—	12,000	24,000	—	—	—	272,880
	2/4/2010		—	—	—	—	17,500	—	—	397,950

(1)	Reflects target and maximum bonus amounts for the second half of fiscal 2010 performance (July 1, 2010 through December 31, 2010 performance period) under the Performance Bonus Plan (except for

Mr. Ramakrishna and Ms. Durr, who were on the Management Bonus Plan), as described in “Compensation Discussion and Analysis—Total Cash Compensation—Short-term Cash Incentive Awards.” There is no threshold payout amount. The actual bonus amounts were determined by the Compensation Committee in February 2011, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	Reflects target and maximum number of standard performance shares for fiscal 2010 performance granted under the 2004 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” There is no threshold payout amount. See “Outstanding Equity Awards at 2010 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares to vest with respect to the first one-third tranche of the 2010 standard performance share awards was certified by the Compensation Committee in February 2011. The table below reflects February 2011 payouts for these awards, as well as 9,799 shares from Mr. Miller’s November 4, 2010 award and 12,600 shares from Mr. Ramakrishna’s November 4, 2010 award which are reflected in the numbers below but whose first vesting and payout are scheduled to occur on November 4, 2011. The number of shares vesting represents a payout of 168% of the target award level:

Name	Number of Shares Vesting
A. Miller	19,600
M. Kourey	9,801
S. Darwish	7,840
S. Ramakishna	12,600
L. Durr	2,100
R. Hagerty	0
G. Alissi	0
J. Sigrist	0

(3)	Reflects target and maximum number of gross margin performance shares for fiscal 2010 performance granted under the 2004 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” There is no threshold payout amount. See “Outstanding Equity Awards at 2010 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards. The actual number of shares to vest in the total award was certified by the Compensation Committee in February 2011. The named executive officers received the following payout for their gross margin awards that vested in February 2011.

Name	Number of Shares Vesting
A. Miller	2,160
M. Kourey	14,040
S. Darwish	10,800
R. Hagerty	0
G. Alissi	0
J. Sigrist	0

(4)	Reflects target and maximum number of supplemental performance shares granted under the 2004 Equity Incentive Plan to Mr. Miller in connection with his promotion to President and Chief Executive Officer and to Mr. Kourey for retention purposes, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” There is no threshold payout amount. See “Outstanding Equity Awards at 2010 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(5)	Reflects restricted stock units granted under the 2004 Equity Incentive Plan. See “Outstanding Equity Awards at 2010 Fiscal Year-End” for a further description of certain terms, including vesting schedules, relating to these awards.
(6)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 18, 2011. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table presents information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of the end of fiscal 2010.

			Option Awards (1)					Stock Awards (2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (3)
			Exercisable	Unexercisable
A. Miller	08/04/09		35,416	64,584	23.59	08/04/16		26,666		1,039,441	—	—
	08/04/09		—	—	—	—		10,000	(4)	389,800	—	—
	08/04/09		—	—	—	—		22,399		873,113	26,668	1,039,519
	08/04/09	(5)	—	—	—	—		17,250		672,405	50,000	1,949,000
	08/04/09	(5)	—	—	—	—		17,250		672,405	100,000	3,898,000
	02/04/10		—	—	—	—		17,500		682,150	—	—
	02/04/10		—	—	—	—		9,801		382,043	23,332	909,481
	02/04/10		—	—	—	—		2,160	(6)	84,197	—	—
	05/06/10		—	—	—	—		15,000		584,700	—	—
	05/06/10		—	—	—	—		—		—	30,000	1,169,400
	11/04/10		—	—	—	—		17,500		682,150	—	—
	11/04/10		—	—	—	—		9,799		381,965	23,334	909,559

M. Kourey	02/21/07		28,750	1,250	34.19	02/21/14		—		—	—	—
	02/20/09		—	—	—	—		15,000		584,700	—	—
	02/20/09		—	—	—	—		12,600		491,148	15,000	584,700
	02/04/10		—	—	—	—		17,500		682,150	—	—
	02/04/10		—	—	—	—		14,040	(6)	547,279	—	—
	02/04/10		—	—	—	—		9,801		382,043	23,332	909,481
	05/06/10		—	—	—	—		12,500		487,250	—	—
	05/06/10		—	—	—	—		—		—	25,000	974,500

S. Darwish	02/20/09		—	—	—	—		11,198		436,498	13,336	519,837
	02/20/09		—	—	—	—		13,333		519,720	—	—
	08/21/09		—	—	—	—		2,889	(7)	112,613	—	—
	02/04/10		—	—	—	—		10,800	(6)	420,984	—	—
	02/04/10		—	—	—	—		7,840		305,603	18,666	727,601
	02/04/10		—	—	—	—		14,000		545,720	—	—

S. Ramakrishna	11/04/10		—	—	—	—		12,600		491,148	30,000	1,169,400
	11/04/10		—	—	—	—		22,500		877,050	—	—
	11/04/10		—	—	—	—		3,000		116,940	—	—

L. Durr	03/15/05		4,704	0	16.36	03/15/12		—		—	—	—
	08/02/05		12,500	0	16.80	08/02/12		—		—	—	—
	02/20/09		—	—	—	—		2,100		81,858	2,500	97,450
	02/20/09		—	—	—	—		1,500		58,470	—	—
	02/20/09		—	—	—	—		2,500		97,450	—	—
	08/21/09		—	—	—	—		1,204	(7)	46,932	—	—
	02/04/10		—	—	—	—		2,100		81,858	5,000	194,900
	02/04/10		—	—	—	—		3,750		146,175	—	—

R. Hagerty	02/21/07		121,916	—	34.19	05/10/11	(8)	—		—	—	—

G. Alissi	02/21/07		25,625	—	34.19	08/01/11	(9)	—		—	—	—

J. Sigrist (10)	—		—	—	—	—		—		—	—	—

(1)	Reflects options granted under the 2004 Equity Incentive Plan. Unless otherwise indicated below, all options granted to named executive officers vest over a four-year period, at a rate of 25% upon the first anniversary of the date of grant and then at a rate of 1/48th per month thereafter.

(2)	Reflects performance shares and restricted stock units under the 2004 Equity Incentive Plan, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” Unless otherwise indicated below, all performance shares and restricted stock units granted to named executive officers vest over a three-year period, at a rate of one-third upon each of the first, second and third anniversaries of the date of grant, or (in the case of performance shares only) on such later date as the Compensation Committee of the Board of Directors certifies achievement of the performance criteria.
(3)	Market value of shares or units of stock that have not vested or that have not yet been earned is computed by multiplying (i) $38.98, the closing price on the NASDAQ Global Select Market of Polycom common stock on December 31, 2010, the last business day of fiscal 2010, by (ii) the number of shares or units of stock.
(4)	Reflects 10,000 restricted stock units scheduled to vest on the third anniversary of the grant date.
(5)	These target performance shares granted to Mr. Miller on August 4, 2009 were amended in June 2010 upon his promotion to President and CEO of the Company, as described in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.” The remaining unvested shares are now subject to achievement of targets for Total Shareholder Return.
(6)	These performance shares granted on February 4, 2010 are scheduled to fully vest on February 4, 2011. These additional performance shares were granted to retain key executives and were designed to pay out only upon the achievement of strategically important gross margin dollar targets, as discussed in further detail in “Compensation Discussion and Analysis—Long Term, Equity-Based Incentive Awards.”
(7)	Restricted stock units granted on August 21, 2009 under the option exchange program, in which Mr. Darwish and Ms. Durr were eligible to participate, vest at a rate of 50% on each of the first and second anniversaries of the date of grant. Final vest date is August 21, 2011.
(8)	Mr. Hagerty terminated employment with the Company on May 10, 2010. His outstanding options remain exercisable for 12 months from his date of termination.
(9)	Mr. Alissi terminated employment with the Company on August 1, 2010. His outstanding options remain exercisable for 12 months from his date of termination.
(10)	Mr. Sigrist terminated employment with the Company on September 20, 2010.

2010 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and each vesting of stock during fiscal 2010 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
A. Miller	—	—	42,100	1,337,405
M. Kourey	147,142	2,081,298	27,686	725,373
S. Darwish	2,396	39,075	22,407	591,338
S. Ramakrishna	—	—	—	—
L. Durr	6,146	107,212	7,460	197,232
R. Hagerty	545,400	8,020,395	81,875	2,145,125
G. Alissi	22,500	202,001	18,180	476,316
J. Sigrist	106,250	622,336	18,180	476,316

(1)	Reflects the difference between the market price of Polycom common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)	Reflects the market price of Polycom common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

2004 Equity Incentive Plan

Certain equity awards, including options to purchase shares of Polycom common stock, performance shares and restricted stock units, held by the named executive officers and Polycom’s non-employee directors were granted under the 2004 Equity Incentive Plan. In the event of a change in control of Polycom, the successor corporation must assume the award, substitute an equivalent award, convert the award into an award to purchase the consideration received by the stockholders of Polycom or cancel the award after payment to the holder of the fair market value of the shares subject to the award, less the exercise price (if any). If there is no assumption, substitution, conversion or payment, such award will become fully vested and exercisable prior to the change in control.

In the event that the officer is terminated by Polycom for any reason other than cause or if such officer terminates employment for good reason within the 12 months following a change in control, each such officer’s awards will become fully vested and exercisable. In the event that a non-employee director is not asked to be a member of the board of directors of the successor corporation following a change in control, each such director’s awards will become fully vested and exercisable.

Executive Severance Plan

In February 2010, Polycom adopted an Executive Severance Plan (the “Severance Plan”), pursuant to which Polycom’s named executive officers and certain other executives are eligible to receive severance benefits. Generally, if a Severance Plan participant’s employment is terminated by Polycom other than for cause, death or disability, or the participant resigns for good reason (as defined below), the Severance Plan provides for a lump sum severance payment equal to the participant’s base salary as then in effect plus target bonus in effect in the last fiscal year that ended prior to the termination date (for Mr. Miller, the payment is equal to 200% of annual base salary and target bonus), continued health benefits for up to one year and outplacement assistance. In order to receive severance benefits under the Severance Plan, a participant must execute a release of claims in favor of Polycom and agree to non-solicitation, non-disparagement and non-competition (if applicable) obligations for a period of one year following his or her termination.

Change of Control Severance Agreements

Polycom has entered into Change of Control Severance Agreements with certain of its senior executive officers, including the named executive officers (except for Ms. Durr), as well as entered into an Amended Change of Control Severance Agreement with Mr. Miller in 2010 upon his promotion to CEO (collectively, the “Change of Control Severance Agreements”). Under the terms of the Change of Control Severance Agreements, each senior executive officer is obligated to remain with Polycom for six (6) months following a Change of Control, subject to certain limitations. If, within twelve (12) months of a Change of Control (or within 24 months of a Change of Control for Mr. Miller and Mr. Kourey), an executive officer who is a party to one of these agreements is involuntarily terminated other than for cause or voluntarily terminates his or her employment for good reason, he or she will receive:

•	A lump-sum payment equal to 100% of annual base salary and target bonus (for Mr. Miller and Mr. Kourey, the payment is equal to 200% of annual base salary and target bonus);

•

Continued coverage of employee benefits until the earlier of one year from the date of termination (for Mr. Miller and Mr. Kourey, coverage of such benefits extends until twenty-four (24) months from termination) or when he or she begins receiving comparable benefits from another employer;

•	Full vesting of, and the immediate right to exercise, such executive officer’s stock options;

•

Full vesting of performance shares subject to such executive officer’s performance share awards, if any, and the payment of such vested performance shares as soon as practicable following such executive officer’s date of termination; and

•

Full vesting of, and the immediate right to exercise, any other outstanding awards that may be issued under Polycom’s stock plans in addition to stock options and performance shares, as well as the lapsing of any restrictions on such awards and the determination that all performance goals or other vesting criteria related to such awards have been achieved at target levels and that all other terms and conditions of such awards have been satisfied.

If such executive officer’s employment is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Polycom’s then-existing severance or benefit plans or pursuant to any other written agreement. In 2009, the Compensation Committee approved the elimination of 280G gross-up provisions in the Change of Control Severance Agreements, and the Company has continued the practice of not granting 280G gross-up provisions in any new Change of Control Severance Agreements.

Post-Termination Exercise Arrangements between Polycom and its Senior Executive Officers

In July 2003, the Compensation Committee of the Board of Directors approved for Polycom’s senior executive officers reporting under Section 16 of the Exchange Act, that in the event of (i) the involuntary termination of their employment without cause, (ii) the voluntary termination of their employment for good reason, or (iii) their retirement, such officers would have a twelve-month period in which to exercise stock options that are outstanding on the date of termination (to the extent exercisable on the date of termination.)

In the event of such officers’ involuntary termination without cause or voluntary termination for good reason, this twelve-month exercise period applies to:

•

Stock options outstanding as of the date of approval of this arrangement by the Compensation Committee that also have exercise prices above the fair market value of Polycom’s common stock on that date; and

•	Stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

In the event of such officers’ retirement, this twelve-month exercise period applies only to stock options granted on or after the date of approval of this arrangement by the Compensation Committee.

Definitions of “Change of Control” and “Good Reason”

As defined in the Change of Control Severance Agreements, a “Change of Control” means:

•	The acquisition by any person of 50% or more of the total voting power of Polycom’s then outstanding voting securities;

•

A change in the composition of the Board of Directors during any two-year period, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office at the time of such nomination;

•

The consummation of a merger or consolidation involving Polycom where the outstanding securities of Polycom immediately prior to the merger or consolidation no longer represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	The consummation of the sale or disposition of all or substantially all of Polycom’s assets.

With respect to the 2004 Equity Incentive Plan, “good reason” generally means without the employee’s written consent:

•	The employee being assigned by Polycom to duties that are substantially inconsistent with the employee being a senior executive of Polycom;

•	The Employee’s principal work location being moved more than 35 miles;

•	Polycom reducing the employee’s base salary by more than 10% (unless the base salaries of substantially all other senior executives of Polycom are similarly reduced); or

•

Polycom reducing the kind or level of benefits (not including base salary, target bonus or equity compensation) for which the employee is eligible (unless the level of benefits available to substantially all other senior executives of Polycom is similarly reduced).

With respect to the Change of Control Severance Agreements between Polycom and certain of its senior executive officers, “good reason” means the occurrence of any of the following without the employee’s written consent:

•

A material reduction of the employee’s duties, authority or responsibilities, relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the employee of such reduced duties, authority or responsibilities;

•	A substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction;

•	A reduction by Polycom in the base compensation or target annual bonus opportunity of the employee as in effect immediately prior to such reduction;

•

A material reduction by Polycom in the kind or level of benefits to which the employee was entitled immediately prior to such reduction with the result that such employee’s overall benefits package is significantly reduced; or

•	The relocation of the employee to a facility or a location more than thirty-five (35) miles from such employee’s then present location.

In addition, for purposes of the Change of Control Severance Agreements only, (i) a material reduction in the employee’s title, relative to the employee’s title as in effect immediately prior to such reduction, or the assignment to the employee of such reduced title, will constitute good reason, and (ii) except for Mr. Miller, a reduction in duties, title, authority or responsibilities solely by virtue of Polycom being acquired and made part of a larger entity shall not by itself constitute grounds for a voluntary termination for good reason.

With respect to the Executive Severance Plan, “good reason” means the occurrence of any of the following without the employee’s written consent:

•

A material diminution by Polycom in the employee’s base pay as in effect immediately prior to such reduction; provided, however, that, a reduction of base pay that (combined with all prior reductions) totals twenty percent (20%) or less and also applies to substantially all other senior executives of Polycom will not constitute “good reason”; or

•	The relocation of the employee’s principal work location to a facility or a location more than thirty-five (35) miles from his or her prior location.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers (except Messrs. Hagerty,

Alissi and Sigrist, none of whom were employed by Polycom as of December 31, 2010). Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2010 (December 31, 2010), and the price per share of Polycom’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($38.98). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Name	Type of Benefit (1)	Potential Payments Upon:
		Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
		Not in Connection With a Change in Control ($) (2)	Within 12 (or 24) Months of Change in Control ($) (3)	Not in Connection With a Change in Control ($) (2)	Within 12 (or 24) Months of Change in Control ($) (3)
A. Miller	Cash Severance Payments	2,400,000	2,400,000	2,400,000	2,400,000
	Vesting Acceleration (4)	—	12,375,757	—	12,375,757
	Continued Coverage of Employee Benefits (5)	18,787	31,208	18,787	31,208
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	2,428,287	14,806,965	2,428,287	14,806,965

M. Kourey	Cash Severance Payments	806,400	1,612,800	806,400	1,612,800
	Vesting Acceleration (4)	—	4,414,898	—	4,414,898
	Continued Coverage of Employee Benefits (5)	18,787	32,990	18,787	32,990
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	834,687	6,060,688	834,687	6,060,688

S. Darwish	Cash Severance Payments	624,000	624,000	624,000	624,000
	Vesting Acceleration (4)	—	2,964,858	—	2,964,858
	Continued Coverage of Employee Benefits (5)	18,787	15,604	18,787	15,604
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	652,287	3,604,462	652,287	3,604,462

S. Ramakrishna	Cash Severance Payments	700,000	700,000	700,000	700,000
	Vesting Acceleration (4)	—	2,069,838	—	2,069,838
	Continued Coverage of Employee Benefits (5)	10,393	9,954	10,393	9,954
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	719,893	2,779,792	719,893	2,779,792

L. Durr	Cash Severance Payments	385,500	—	385,500	—
	Vesting Acceleration (4)	—	658,918	—	658,918
	Continued Coverage of Employee Benefits (5)	12,428	—	12,428	—
	Outplacement Assistance	9,500	—	9,500	—

	Total Termination Benefits (6):	407,428	658,918	407,428	658,918

(1)	Reflects the terms of (i) the Executive Severance Plan described above, (ii) the Change of Control Severance Agreements between Polycom and the executive officer, except for Ms. Durr, and (iii) the terms of the 2004 Equity Incentive Plan.

(2)	Reflects the terms of the Executive Severance Plan described above.
(3)	Reflects the terms of the 2004 Equity Incentive Plan and Change of Control Severance Agreements described above. Does not reflect any dollar value associated with the Post-Termination Exercise Arrangements between Polycom and its senior executive officers described above. Executive officers are obligated to remain with Polycom for six months following a change of control, subject to certain limitations. For Mr. Miller and Mr. Kourey, the triggering termination may occur within 24 months of a change of control.
(4)	Reflects the aggregate market value of unvested option grants with exercise prices less than $38.98 (“in-the-money options”) and full value awards, which includes performance shares and restricted stock units. For unvested in-the-money option grants, aggregate market value is computed by multiplying (i) the number of shares underlying unvested in-the-money options at December 31, 2010, by (ii) the difference between $38.98 and the exercise price of such in-the-money option. Does not reflect any market value for options with exercise prices in excess of $38.98. For performance shares, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2010 based upon the target outcome of the awards, by (ii) $38.98. For restricted stock units, aggregate market value is computed by multiplying (i) the number of unvested shares at December 31, 2010, by (ii) $38.98.
(5)	For terminations under the Change of Control Severance Agreements, assumes continued coverage of employee benefits at the amounts paid by Polycom for fiscal 2010 for health, dental, vision, long-term disability and life insurance coverage. For terminations under the Executive Severance Plan, assumes continued coverage of employee benefits at the amounts that would have been paid by Polycom for Combined Group Health COBRA premiums for fiscal 2010 for continued health, dental, vision and employee assistance program coverage.
(6)	In the event that the severance and other benefits provided would be subject to excise taxes imposed by Section 280G and Section 4999 of the Internal Revenue Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher, pursuant to the terms of the Executive Severance Plan or Change of Control Severance Agreement.

Amended Severance Agreement between Polycom and Robert C. Hagerty

In February 2010, Polycom entered into an Amended Severance Agreement with Robert C. Hagerty, the Company’s Chairman of the Board, Chief Executive Officer and President at the time. The Amended Severance Agreement amended and restated Mr. Hagerty’s prior severance agreement with Polycom to remove non-competition obligations due to enforceability considerations. In connection with Mr. Hagerty’s termination of employment on May 10, 2010 and pursuant to the terms of the Amended Severance Agreement, Mr. Hagerty received a severance payment in the amount of $2,860,000 and one year of COBRA payment valued at $14,057.

Executive Severance Plan — Geno J. Alissi

In connection with Mr. Alissi’s termination of employment on August 1, 2010 and pursuant to the terms of the Executive Severance Plan, Mr. Alissi received (i) a severance payment in the amount of $580,890, (ii) outplacement assistance valued at $9,500 and (iii) one year of COBRA payment valued at $18,090.

Compensation of Directors

Compensation for Fiscal 2010

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2010 board service. Mr. Miller and Mr. Kourey, who are our employees, do not receive additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2) (3)	All Other Compensation	Total ($)
Betsy S. Atkins	82,000	309,900	—	391,900
David G. DeWalt	100,500	309,900	—	410,400
John A. Kelley, Jr.	87,000	309,900	—	396,900
D. Scott Mercer	75,000	309,900	—	384,900
William A. Owens	60,000	309,900	—	369,900
Kevin T. Parker	82,000	309,900	—	391,900

(1)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 18, 2011. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	In fiscal 2010, each of our non-employee directors, received an award of 10,000 shares of restricted stock units granted on May 27, 2010, with a grant date fair value of $309,900.
(3)	As of December 31, 2010, the aggregate number of shares underlying stock awards and options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Stock Awards Outstanding	Aggregate Number of Shares Underlying Options Outstanding
Betsy S. Atkins	5,000	—
David G. DeWalt	5,000	85,000
John A. Kelley, Jr.	5,000	50,000
D. Scott Mercer	5,000	—
William A. Owens	5,000	85,000
Kevin T. Parker	5,000	—

Standard Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our board of directors. The Corporate Governance and Nominating Committee of the Board of Directors conducts a periodic review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board of Directors. In reviewing director compensation, the Corporate Governance and Nominating Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by Radford, a compensation consulting firm that the Corporate Governance and Nominating Committee engages directly for such purpose, and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2004 Equity Incentive Plan. Any change in director compensation is approved by the Board of Directors. No changes were made to non-employee director compensation for fiscal 2010.

Cash Compensation

Non-employee directors receive annual cash fees for service on the board of directors and its various committees. The following table provides information regarding the amount of annual cash fees.

Position	Fees ($)
Member of the Board of Directors	45,000
Lead Independent Director	30,000	(1)
Chairman of the Board	45,000	(1)
Audit Committee:
Chairman	35,000
Member	20,000
Compensation Committee:
Chairman	25,000
Member	15,000
Corporate Governance and Nominating Committee:
Chairman	20,000
Member	10,000
Strategic Matters Committee:
Chairman	—	(2)
Member	—	(2)

(1)	The Lead Independent Director fee was effective for the first and second quarters of fiscal year 2010 prior to the separation of the Chairman of the Board and Chief Executive Officer positions in May 2010. Thereafter, the Chairman of the Board fee went into effect for the third and fourth quarters of fiscal year 2010.
(2)	Directors receive a fee of $1,000 for attendance at each in-person or telephonic meeting of the Strategic Matters Committee. The Strategic Matters Committee was eliminated in November 2010.

Equity Compensation

Each of our non-employee directors receives a grant of 10,000 restricted stock units on the date of each annual meeting of stockholders, provided that the non-employee director is re-elected at the annual meeting, which restricted stock units will vest in four equal quarterly installments over one year. In addition, upon joining the Board of Directors, a non-employee director will receive a pro rata portion of the annual 10,000 restricted stock unit grant, to be prorated based upon the number of months to be served by such director until our next annual meeting of stockholders and to vest in accordance with the same vesting schedule as the annual director grants. The restricted stock unit agreement for grants to non-employee directors also contains a voluntary termination provision that provides that in the event a director voluntarily terminates his or her service from the Board not less than six months after the grant date of such award, then such restricted stock unit award will fully vest on the date of the director’s termination from service. These equity awards will be granted pursuant to our 2004 Equity Incentive Plan.

See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements—2004 Equity Incentive Plan” above for a description of potential acceleration of non-employee directors’ equity awards upon a change in control of Polycom.

Director Stock Ownership Guidelines

In November 2007, upon the recommendation of the Corporate Governance and Nominating Committee, the Board implemented stock ownership guidelines for Polycom’s non-employee directors. Pursuant to such guidelines, each non-employee director will be required to hold Polycom stock in an amount equal to three times the amount of the annual cash Board retainer of $45,000, or $135,000, with a timeline of five years for each non-employee director to meet such ownership guidelines or, as appropriate, five years from the date that a new non-employee director is appointed to the Board.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings and for participating in Board-related activities paid or reimbursed by Polycom.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Polycom’s equity compensation plans as of December 31, 2010.

	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders (1)	4,879,239	(2)	$24.77	(3)	9,035,502	(4)
Equity compensation plans not approved by security holders	600	(5)	$16.86		—

Total	4,879,839				9,035,502

(1)	Includes 19,037 shares available to be issued upon exercise of outstanding options with a weighted-average exercise price of $30.62 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.
(2)	Includes 3,063,767 shares that may be issued under performance shares and restricted stock units at December 31, 2010.
(3)	Excludes 3,063,767 shares that may be issued under performance shares and restricted stock units as such awards are issuable for no consideration.
(4)	Includes 2,087,360 shares available for future issuance under the Employee Stock Purchase Plan.
(5)	Corresponds to Polycom’s 2001 Nonstatutory Stock Option Plan, which was not subject to stockholder approval. In 2001, the Board of Directors reserved 750,000 shares of Common Stock under the 2001 Nonstatutory Stock Option Plan for issuance of nonqualified stock options to employees of acquired companies and foreign-based employees ineligible for incentive stock options. Under the terms of the 2001 Nonstatutory Stock Option Plan, options were granted at prices not lower than fair market value at date of grant as determined by the Board of Directors. Generally, options granted under the 2001 Nonstatutory Stock Option Plan expire seven years from the date of grant and are only exercisable upon vesting. Options granted under the 2001 Nonstatutory Stock Option Plan generally vest over a four-year period at the rate of one-fourth of the shares subject to the option vesting at the end of one year from the date of grant and 1/48th vesting each month thereafter. Upon cessation of service to Polycom, the optionee will generally have a limited period of time in which to exercise his or her outstanding options that are vested at that time; however, in the event of an optionee’s death or disability, the optionee or designated beneficiary will generally have 12 months to exercise vested outstanding options. In the event that Polycom is acquired by merger or asset sale, the vesting of each outstanding option under the 2001 Nonstatutory Stock Option Plan that is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares will immediately vest. The Board of Directors terminated the 2001 Nonstatutory Stock Option Plan in February 2005, and no further options will be granted thereunder.

As of March 15, 2011, there were 1,159,717 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table above, at a weighted average exercise price of

$22.88, and with a weighted average remaining life of 2.42 years. In addition, as of March 15, 2011, there were a total of 3,093,508 shares subject to outstanding performance shares and restricted stock units that remain subject to vesting and/or forfeiture. As of such date, 5,467,275 shares remained available for future issuance under those plans. If the stockholders approve of the 2011 Plan, none of the remaining shares available for issuance under the 2004 Plan will be granted after May 26, 2011.

Number of Awards Granted Annually for Past Three Fiscal Years

The following table sets forth information regarding stock options granted, restricted stock units granted, and performance shares earned and issued, and our adjusted run rate utilizing the RiskMetrics Group methodology for each of the last three fiscal years.

	2010	2009		2008
Stock options granted	0	100,000		228,195
Restricted stock units granted	1,849,895	1,595,661	(1)	566,887	(2)
Performance Shares earned and issued	348,287	409,542		289,032
Weighted average basic common shares outstanding during the fiscal year	85,331,000	84,000,000		85,616,000		3-YearAverage
Run rate (adjusted) (3)	5.15%	4.89%		2.27%		4.10%

(1)	Does not include 445,007 restricted stock units granted under the stockholder approved 2009 stock option exchange program.
(2)	Includes 70,000 restricted stock awards granted to Board members under the non-discretionary award program in place upon their re-election to the Board on May 27, 2008.
(3)	Calculated as follows:

Stock options granted + (RSUs granted x 2) + (PSUs earned & issued x 2)

weighted average basic common shares outstanding

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with our Code of Business Ethics and Conduct, our Related Person Transaction Approval Policy and Guidelines and the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance in writing any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Polycom;

•	Any person known to be the beneficial owner of five percent or more of Polycom’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder.

In accordance with our Related Person Transaction Approval Policy and Guidelines, the Audit Committee must review and approve all transactions in which (i) Polycom or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, unless such transactions are otherwise excluded as disclosable transactions pursuant to Item 404 of Regulation S-K. Additionally, the Audit Committee must approve all transactions, regardless of size or materiality, involving the hiring of an immediate family member or entity substantially owned or controlled by an immediate family member of a director, nominee for director, executive officer or 5% stockholder. Polycom requires that each related person promptly notify Polycom’s General Counsel and Chief Financial Officer of any interest that such party has in a transaction. If the General Counsel or Chief Financial Officer determines that the proposed transaction requires Audit Committee approval in accordance with the Related Person Transaction Approval Policy and Guidelines, the matter is referred to the Audit Committee for review.

In assessing a related person transaction brought before it for approval the Audit Committee considers, without limitation: the commercial reasonableness of the transaction, whether the transaction was undertaken in the ordinary course of business, how the transaction was initiated, the purpose and potential benefits and materiality of the transaction to Polycom, the dollar value of the transaction, the extent to which the related person has an interest in the transaction, whether the transaction has an impact on any non-employees director’s independence, actual or apparent conflicts of interest as a result of the transaction and any other factors deemed relevant by the Audit Committee. The Audit Committee may then approve, ratify, rescind or take other action with respect to the transaction in its discretion.

Any material related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. There were no disclosable related person transactions since the beginning of our last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Polycom’s directors, executive officers and any persons holding more than 10% of the Polycom’s common stock are required to report initial ownership of the Polycom common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Polycom is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Polycom received from such persons for their 2010 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2010 fiscal year, Polycom is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Polycom’s common stock, as of March 15, 2011, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Polycom as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned (#) (2)	Percentage Beneficially Owned (%) (2)
5% Stockholders:
Wellington Management Co. LLP (3)	10,259,124	11.64%
Delaware Management Holdings, Inc. (4)	8,714,025	9.88%
BlackRock, Inc. (5)	7,360,709	8.35%

Non-Employee Directors:
Betsy S. Atkins	2,500	*
David G. DeWalt (6)	118,210	*
John A. Kelley, Jr. (7)	73,795	*
D. Scott Mercer	24,875	*
William A. Owens (8)	106,349	*
Kevin T. Parker	29,655	*

Named Executive Officers:
Andrew M. Miller (9)	123,136	*
Michael R. Kourey (10)	138,803	*
Sayed M. Darwish	25,999	*
Sudhakar Ramakrishna	0	*
Laura J. Durr (11)	18,049	*
Robert C. Hagerty	120,189	*
Geno J. Alissi	11,000	*
Joseph A. Sigrist	0	*
All directors and current executive officers as a group (11 persons) (12)	661,371	*

*	Represents less than 1% of the total.
(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588.
(2)	The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 15, 2011, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage beneficially owned is based on 88,166,140 shares of common stock outstanding on March 15, 2011.
(3)	The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2011.

(4)	Includes shares held by Delaware Management Holdings, Inc. and Delaware Management Business Trust who file jointly. The address of Delaware Management Holdings is 2005 Market Street, Philadelphia, PA 13103. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 9, 2011.
(5)	Includes shares held by the following investment advisors which are subsidiaries of BlackRock, Inc: (i) BlackRock Japan Co. Ltd., (ii) BlackRock Advisors (UK) Limited, (iii) BlackRock Institutional Trust Company, N.A., (iv) BlackRock Fund Advisors, (v) BlackRock Asset Management Canada Limited, (vi) BlackRock Asset Management Australia Limited, (vii) BlackRock Advisors, LLC , (viii) BlackRock Investment Management, LLC, (ix) BlackRock Investment Management (Australia) Limited, (x) BlackRock (Luxembourg) S.A., (xi) BlackRock International Ltd and (xii) BlackRock Investment Management (UK) Limited. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2011.
(6)	Includes 85,000 shares subject to options that are exercisable within 60 days of March 15, 2011.
(7)	Includes 50,000 shares subject to options that are exercisable within 60 days of March 15, 2011.
(8)	Includes 85,000 shares subject to options that are exercisable within 60 days of March 15, 2011.
(9)	Includes (i) 45,833 shares subject to options that are exercisable within 60 days of March 15, 2011, (ii) 5,000 shares subject to restricted stock units that are scheduled to vest within 60 days of March 15, 2011 and (iii) up to a maximum of 10,000 shares subject to performance shares that may be issued within 60 days of March 15, 2011 if certain performance goals are achieved.
(10)	Includes (i) 30,000 shares subject to options that are exercisable within 60 days of March 15, 2011, (ii) 4,166 shares subject to restricted stock units that are scheduled to vest within 60 days of March 15, 2011 and (iii) up to a maximum of 8,332 shares subject to performance shares that may be issued within 60 days of March 15, 2011 if certain performance goals are achieved.
(11)	Includes 17,204 shares subject to options that are exercisable within 60 days of March 15, 2011.
(12)	Includes (i) 313,037 shares subject to options that are exercisable within 60 days of March 15, 2011, (ii) 9,166 shares subject to restricted stock units that can vest within 60 days of March 15, 2011 and (iii) up to a maximum of 18,332 shares subject to performance shares that may be issued within 60 days of March 15, 2011 if certain performance goals are achieved.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Polycom’s financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Polycom is responsible for establishing and maintaining internal controls and for preparing Polycom’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Polycom management and with PricewaterhouseCoopers LLP, Polycom’s independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board;

•

Discussed with Polycom management, Polycom Internal Audit, and PricewaterhouseCoopers LLP the evaluation of Polycom’s internal controls and the audit of the effectiveness of Polycom’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Polycom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Kevin T. Parker (Chairman)

John A. Kelley, Jr.

D. Scott Mercer

OTHER MATTERS

Polycom knows of no other matters to be submitted at the 2011 Annual Meeting. If any other matters properly come before the 2011 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2011 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Pleasanton, California

April 13, 2011

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POLYCOM, INC.

a Delaware Corporation

Polycom, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Polycom, Inc., and that this Corporation was originally incorporated on December 13, 1990, under the name Polycom Corporation.

SECOND: That the Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented, is hereby amended and restated in its entirety to read as follows (the “Amended and Restated Certificate of Incorporation”):

ARTICLE I

The name of this corporation is Polycom, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware, 19805. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

Section 1. Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Three Hundred Fifty-Five Million (355,000,000) shares. Three Hundred Fifty Million (350,000,000) shares shall be Common Stock, with a par value per share of $.0005, and Five Million (5,000,000) shares shall be Preferred Stock, with a par value per share of $.001.

Section 2. Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable on case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

Section 3. Series A Preferred Stock.

(a) Designation and Amount. One Hundred Seventy Five Thousand (175,000) shares of Preferred Stock shall be designated as “Series A Preferred Stock.”

(b) Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any share or shares of Series A Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Preferred Stock.

(c) Dividends and Distributions.

(i) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

(ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (i) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(iii) Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(d) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(i) Each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(ii) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(iii) Except as required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(e) Certain Restrictions.

(i) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Preferred Stock as required by subsection (c) of this Section 3 hereof.

(ii) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in subsection (c) of this Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(A) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(B) declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

(D) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(iii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this subsection (e), purchase or otherwise acquire such shares at such time and in such manner.

(f) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(g) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Preferred Stock.

(h) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(i) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(j) Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(k) Amendment. This Certificate shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

(l) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Section 4. Common Stock.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(b) Redemption. The Common Stock is not redeemable.

(c) Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE VI

The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE IX

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as the same may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

THIRD: This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of Delaware.

FOURTH: This Amended and Restated Certificate of Incorporation has been duly approved, in accordance with Section 242 of the General Corporation Law, by vote of the holders of a majority of the outstanding stock entitled to vote thereon.

APPENDIX B

POLYCOM, INC.

2011 EQUITY INCENTIVE PLAN

POLYCOM, INC.

2011 EQUITY INCENTIVE PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units, and Performance Shares. The Plan is effective as of May 26, 2011, subject to approval by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2011 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company and its Subsidiaries, (b) consultants who provide significant services to the Company and its Subsidiaries, and (c) directors of the Company who are employees of neither the Company nor any Subsidiary. The Plan also is designed to encourage stock ownership by Participants, thereby aligning their interests with those of the Company’s shareholders and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1933 Act” means the Securities Act of 1933, as amended. Reference to a specific section of the 1933 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.3 “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company’s common stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4 “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, or Performance Shares.

2.5 “Award Agreement” means the written agreement setting forth the terms and conditions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash Flow” means as to any Performance Period, cash generated from operating activities.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.10 “Company” means Polycom, Inc., a Delaware corporation, or any successor thereto.

2.11 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Subsidiaries, but who is neither an Employee nor a Director.

2.12 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or customer ratings.

2.13 “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.16 “Earnings Per Share” means as to any Performance Period, the Company’s after-tax Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

2.17 “Employee” means any employee of the Company or of a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.18 “Exchange Program” means a program established by the Committee, subject to stockholder approval as set forth in Section 3.2, under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.3, nor (ii) transfer or other disposition permitted under Section 13.7.

2.19 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.20 “Fair Market Value” means the closing per share selling price for Shares on Nasdaq on the relevant date, or if there were no sales on such date, average of the closing sales prices on the immediately following and preceding trading dates, in either case as reported by The Wall Street Journal or such other source selected in the discretion of the Committee (or its delegate). Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.21 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.22 “Fiscal Year” means the fiscal year of the Company.

2.23 “Grant Date” means, with respect to an Award, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.24 “Incentive Stock Option” means an Option to purchase Shares that by its terms qualifies as and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

2.25 “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).

2.26 “Nonemployee Director” means a Director who is an employee of neither the Company nor of any Subsidiary.

2.27 “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.28 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.29 “Participant” means the holder of an outstanding Award.

2.30 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Earnings Per Share, (d) Margin, (e) Product Quality, (f) Product Unit Sales, (g) Profit, (h) Return on Equity, (i) Revenue and (j) Total Shareholder Return.

2.31 “Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but, in any case, not shorter than a Fiscal Quarter or longer than three (3) Fiscal Years, as determined by the Committee in its sole discretion.

2.32 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.33 “Performance Unit” means an Award granted to a Participant pursuant to Section 8.

2.34 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.35 “Plan” means the Polycom, Inc. 2011 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.36 “Product Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design specifications or requirements not to exceed specified defect levels.

2.37 “Product Unit Sales” means as to any Performance Period, the number of product units sold to third parties.

2.38 “Profit” means as to any Performance Period, income.

2.39 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.40 “Restricted Stock Unit or RSU” means an Award granted to a Participant pursuant to Section 10.

2.41 “Retirement” means, in the case of an Employee or a Nonemployee Director a Termination of Service occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.42 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s after-tax Profit divided by average stockholder’s equity.

2.43 “Revenue” means as to any Performance Period, the Company’s net revenues generated from third parties.

2.44 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.45 “Section 16(b)” means Section 16(b) of the 1934 Act.

2.46 “Section 16 Person” means an individual who, with respect to Shares, is subject to Section 16 of the 1934 Act and the rules and regulations promulgated thereunder.

2.47 “Shares” means the shares of common stock of the Company.

2.48 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.49 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.50 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Company affiliate, (b) the Participant’s and, to the extent required by the Company (or Subsidiary), the Company’s (or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of Shares, and (c) any other Company (or Subsidiary) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (or exercise thereof or issuance of Shares thereunder).

2.51 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Subsidiary for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or a Subsidiary; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

2.52 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are (a) “outside directors” under Section 162(m), and (b) “non-employee directors” under Rule 16b-3.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company, except that the Committee may not delegate all or any part of its authority under the Plan with respect to Awards granted to a Nonemployee Director. Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available issuance under the Plan shall equal the sum of (a) 9,900,000 and (b) any Shares (not to exceed 6,818,274) that otherwise would have been returned to the 2004 Equity Incentive Plan after May 26, 2011, on account of the expiration, cancellation or forfeiture of awards granted under the Company’s 1996 Stock Incentive Plan or 2004 Equity Incentive Plan. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award and/or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares issued pursuant to Awards transferred under any Exchange Program, subject to stockholder approval as set forth in Section 3.2, will not be again available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 4.2, subject to adjustment provided in Section 4.3, the maximum number of

Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number and class of Shares which may be added annually to the Shares reserved under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1, 9.1, 10.1 and 12.2. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

4.4 Full Value Awards. Grants of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units under the Plan shall count against the numerical limits in Section 4.1 of the Plan as 1.83 Shares for every one Share subject thereto. If Shares acquired pursuant to Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units are forfeited to the Company and otherwise would return to the Plan pursuant to Section 4.2 of the Plan, 1.83 times the number of Shares so forfeited shall become available for issuance.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Directors and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of 750,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional 750,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares covered by the Option, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Nonqualified Stock Options. The Exercise Price of each Nonqualified Stock option shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Section 5.3.2, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Nonemployee Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death. With respect to extensions that were not included in the original terms of the Option but were provided by the Committee after the date of grant, if at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date.

5.4.3 Committee Discretion. Subject to the ten and thirteen-year limits of Sections 5.4.1 and 5.4.2, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options). With respect to the Committee’s authority in Section 5.4.3(b), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its originals terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 5.4.3 shall comply with Section 409A of the Code to the extent applicable.

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. An Option may not be exercised for a fraction of a Share. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant giving notice and following such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time. The Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan. As soon as practicable after receipt of a notification of exercise satisfactory to the Company and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 4.3 of the Plan.

5.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.8.3 Employees Only. Incentive Stock Options may be granted only to persons who are Employees on the Grant Date.

5.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.5 Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonqualified Stock Option.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

6.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs

(and/or Options) covering more than a total of 750,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional 750,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Notwithstanding the foregoing, SARs may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date pursuant to the rules of Section 5.3.3, which also shall apply to SARs.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.3 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.4 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Directors and Consultants as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 375,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 375,000 Shares of Restricted Stock (and/or Performance Shares or Restricted Stock Units).

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its affiliates, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company

7.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

7.8 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS

8.1 Grant of Performance Units. Performance Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units granted to each Participant provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $3,000,000.

8.2 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date.

8.3 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Units that will be paid out to the Participants. Each Award of Performance Units shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

8.3.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units. After the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit and may accelerate the time at which any restrictions will lapse or be removed.

8.5 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period) or in a combination thereof.

8.6 Cancellation of Performance Units. On the date set forth in the Award Agreement, all unearned or unvested Performance Units shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

PERFORMANCE SHARES

9.1 Grant of Performance Shares. Performance Shares may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Shares granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 375,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 375,000 Performance Shares (and/or Shares of Restricted Stock or Restricted Stock Units).

9.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Performance Share Agreement. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Performance Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee, in its discretion, shall set performance objectives or other vesting criteria which, depending on the extent to which they are met, will determine the number or value of Performance Shares that will be paid out to the Participants. Each Award of Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4.1 General Performance Objectives or Vesting Criteria. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, departmental, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, continuous service as an Employee, Director or Consultant).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the Determination Date. In granting Performance Shares that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.5 Earning of Performance Shares. After the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Share and may accelerate the time at which any restrictions will lapse or be removed.

9.6 Form and Timing of Payment of Performance Shares. Payment of vested Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period (subject to any deferral permitted under Section 13.1), or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares or in a combination thereof.

9.7 Cancellation of Performance Shares. On the date set forth in the Award Agreement, all unvested Performance Shares shall be forfeited to the Company, and except as otherwise determined by the Committee, again shall be available for grant under the Plan.

SECTION 10

RESTRICTED STOCK UNITS

10.1 Grant of RSUs. Restricted Stock Units may be granted to Employees, Directors and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Restricted Stock Units granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 375,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 375,000 Restricted Stock Units (and/or Shares of Restricted Stock or Performance Shares).

10.2 Value of RSUs. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

10.3 RSU Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

10.4 Earning of RSUs. After the applicable vesting period has ended, the holder of Restricted Stock Units shall be entitled to receive a payout of the number of Restricted Stock Units earned by the Participant over the vesting period. After the grant of a Restricted Stock Unit, the Committee, in its sole discretion, may reduce or waive any vesting condition that must be met to receive a payout for such Restricted Stock Unit and may accelerate the time at which any restrictions will lapse or be removed.

10.5 Form and Timing of Payment of RSUs. Payment of vested Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement (subject to any deferral permitted under Section 13.1) or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay Restricted Stock Units in the form of cash, in Shares or in a combination thereof.

10.6 Cancellation of RSUs. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company, and except as otherwise determined by the Committee, again shall be available for grant under the Plan.

SECTION 11

PERFORMANCE-BASED COMPENSATION UNDER CODE SECTION 162(m)

11.1 General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan. The Committee, in its discretion, also may grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

11.2 Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may, in the discretion of the Committee, be made subject to the attainment of Performance Goals. Any Performance Goal used may be measured (a) in absolute terms, (b) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (d) on a per-share or per-capita basis, (e) against the performance of the Company as a whole or a specific business unit(s) or product(s) of the Company and/or (f) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined by the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. The Performance Goals may differ from Participant to Participant and from Award to Award.

11.3 Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety

(90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) determine the Performance Period, (iii) establish the Performance Goals and amounts that may be earned for the Performance Period, and (iv) determine any other terms and conditions applicable to the Award(s).

11.4 Additional Limitations. Notwithstanding any other provision of the Plan, any Award that is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

11.5 Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to (a) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (b) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a change in control or in the event of a termination of employment following a change in control prior to the end of the Performance Period, and (c) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a change in control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

SECTION 12

NONEMPLOYEE DIRECTOR AWARDS

12.1 General. Nonemployee Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 12. All grants of Restricted Stock Units to Nonemployee Directors pursuant to this Section 12 will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

12.2 Awards.

12.2.1 Initial Grants. Each Nonemployee Director who first becomes a Nonemployee Director on or after the 2011 Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date that the individual first is appointed or elected as a Nonemployee Director, the number of Restricted Stock Units determined by multiplying (A) 10,000 by (B) the percentage determined by dividing (i) the number of calendar months that remain in the one-year period commencing on the date of the last Annual Meeting of the Company’s Stockholders immediately preceding the date the individual is first appointed or elected as a Nonemployee Director, including the month in which the individual is so appointed or elected, by (ii) 12, rounded down to the nearest whole Restricted Stock Unit.

12.2.2 Ongoing Grants. Each Nonemployee Director who is reelected as such at an Annual Meeting of the Company’s Stockholders, automatically shall receive, as of the date of such Annual Meeting, 10,000 Restricted Stock Units.

12.3 Terms of Restricted Stock Unit Awards.

12.3.1 Award Agreement. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall be evidenced by a written Award Agreement between the Participant and the Company.

12.3.2 Vesting Schedule/Period of Restriction. Each Award of Restricted Stock Units granted pursuant to this Section 12 shall vest at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. Except as otherwise determined by the Committee in its sole discretion and set forth in the Award Agreement, once a Participant ceases to be a Director, the Shares subject to Restricted Stock Units that have not vested shall revert to the Company at no cost to the Company and again shall become available for grant under the Plan.

12.3.3 Other Terms. All provisions of the Plan not inconsistent with this Section 12 shall apply to Awards of Restricted Stock Units granted to Nonemployee Directors.

12.4 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Awards. The number of Shares subject to Awards received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 12.4 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise determined by the Committee, the elections permitted under this Section 12.4 shall comply with Section 409A of the Code.

SECTION 13

MISCELLANEOUS

13.1 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A of the Code.

13.2 Compliance with Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

13.3 No Effect on Employment or Service. Nothing in the Plan or any Award shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Service. Employment with the Company and its Subsidiaries is on an at-will basis only.

13.4 Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.5 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.6 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

13.8 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 13.6. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award to an individual or entity other than the Company. Any such transfer shall be made without consideration and in accordance with such procedures as the Committee may specify from time to time.

13.9 No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

SECTION 14

AMENDMENT, TERMINATION, AND DURATION

14.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

14.2 Duration of the Plan. The Plan shall be effective as of May 26, 2011, and subject to Section 14.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after May 26, 2021.

SECTION 15

TAX WITHHOLDING

15.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations.

15.2 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Committee in its discretion from time to time, these methods may include one or more of the following: (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or remitted, provided the delivery of such Shares will not result in any adverse accounting consequences as the Committee determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations. The amount of Tax Obligations will be deemed to include any amount that the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld.

SECTION 16

LEGAL CONSTRUCTION

16.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.3 Requirements of Law. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

16.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

16.5 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16.6 Inability to Obtain Authority. The Company will not be required to issue any Shares, cash or other property under the Plan unless all the following conditions are satisfied: (a) the admission of the Shares or other property to listing on all stock exchanges on which such class of stock or property then is listed; (b) the completion of any registration or other qualification of the Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, counsel to the Company, in its absolute discretion, deems necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S., state or other governmental agency, which counsel to the Company, in its absolute discretion, determines to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant, vesting and/or exercise as the Company may establish from time to time for reasons of administrative convenience. If the Committee determines, in its absolute discretion, that one or more of the preceding conditions will not be satisfied, the Company automatically will be relieved of any liability with respect to the failure to issue the Shares, cash or other property as to which such requisite authority will not have been obtained.

16.7 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16.8 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

APPENDIX C

POLYCOM, INC.

2005 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated May 26, 2011)

POLYCOM, INC.

EMPLOYEE STOCK PURCHASE PLAN

(May 26, 2011 Amendment and Restatement)

SECTION 1

PURPOSE

Polycom, Inc. having established the Polycom, Inc. Employee Stock Purchase Plan, effective as of May 25, 2005, in order to provide eligible employees of the Company and its participating Affiliates with the opportunity to purchase Common Stock through payroll deductions or, if payroll deductions are not permitted under local laws, through other means as specified by the Committee, hereby amends and restates the Plan effective as of May 26, 2011. The Plan is intended to qualify as an employee stock purchase plan under Section 423(b) of the Code, although the Company makes no undertaking nor representation to maintain such qualification. In addition, this Plan document authorizes the grant of options under a Non-423(b) Plan which do not qualify under Section 423(b) of the Code pursuant to rules, procedures or sub-plans adopted by the Board (or its designate) designed to achieve desired tax or other objectives.

SECTION 2

DEFINITIONS

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific Section of the 1934 Act or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.2 “Affiliate” means any (i) Subsidiary, and (ii) any other entity other than the Company in an unbroken chain of entities beginning with the Company if, at the time of the granting of the option, each of the entities, other than the last entity in the unbroken chain, owns or controls 50 percent or more of the total ownership interest in one of the other entities in such chain. For purposes of the Code Section 423(b) Plan, an Affiliate solely means a Subsidiary.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (d) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.6 “Code Section 423(b) Plan” means an employee stock purchase plan that is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. Any provision of the Code Section 423(b) Plan that is inconsistent with Section 423(b) of the Code shall, without further act or amendment by the Company or the Committee, be reformed to comply with the requirements of Section 423(b). Furthermore, the provisions of the Code Section 423(b) Plan shall be construed, administered and enforced in accordance with Section 423(b).

2.7 “Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the effective date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

2.8 “Common Stock” means the common stock (0.0005 per value per share) of the Company.

2.9 “Company” means Polycom, Inc., a Delaware corporation.

2.10 “Compensation” means the sum of a Participant’s (a) base salary or regular wages (including sick pay and vacation pay) and (b) overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments (in each case, to the extent paid in cash). Compensation shall exclude any contributions (other than under code Section 125 or 401(k) arrangements) made by Employers on the Participant’s behalf to any deferred compensation plan or welfare benefit program that may exist from time to time. The Committee may establish, in its discretion and on a uniform and nondiscriminatory basis, a different definition of Compensation prior to an Enrollment Date for all options to be granted on such Enrollment Date, which definition may vary among Participants who are employed by the Company or different Affiliates and/or who are outside the United States.

2.11 “Eligible Employee” means every Employee of an Employer, except (a) any Employee who immediately after the grant of an option under the Plan, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate of the Company (including stock attributed to such Employee pursuant to Section 424(d) of the Code), or (b) as provided in this Section 2.9. Prior to an Enrollment Date for all options to be granted on such Enrollment Date, the Committee may determine from time to time, in its discretion and on a uniform and nondiscriminatory basis, that an Employee shall not be an Eligible Employee if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (3) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (4) is an officer or other manager, or (5) is a highly compensated employee under Section 414(q) of the Code, provided the exclusion of Employees in such categories is not prohibited under applicable local law. An Employee who otherwise is an Eligible Employee shall be treated as continuing to be such while the Employee is on sick leave or other leave of absence approved by the Employer, except that if the period of leave exceeds ninety days and the Employee’s right to reemployment is not guaranteed by statute or contract, he or she shall cease to be an Eligible Employee on the 91st day of such leave.

2.12 “Employee” means an individual who is a common-law employee of any Employer as reflected on the payroll records of the Employer on the Enrollment Date, regardless of whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan. With respect to a particular Participant, Employer means the Company or Affiliate (as the case may be) that directly employs the Participant.

2.13 “Employer” or “Employers” means any one or all of the Company and those Affiliates which, with the consent of the Board or the Committee, have adopted the Plan. In the event the Employer is not a Subsidiary, its Employees shall participate in the Non-423(b) Plan.

2.14 “Enrollment Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time.

2.15 “Grant Date” means any date on which a Participant is granted an option under the Plan.

2.16 “Non-423(b) Plan” means an employee stock purchase plan that does not meet the requirements set forth in Section 423(b) of the Code, as amended.

2.17 “Participant” means an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 4.1 and (b) has not ceased to be a Participant pursuant to Section 7 or Section 8.

2.18 “Plan” means the Polycom, Inc. Employee Stock Purchase Plan, as set forth in this instrument and as hereafter amended from time to time, which includes (a) a Code Section 423(b) Plan, and (b) a Non-423(b) Plan.

2.19 “Purchase Date” means such dates as may be determined by the Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date.

2.20 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3

SHARES SUBJECT TO THE PLAN

3.1 Number Available. A maximum of 8,500,000 shares of Common Stock shall be available for issuance pursuant to the Plan. Shares sold under the Plan may be newly issued shares or treasury shares.

3.2 Adjustments. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Committee may make such adjustment, if any, as it deems appropriate in its sole discretion in the number, kind and purchase price of the shares available for purchase under the Plan and any outstanding option under the Plan.

SECTION 4

ENROLLMENT

4.1 Participation. Each Eligible Employee may elect to become a Participant by enrolling or re-enrolling in the Plan effective as of any Enrollment Date. In order to enroll, an Eligible Employee must complete, sign and submit to the Company an enrollment form in such form, manner and by such deadline as may be specified by the Committee from time to time (in its discretion and on a nondiscriminatory basis). Any Participant whose option expires and who has not withdrawn from the Plan automatically will be re-enrolled in the Plan on the Enrollment Date immediately following the Purchase Date on which his or her option expires. Also, even if a Participant’s option has not expired, he or she automatically will be withdrawn from the Plan after a Purchase Date and re-enrolled in the Plan on the immediately following Enrollment Date if the closing price per Share on the Nasdaq National Market on the new Enrollment Date is lower than such price on the Participant’s previous Enrollment Date. The Committee (in its discretion and on a uniform and nondiscriminatory basis) shall, prior to an Enrollment Date, determine whether the preceding sentence shall apply to all options to be granted on that Enrollment Date.

4.2 Payroll Withholding and Contribution. On his or her enrollment form, each Participant must elect to make Plan contributions via payroll withholding from his or her Compensation or, if payroll withholding is not permitted under local laws, via such other means as specified by the Committee. Pursuant to such procedures as the Committee may specify from time to time, a Participant may elect to have withholding equal to or otherwise contribute a whole percentage from 1% to 20% (or such lesser percentage that the Committee may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date). If permitted by the Committee, a Participant instead may elect to have a specific amount withheld or to contribute a specific amount, in dollars or in the applicable local currency (subject to such uniform and nondiscriminatory rules as the Committee in its discretion may specify). A Participant may elect to increase or decrease his or her rate of payroll withholding or contribution by submitting an election in accordance with and to the extent permitted by procedures established by the Committee from time to time. A Participant may stop his or her payroll withholding or contribution by submitting an election in accordance with and to the extent permitted by procedures as may be established by the Committee from time to time. In order to be effective as of a specific date, an enrollment election must be received by the Company no later than the deadline specified by the Committee, in its discretion and on a nondiscriminatory basis, from time to time. Any Participant who is automatically re-enrolled in the Plan will be deemed to have elected to continue his or her payroll withholding or contributions at the percentage last elected by the Participant.

SECTION 5

OPTIONS TO PURCHASE COMMON STOCK

5.1 Grant of Option. On each Enrollment Date on which the Participant enrolls or re-enrolls in the Plan, he or she shall be granted an option to purchase shares of Common Stock.

5.2 Duration of Option. Each option granted under the Plan shall expire on the earliest to occur of (a) the completion of the purchase of shares on the last Purchase Date occurring within 24 months of the Grant Date of such option, (b) such shorter option period as may be established by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date, or (c) the date on which the Participant ceases to be such for any reason. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the period referred to in clause (b) in the preceding sentence shall mean the period from the applicable Enrollment Date through the last business day prior to the Enrollment Date that is approximately 6 months later.

5.3 Number of Shares Subject to Option. The number of shares available for purchase by each Participant under the option will be established by the Committee from time to time prior to an Enrollment Date for all options to be granted on such Enrollment Date. Until otherwise determined by the Committee for all options to be granted on an Enrollment Date, the number of shares referred to in the preceding sentence shall be 5,000 shares per Purchase Date. In addition and notwithstanding the preceding, to the extent required under Section 423(b) of the Code, an option (taken together with all other options then outstanding under this Plan and under all other similar employee stock purchase plans of the Employers) shall not give the Participant the right to purchase shares at a rate which accrues in excess of $25,000 of fair market value at the applicable Grant Dates of such shares in any calendar year during which such Participant is enrolled in the Plan at any time.

5.4 Other Terms and Conditions. Each option shall be subject to the following additional terms and conditions:

(a) payment for shares purchased under the option shall be made only through payroll withholding under Section 4.2, unless payroll withholding is not permitted under local laws as determined by the Committee, in which case the Participant may contribute by such other means as specified by the Committee;

(b) purchase of shares upon exercise of the option will be accomplished only in accordance with Section 6.1;

(c) the price per share under the option will be determined as provided in Section 6.1; and

(d) the option in all respects shall be subject to such other terms and conditions (applied on a uniform and nondiscriminatory basis), as the Committee shall determine from time to time in its discretion.

SECTION 6

PURCHASE OF SHARES

6.1 Exercise of Option. Subject to Section 6.2, on each Purchase Date, the funds then credited to each Participant’s account shall be used to purchase whole shares of Common Stock. Any cash remaining after whole shares of Common Stock have been purchased (i.e., because fractional shares may not be purchased under the Plan) shall be rolled over and used to purchase shares on the next Purchase Date (unless the individual no longer is a Participant, in which case the cash shall be refunded to him or her). Any other cash remaining after a Purchase Date (e.g., because a Participant has reached one of the limits on share purchases under the Plan) shall be returned to the Participant. The price per Share of the Shares purchased under any option granted under the Plan shall be determined by the Committee from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on an Enrollment Date. However, in no event shall the price be less than eighty-five percent (85%) of the lower of:

(a) the closing price per Share on the Grant Date for such option on the Nasdaq National Market; or

(b) the closing price per Share on the Purchase Date on the Nasdaq National Market.

6.2 Delivery of Shares. As directed by the Committee in its sole discretion, shares purchased on any Purchase Date shall be delivered directly to the Participant or to a custodian or broker (if any) designated by the Committee to hold shares for the benefit of the Participants. As determined by the Committee from time to time, such shares shall be delivered as physical certificates or by means of a book entry system.

6.3 Exhaustion of Shares. If at any time the shares available under the Plan are over-enrolled, enrollments shall be reduced to eliminate the over-enrollment, as the Committee determines (in a uniform and nondiscriminatory manner). For example, the Committee may determine that such reduction method shall be “bottom up”, with the result that all option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any funds that, due to over-enrollment, cannot be applied to the purchase of whole shares shall be refunded to the Participants (without interest thereon, except as otherwise required under local laws).

SECTION 7

WITHDRAWAL

7.1 Withdrawal. A Participant may withdraw from the Plan by submitting a withdrawal election to the Company in accordance with and to the extent permitted by procedures specified by the Committee from time to time. A withdrawal will be effective only if it is received by the Company by the deadline specified by the

Committee (in its discretion and on a uniform and nondiscriminatory basis) from time to time. Unless otherwise determined by the Committee, when a withdrawal becomes effective, the Participant’s payroll withholding or contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon, except as otherwise required under local laws).

SECTION 8

CESSATION OF PARTICIPATION

8.1 Termination of Status as Eligible Employee. A Participant shall cease to be a Participant immediately upon the cessation of his or her status as an Eligible Employee (for example, because of his or her termination of employment from all Employers for any reason), except that the Committee (in its discretion and on a uniform and nondiscriminatory basis) may permit an individual who has ceased to be an Eligible Employee to exercise his or her option on the next Purchase Date to the extent permitted by Code Section 423. As soon as practicable after such cessation, the Participant’s payroll contributions shall cease and all amounts then credited to the Participant’s account shall be distributed to him or her (without interest thereon, except as otherwise required under local laws).

SECTION 9

DESIGNATION OF BENEFICIARY

9.1 Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify in its discretion from time to time, designate one or more Beneficiaries to receive any amounts credited to the Participant’s account at the time of his or her death. Notwithstanding any contrary provision of this Section 9, Sections 9.1 and 9.2 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of Beneficiaries.

9.2 Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

9.3 Failed Designations. If the Committee does not make Sections 9.1 and 9.2 operative or if a Participant dies without having effectively designated a Beneficiary, the Participant’s Account shall be payable to his or her estate.

SECTION 10

ADMINISTRATION

10.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

10.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

10.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(a) To interpret and determine the meaning, validity and parameters of the terms and provisions of the Plan and the options and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or the options;

(b) To determine the form and manner for Participants to make elections under the Plan;

(c) To determine any and all considerations affecting the eligibility of any employee to become a Participant or to remain a Participant in the Plan;

(d) To cause an account or accounts to be maintained for each Participant;

(e) To determine the time or times when, and the number of shares for which, options shall be granted;

(f) To establish and revise an accounting method or formula for the Plan;

(g) To designate a custodian or broker to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated custodian or broker;

(h) To determine the status and rights of Participants and their Beneficiaries or estates;

(i) To employ such brokers, counsel, agents and advisers, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(j) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(k) To adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States or to facilitate legal, tax or regulatory compliance outside the United States; and

(l) To delegate to any one or more of its members or to any other person (including, but not limited to, employees of any Employer) severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan.

10.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be made in the sole discretion of the Committee and shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

10.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers, except any stamp duties or transfer taxes applicable to the purchase of shares may be charged to the account of each Participant. Any brokerage fees for the purchase of shares by a Participant shall be paid by the Company, but fees and taxes (including brokerage fees) for the transfer, sale or resale of shares by a Participant, or the issuance of physical share certificates, shall be borne solely by the Participant.

10.6 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own account under the Plan.

10.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee and the Board, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board or the Committee, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1 Amendment, Suspension, or Termination. The Board or the Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board or the Committee, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next Purchase Date (which, notwithstanding Section 2.16, may be sooner than originally scheduled, if determined by the Board or the Committee in its discretion), or may elect to permit options to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3.2). If the options are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares shall be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable. If the Board or the Committee determines that a Change of Control will occur, all outstanding options shall terminate on a Purchase Date (prior to the Change of Control), and upon completion of the purchase of shares on such Purchase Date, that is selected by the Board or the Committee (which Purchase Date, notwithstanding Section 2.19, may be sooner than originally scheduled, if determined by the Board or the Committee in its discretion), unless the Board or the Committee expressly determines that the options in fact will be assumed by the surviving corporation or its parent (subject to any adjustment pursuant to Section 3.2).

11.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 11.1 (regarding the Board’s and the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 12

GENERAL PROVISIONS

12.1 Participation by Affiliates. One or more Affiliates of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board or the Committee. By adopting the Plan, an Affiliate shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority (a) to the Board and the Committee to amend the Plan, and (b) to the Committee to administer and interpret the Plan. An Employer may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by a Participant during any period when he or she was not employed by such Employer.

12.2 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

12.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Requirements of Law. The granting of options and the issuance of shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as the Committee may determine are necessary or appropriate.

12.5 Compliance with Rule 16b-3. Any transactions under this Plan with respect to officers (as defined in Rule 16a-1 promulgated under the 1934 Act) are intended to comply with all applicable conditions of

Rule 16b-3. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Notwithstanding any contrary provision of the Plan, if the Committee specifically determines that compliance with Rule 16b-3 is no longer is required, all references in the Plan to Rule 16b-3 shall be null and void.

12.6 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the granting of options, the purchase of shares, nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of any Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

12.7 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employers who is thereunto duly authorized by the Employers.

12.8 Construction and Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of California (excluding California’s conflict of laws provisions).

12.9 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience, and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

POLYCOMR

IMPORTANT ANNUAL MEETING INFORMATION 000004

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DESIGNATION (IF ANY)

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Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 25, 2011.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/plcm

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1 through 5 and 7 and a vote for 3 YRS for Proposal 6.

1. Election of Directors:

For Withhold

For Withhold

For Withhold

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01 - Andrew M. Miller

02 - Betsy S. Atkins

03 - David G. DeWalt

04 - John A. Kelley, Jr.

05 - D. Scott Mercer

06 - William A. Owens

07 - Kevin T. Parker

For Against Abstain

For Against Abstain

2. To approve an amendment to Polycom’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 175,000,000 to 350,000,000.

3. To approve Polycom’s 2011 Equity Incentive Plan.

4. To approve an amendment to Polycom’s 2005 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance under the plan by 3,500,000.

5. To conduct a non-binding advisory vote on executive compensation.

1 Yr

2 Yrs

3 Yrs

Abstain

6. To conduct a non-binding advisory vote on the frequency of holding future advisory votes on executive compensation.

7. To ratify the appointment of PricewaterhouseCoopers LLP as Polycom’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

8. To transact such other business as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Polycom, Inc.

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ANNUAL MEETING OF STOCKHOLDERS, MAY 26, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF POLYCOM, INC.

PROXY - The undersigned stockholder of Polycom, Inc., a Delaware corporation, hereby acknowledges receipt of the 2010 Annual Report to Stockholders and the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 13, 2011, for the Annual Meeting of Stockholders of Polycom, Inc. to be held on May 26, 2011 at 10:00 a.m., local time, at Polycom, Inc.’s headquarters facilities and, revoking all prior proxies, hereby appoints Andrew M. Miller and Sayed M. Darwish, and each of them, as proxies and attorneys-in-fact, each with full power of substitution, and to represent and to vote, as designated on the reverse side, all shares of common stock of Polycom, Inc. held of record by the undersigned on April 1, 2011 at the Annual Meeting to be held on May 26, 2011, or any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR the election of the director nominees listed on the reverse side and FOR proposals 1 through 5 and 7 and a vote for 3 YRS for Proposal 6.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE PROPOSALS IN ITEMS 1 THROUGH 5 AND 7 AND A VOTE FOR “3 YRS” FOR PROPOSAL 6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. C Non-Voting Items

Change of Address — Please print new address below.

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